Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE (AS DEFINED BELOW) ON THE TERMS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS RESTRUCTURING SUPPORT AGREEMENT.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS (as defined below) INCORPORATING THE TERMS AND CONDITIONS OF THIS RESTRUCTURING SUPPORT AGREEMENT. THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (together with all annexes, exhibits, schedules, and attachments hereto, including the Restructuring Term Sheet (as defined below) and, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated May 13, 2026 (the “Execution Date”), is entered into by and among:

(a)	Trinseo PLC, a public limited company incorporated in Ireland (“Trinseo PLC”) and certain of its direct and indirect subsidiaries listed on Schedule 1 hereto (collectively, the “Company Parties” and, each, a “Company Party”); and

(b)	the signatories hereto (including those Persons that become Parties (as defined below) to this Agreement by executing and delivering a Joinder Agreement (as defined below) in compliance with Section 3(c) after the Support Effective Date) that are beneficial owners, or investment advisors or managers for the account of beneficial owners (such undersigned Parties and subsequent Parties, collectively, the “Supporting Creditors”), of:

(i)	term loans (including any participations in term loans) under that certain Credit Agreement dated September 8, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Super HoldCo 1L Credit Agreement”), among Trinseo Luxco Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B279526 (“Trinseo Luxco Finance”), Trinseo PLC, Trinseo NA Finance LLC, a Delaware limited liability company, Trinseo NA Finance SPV LLC, a Delaware limited liability company, the other guarantors party thereto, the lenders party thereto (whether or not party to this Agreement), and the Super HoldCo 1L Agent (as defined below) (the loans thereunder, the “Super HoldCo 1L Loans” and the holders of such Super HoldCo 1L Loans (or participations therein), the “Super HoldCo 1L Lenders” and the Super HoldCo 1L Lenders (or investment advisors or managers on behalf of such Super HoldCo 1L Lenders, if applicable) party hereto, collectively, the “Supporting Super HoldCo 1L Lenders”);

(ii)	revolving commitments and revolving loans (including any risk participations in letters of credit) under that certain Credit Agreement dated January 17, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “RCF Credit Agreement”), among Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), organized and existing under the laws of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153582 (“Trinseo Holding”), Trinseo LuxCo S.à r.l., a private limited liability company (société à responsabilité limitée), organized and existing under the laws of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153577 (“Trinseo LuxCo”), Trinseo Materials Finance, Inc., a Delaware corporation (“Trinseo Materials”), the other guarantors party thereto, the lenders party thereto (whether or not party to this Agreement), and the RCF Agent (as defined below) (the revolving loans, any risk participations in letters of credit, and revolving commitments thereunder, the “RCF Obligations” and the holders of such RCF Obligations, the “RCF Lenders” and the RCF Lenders (or investment advisors or managers on behalf of such RCF Lenders, if applicable) party hereto, collectively, the “Supporting RCF Lenders”);

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(iii)	term loans (including any participations in term loans) due May 3, 2028 under the Credit Agreement dated September 6, 2017, as amended, restated, or otherwise modified from time to time (the “OpCo Term Loan Credit Agreement”), between Trinseo LuxCo, Trinseo Holding, Trinseo Materials, the other guarantors party thereto (together with such guarantors, Trinseo LuxCo, Trinseo Holding and Trinseo Materials, the “OpCo Term Loan Loan Parties”), the lenders party thereto other than the OpCo Intercompany Term Lender (as defined below) (whether or not party to this Agreement) (the “OpCo 2028 Term Lenders”) and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the “OpCo Term Loan Agent”) (the term loans and any participations therein, other than the OpCo Intercompany Term Loans (as defined below), the “OpCo 2028 Term Loans” and all Claims relating to the OpCo 2028 Term Loans, the “OpCo 2028 Term Loan Claims” and the holders of such OpCo 2028 Term Loans party hereto, collectively, the “Supporting OpCo 2028 Term Lenders”); and

(iv)	term loans under the OpCo Term Loan Credit Agreement between the OpCo Term Loan Loan Parties, the OpCo Term Loan Agent, and Trinseo Luxco Finance, as lender (in such capacity, the “OpCo Intercompany Term Lender”, such term loans, the “OpCo Intercompany Term Loans”, and all Claims relating to the OpCo Intercompany Term Loans, the “OpCo Intercompany Term Loan Claims”).

The Company Parties, the Supporting Creditors, and any Person that subsequently becomes a party hereto in accordance with the terms hereof are collectively referred to herein as the “Parties” and each, individually, as a “Party.” The Restructuring Term Sheet is hereby incorporated by reference and made part of this Agreement as if fully set forth herein.

RECITALS

WHEREAS, following good faith, arm’s-length negotiations, the Parties consent to and have agreed to consummate and support the transactions contemplated by this Agreement (such transactions, the “Restructuring Transactions”) on the terms set forth in this Agreement, including the term sheet attached hereto as Exhibit A (together with all annexes, exhibits, schedules, and attachments thereto, the “Restructuring Term Sheet”);

WHEREAS, the Parties intend to implement and consummate the Restructuring Transactions through the commencement of voluntary cases (the “Chapter 11 Cases”) by certain of the Company Parties under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, as of the Execution Date:

(a)	the Supporting Super HoldCo 1L Lenders, in the aggregate, hold, own, or control approximately 98.0% of the aggregate outstanding principal amount of Super HoldCo 1L Claims and 100% of the OpCo Intercompany Term Loans;

(b)	the Supporting RCF Lenders, in the aggregate, hold, own, or control approximately 100% of the aggregate outstanding principal amount of RCF Claims; and

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(c)	the Supporting OpCo 2028 Term Lenders, in the aggregate, hold, own, or control approximately 57.2% of the aggregate outstanding principal amount of OpCo 2028 Term Loan Claims;

WHEREAS, the Parties have agreed to support the Restructuring Transactions, subject to and in accordance with the terms of this Agreement, and desire to work together in good faith to complete the negotiation of the terms of the Definitive Documents and each of the actions necessary or desirable to effectuate the Restructuring Transactions in accordance with the terms of this Agreement, including, for the avoidance of doubt, the Restructuring Term Sheet;

WHEREAS, the Restructuring Transactions include a settlement (the “Intercompany Settlement”) of all potential claims directly or indirectly related to the OpCo Intercompany Term Loans between the OpCo Company Parties, on one hand, and the OpCo Intercompany Term Lender, on the other hand, including against their respective directors, managers, officers, and other related parties, and including all potential claims and causes of action investigated as part of the OpCo Investigation, on the terms and conditions set forth in this Agreement, the Restructuring Term Sheet, the Plan, and the Definitive Documents, including the allowance of the OpCo 2028 Term Loan Claim held by certain of the Super HoldCo Company Parties in the aggregate principal amount of $1,507,608,986.46 plus all accrued interest as of the Petition Date; and

WHEREAS, (a) the Supporting Creditors have further agreed to consent to the Debtors’ use of cash collateral; (b) each DIP Commitment Party (as defined below) has agreed, severally and not jointly, to backstop (or cause to be backstopped) the DIP Facilities (as defined below); and (c) each Equity Rights Offering Commitment Party (as defined below) agrees, severally and not jointly, to backstop the Equity Rights Offering (as defined below), in each case, subject to the terms and conditions of this Agreement and the other applicable Definitive Documents.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:

Section 1.               Certain Definitions; Rules of Construction. Capitalized terms used but not defined in this Section 1 shall have the meanings given to them in the Restructuring Term Sheet. As used in this Agreement, the following terms shall have the following meanings:

“2029 Indenture” means that certain Indenture dated January 17, 2025, as amended, restated, supplemented or otherwise modified from time to time, between Trinseo Luxco Finance, Trinseo NA Finance LLC, a Delaware limited liability company, the other guarantors party thereto, and the 2029 Notes Trustee.

“2029 Notes” means 7.625% second lien notes due 2029 issued under the 2029 Indenture.

“2029 Notes Claims” means all Claims against a Debtor arising under, derived from, secured by, based on, or related to the 2029 Notes or the 2029 Notes Documents.

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“2029 Notes Documents” means the 2029 Indenture together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

“2029 Notes Trustee” means The Bank of New York Mellon, in its capacity as trustee under the 2029 Indenture, and any successor thereto.

“Ad Hoc Group of OpCo 2028 Term Lenders” means that certain ad hoc group of OpCo 2028 Term Lenders represented by Gibson, Dunn & Crutcher LLP and Lazard Frères & Co. LLC, among others, as may be reconstituted from time to time.

“Ad Hoc Group of OpCo 2028 Term Lenders Advisors” means Gibson, Dunn & Crutcher LLP, as legal advisor, Howley Law PLLC, as local counsel, one Luxembourg legal counsel, one Irish legal counsel, Lazard Frères & Co. LLC, as investment banker and financial advisor, and, subject to prior written consent from the Company Parties (such consent not to be unreasonably withheld, conditioned, or delayed), such other professionals that may be retained by or on behalf of the Ad Hoc Group of OpCo 2028 Term Lenders (including the retention of any such professionals by Gibson, Dunn & Crutcher LLP).

“Ad Hoc Group of Senior Secured Creditors” means that certain ad hoc group of Super HoldCo 1L Lenders and RCF Lenders represented by Paul Hastings LLP and PJT Partners LP, among others, as may be reconstituted from time to time.

“Ad Hoc Group of Senior Secured Creditors Advisors” means Paul Hastings LLP, as legal advisor, PJT Partners LP, as investment banker and financial advisor, and, subject to prior written consent from the Company Parties (such consent not to be unreasonably withheld, conditioned, or delayed), such other professionals that may be retained by or on behalf of the Ad Hoc Group of Senior Secured Creditors (including the retention of any such professionals made by Paul Hastings LLP).

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

“Agents” means, collectively, the OpCo Term Loan Agent, the OpCo DIP Agent, the RCF Agent, the Super HoldCo 1L Agent, the Super HoldCo DIP Agent, and the 2029 Notes Trustee, in their capacities as such.

“Alternative Transaction” means any reorganization, transaction, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, debt incurrence or financing (including any new-money financing, debtor-in-possession financing, or exit financing, but excluding the DIP Facilities), plan proposal, liquidation, examinership, recapitalization, restructuring or sale involving substantially all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), or other transaction or series of transactions of similar effect, other than the Restructuring Transactions; provided, that any Alternative Transaction that is implemented pursuant to a valid amendment of this Agreement shall not be an Alternative Transaction.

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“Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid or recover a transfer of property or an obligation incurred by the Company Parties arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy Law.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or another day on which commercial banks in New York are required or permitted under applicable laws or regulations to close.

“Cash” means the legal tender of the United States of America.

“Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, Proceeding, demand, right, lien, indemnity, contribution claim, guaranty, suit, obligation, liability, debt, damage, interest, account, defense, remedy, offset, power, privilege, recoupment right, reimbursement claim, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Support Effective Date, in contract or in tort, in Law or in equity or pursuant to any other theory of Law (including under any state or federal securities Laws). “Cause of Action” also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by Law or in equity; (b) the right to object to Claims against, or Interests in, a Company Party; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state Law fraudulent transfer claim; and (f) any Avoidance Action.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Company Advisors” means Latham, as counsel, Hunton Andrews Kurth LLP, as counsel, Centerview Partners LLC, as investment banker, FTI Consulting, Inc., as financial advisor, and such other professionals that may be retained by or on behalf of the Company Parties.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code (if previously conditionally approved), and (b) confirmation of the Plan, as such hearing may be adjourned or continued from time to time subject to the Milestones.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and if not previously approved on a final basis, approving the Disclosure Statement on a final basis pursuant to section 1125 of the Bankruptcy Code.

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“Debtors” means Altuglas LLC, Aristech Surfaces LLC, Trinseo International Holding LLC, Trinseo Holding B.V., Trinseo Holding, Trinseo LLC, Trinseo Luxco Finance, Trinseo LuxCo, Trinseo Materials, Trinseo NA Finance LLC, Trinseo NA Finance SPV LLC, Trinseo PLC, and Trinseo US Holding, Inc.

“Definitive Documents” means the documents related to or otherwise utilized to implement, effectuate, or govern the Restructuring Transactions, including each of the following:

(a)	this Agreement;

(b)	the Plan;

(c)	the Disclosure Statement, the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing;

(d)	the Solicitation Procedures Order (if applicable);

(e)	the Confirmation Order;

(f)	the DIP Documents;

(g)	the DIP Orders;

(h)	the Postpetition A/R Facility Documents;

(i)	the Exit Debt Documents;

(j)	the Equity Rights Offering Documents;

(k)	the Exit A/R Facility Documents;

(l)	the First Day Pleadings and First Day Orders;

(m)	the Irish Documents;

(n)	any material filings, notifications, pleadings, orders, certificates, letters, memoranda, instruments or other documents submitted, filed, delivered or entered into in connection with any Foreign Proceeding or Regulatory Approvals;

(o)	the Lien/Guaranty Release Documents;

(p)	[reserved];

(q)	the New Corporate Governance Documents;

(r)	any and all other material deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, memoranda, instruments or other documents reasonably necessary or desirable to consummate and document the Restructuring Transactions contemplated by this Agreement;

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(s)	the Plan Supplement Documents;

(t)	any material amendments, supplements, exhibits, schedules, appendices, or modifications to any of the foregoing, and any related notes, certificates, agreements, and instruments, as applicable; and

(u)	any agreement, settlement, stipulation, term sheet, motion, court filing, order, release, instrument, or other document entered into, filed, sought, or implemented (including pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure) to effectuate, evidence, or approve a settlement or compromise with any holder of any Claims, Interests, or Disclosable Economic Interests that is not a Supporting Creditor prior to or on May 11, 2026.

Notwithstanding the foregoing, the term “Definitive Documents” shall not include monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto filed in the Chapter 11 Cases.

“DIP Agents” means, collectively, the OpCo DIP Agent and the Super HoldCo DIP Agent.

“DIP Claims” means, collectively, the Super HoldCo DIP Claims and the OpCo DIP Claims.

“DIP Commitment Letters” means, collectively, the OpCo DIP Commitment Letter and the Super HoldCo DIP Commitment Letter.

“DIP Commitment Parties” means, collectively, the OpCo DIP Commitment Parties and the Super HoldCo DIP Commitment Parties.

“DIP Credit Agreements” means, collectively, the OpCo DIP Credit Agreement and the Super HoldCo DIP Credit Agreement.

“DIP Documents” means, collectively, the OpCo DIP Documents and the Super HoldCo DIP Documents.

“DIP Facilities” means, collectively, the OpCo DIP Facility and the Super HoldCo DIP Facility.

“DIP Lenders” means, collectively, the OpCo DIP Lenders and the Super HoldCo DIP Lenders.

“DIP Orders” means, collectively, the Interim DIP Order, the Final DIP Order, and any other order(s) entered in connection with any DIP Facility.

“DIP Term Sheets” means, collectively, the OpCo DIP Term Sheet and the Super HoldCo DIP Term Sheet, in each case, as set forth in the Restructuring Term Sheet.

“Disclosable Economic Interest” has the meaning set forth in Rule 2019 of the Federal Rules of Bankruptcy Procedure.

“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

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“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Rights Offering” means the offering by the Debtors to certain holders of Claims of rights to purchase Reorganized Common Interests, in connection with the Restructuring Transactions, on the terms and subject to the conditions set forth in the Restructuring Term Sheet, the Plan, and the Equity Rights Offering Documents.

“Equity Rights Offering Commitment Letters” means the commitment letters or commitment agreements to be entered into among certain of the Company Parties and the Equity Rights Offering Commitment Parties, pursuant to which the Equity Rights Offering Commitment Parties will document their agreement, severally and not jointly, to backstop the Equity Rights Offering on the terms and conditions thereof, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Equity Rights Offering Commitment Parties” means, collectively, the Supporting OpCo 2028 Term Lenders and the Supporting Super HoldCo 1L Lenders set forth in the Equity Rights Offering Commitment Letters that have agreed to fully backstop the Equity Rights Offering pursuant to the terms of the Equity Rights Offering Commitment Letter.

“Equity Rights Offering Documents” means, collectively, any and all documents required to implement, conduct, backstop, or consummate the Equity Rights Offering, including the Equity Rights Offering Procedures, the Equity Rights Offering Commitment Letters, and any other agreement, document, or instrument delivered or entered into pursuant thereto or in connection therewith, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering, as set forth in or contemplated by the Plan and the other Equity Rights Offering Documents.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit A/R Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit A/R Facility Documents” means, collectively, the credit agreement governing the Exit A/R Facility, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Exit Debt Documents” means, collectively, the credit agreements and any related notes, certificates, agreements, intercreditor agreements (including the New Intercreditor Agreement), security agreements, deeds of trust, documents, and instruments related to or executed in connection with the Exit RCF Facility and the Exit Term Loan Facility, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Exit RCF Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit Term Loan Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit Term Loan Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Exit Term Loans” has the meaning set forth in the Restructuring Term Sheet.

“Fiduciary Out” has the meaning set forth in Section 5(b)(xi) of this Agreement.

“Final DIP Order” means any order entered by the Bankruptcy Court authorizing the Company Parties to enter into the DIP Documents and approving, among other things, the DIP Facilities and the Company Parties’ use of cash collateral, and the Parties’ rights with respect thereto on a final basis (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof).

“First Day Orders” means any interim or final order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof).

“First Day Pleadings” means all material motions, applications, notices and/or other pleadings that the Company Parties file or propose to file in connection with the commencement of the Chapter 11 Cases.

“Foreign Proceeding” means, other than the Chapter 11 Cases, the Irish Process and any other Proceeding taken in furtherance of or in connection with the Restructuring Transactions, the appointment of an administrator, liquidator, provisional liquidator, bankruptcy or proposal trustee, receiver, restructuring expert, administrative receiver, examiner, or similar officer in respect of any Company Party or any subsidiary of any Company Party, or the winding up, bankruptcy, suspension of payments, liquidation, provisional liquidation, dissolution, administration, reorganization, composition, compromise, or arrangement of or with any Company Party or any subsidiary of any Company Party, or any equivalent or analogous appointment or Proceedings under the Law of any non-U.S. jurisdiction, including any recognition proceeding in respect of the Chapter 11 Cases or any of the foregoing.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Intercompany Settlement” has the meaning set forth in the recitals to this Agreement.

“Interests” means any equity interest in a Company Party, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest, or other instruments evidencing an ownership interest, or equity security (as defined in section 101(16) of the Bankruptcy Code) in any of the Company Parties, whether or not transferable, and any option, warrant or right, contractual or otherwise, including equity-based employee incentives, grants, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, or other instruments issued to employees of the Company Parties, to acquire any such interests in a Company Party that existed immediately before the Plan Effective Date.

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“Interim DIP Order” means any order entered by the Bankruptcy Court authorizing the Company Parties to enter into the DIP Documents and approving, among other things, the DIP Facilities, the Company Parties’ use of cash collateral, and the Parties’ rights with respect thereto on an interim basis (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof).

“Irish Process” means any examinership, liquidation, scheme of arrangement, receivership or other process implemented under Irish law by or in respect of Trinseo PLC or any other Company Party in furtherance of the Restructuring Transactions.

“Irish Documents” means any petitions, schemes of arrangement, proposals, agreements, and other documents entered into or to be entered into in connection with or in furtherance of the Irish Process.

“Joinder Agreement” has the meaning set forth in Section 3(c).

“Latham” means Latham & Watkins LLP, as legal advisor to the Company Parties.

“Law” means any federal, state, local, or foreign law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Unit.

“Lazard Engagement Letter Amendment” means that certain amendment to the engagement letter, dated as of May 12, 2026, by and among the Company Parties, Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc Group of OpCo 2028 Term Lenders, and Lazard Frères & Co. LLC, pursuant to which such engagement letter shall be amended to provide that the Restructuring Fee (as defined therein) shall be payable only if the transaction giving rise to such Restructuring Fee is supported by members of the Ad Hoc Group of OpCo 2028 Term Lenders holding at least 50.1% of the aggregate principal amount of the OpCo 2028 Term Loans.

“Lien/Guaranty Release Documents” means all payoff letters, termination letters, agent acknowledgment of lien and guaranty release letters, and/or any other documents, agreements, or filings necessary or reasonably requested to effectuate the release of all liens and guaranties with respect to all Company Parties and any of their subsidiaries or Affiliates (whether or not such subsidiary or Affiliate is a signatory hereto) on account of the Prepetition Funded Debt.

“Milestones” has the meaning set forth on Exhibit C hereto (as may be amended, modified, or supplemented in accordance with the terms of this Agreement).

“New Corporate Governance Documents” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, or other similar organizational or formation documents, as applicable, of each of the Reorganized Debtors.

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“New Intercreditor Agreement” means the intercreditor agreement to be entered into on the Plan Effective Date governing the relative rights and priorities of the Exit RCF Facility, the Exit Term Loan Facility, and, if applicable, any other indebtedness of the Reorganized Debtors.

“OpCo 2028 Term Loan Claims” has the meaning set forth in the preamble to this Agreement.

“OpCo 2028 Term Loans” has the meaning set forth in the preamble to this Agreement.

“OpCo Company Parties” means, collectively, Heathland B.V., Trinseo Europe GmbH, Trinseo Export GmbH, Trinseo Holding B.V., Trinseo Holding S.à r.l., Trinseo Holdings Asia Pte. Ltd., Trinseo (Hong Kong) Limited, Trinseo International Holding LLC, Trinseo Ireland Global IHB Limited, Trinseo LLC, Trinseo Luxco S.à r.l., Trinseo Materials Finance, Inc., Trinseo Netherlands B.V., Trinseo Services Ireland Limited Company, Trinseo Suomi Oy, Trinseo Sverige AB, and Trinseo US Holding, Inc.

“OpCo Debtors” has the meaning set forth in the Restructuring Term Sheet.

“OpCo DIP Agent” means the administrative agent and collateral agent under the OpCo DIP Credit Agreement, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the OpCo DIP Credit Agreement.

“OpCo DIP Claims” means all Claims against an OpCo Debtor arising under, derived from, secured by, based on, or related to the OpCo DIP Loans or the OpCo DIP Credit Agreement.

“OpCo DIP Commitment Letter” means the commitment letter among certain of the Company Parties and the OpCo DIP Commitment Parties, pursuant to which the OpCo DIP Commitment Parties have committed to provide the OpCo DIP Facility on the terms and conditions thereof, attached hereto as Exhibit D (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof).

“OpCo DIP Commitment Parties” means, collectively, the Supporting RCF Lenders set forth on Annex A to the OpCo DIP Commitment Letter that have agreed to provide the OpCo DIP Facility pursuant to the terms of the OpCo DIP Commitment Letter.

“OpCo DIP Credit Agreement” means that certain super-senior secured debtor-in-possession credit agreement, by and among the OpCo Debtors, the OpCo DIP Agent, and the OpCo DIP Lenders, setting forth the terms and conditions of the OpCo DIP Facility, which shall be consistent with the OpCo DIP Commitment Letter and the OpCo DIP Term Sheet, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“OpCo DIP Documents” means, collectively, (a) the OpCo DIP Commitment Letter, (b) the OpCo DIP Credit Agreement, and (c) any related notes, certificates, agreements, intercreditor agreements, security agreements, deeds of trust, documents, and instruments related to or executed in connection with the OpCo DIP Facility, the OpCo DIP Commitment Letter or the OpCo DIP Credit Agreement (in each case, including any amendments, restatements, supplements, or modifications thereof).

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“OpCo DIP Facility” means the senior secured superpriority debtor-in-possession term loan financing facility to be provided to the OpCo Debtors by the Supporting RCF Lenders on the terms and conditions set forth in the OpCo DIP Documents.

“OpCo DIP Lenders” means the lenders under the OpCo DIP Credit Agreement.

“OpCo DIP Loans” means the loans made under the OpCo DIP Facility.

“OpCo DIP Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“OpCo Independent Managers” means M. Elizabeth Abrams and Alan J. Carr, in their capacities as independent managers of the board of Trinseo Holding and the board of Trinseo LuxCo and as independent directors of Trinseo Materials.

“OpCo Intercompany Term Lender” has the meaning set forth in the preamble to this Agreement.

“OpCo Intercompany Term Loans” has the meaning set forth in the preamble to this Agreement.

“OpCo Investigation” means the independent investigation conducted by the OpCo Independent Managers, with the assistance of Quinn Emanuel Urquhart & Sullivan, LLP and Portage Point Partners LLC, of (a) potential claims and causes of action that may be asserted by or on behalf of Trinseo Holding or Trinseo LuxCo, including potential claims arising from prepetition and intercompany transactions, and (b) whether Trinseo Holding or Trinseo LuxCo should retain, release, or seek to settle any such potential claims or causes of action.

“OpCo Term Loan Agent” has the meaning set forth in the preamble to this Agreement.

“OpCo Term Loan Claims” means, collectively, the OpCo 2028 Term Loan Claims and the OpCo Intercompany Term Loan Claims.

“OpCo Term Loan Credit Agreement” has the meaning set forth in the preamble to this Agreement.

“OpCo Term Loan Credit Documents” means, collectively, the OpCo Term Loan Credit Agreement, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“OpCo Term Loan Loan Parties” has the meaning set forth in the preamble to this Agreement.

“OpCo Term Loans” means, collectively, the OpCo 2028 Term Loans and the OpCo Intercompany Term Loans.

“Outside Date” means the date that is one hundred and eighty (180) days after the Petition Date, as such date may be extended from time to time with the prior written consent of the Requisite Supporting Senior Creditors, the Requisite Supporting OpCo 2028 Term Lenders and the Company Parties; provided, that if the Plan Effective Date shall not have occurred on or prior to the Outside Date because of outstanding Regulatory Approvals, and if all other conditions to the Plan Effective Date are satisfied as of the Outside Date (other than those conditions which are to be satisfied only on the Plan Effective Date), then, at the option of the Company Parties or the Requisite Supporting Senior Creditors, the Outside Date shall be extended for a period of up to ninety (90) days.

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“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases by filing petitions with the Bankruptcy Court.

“Plan” means the Debtors’ joint chapter 11 plan including all appendices, exhibits, schedules, and supplements thereto (including the Plan Supplement Documents), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan and this Agreement, which shall incorporate the terms of, and shall be consistent with, this Agreement.

“Plan Effective Date” means the first Business Day on which all conditions precedent to the effectiveness or consummation of the Plan have been satisfied or waived in accordance with the terms of the Plan and this Agreement and the effective date of the Plan has occurred.

“Plan Supplement” means, collectively, the compilation of the Plan Supplement Documents, all of which will be incorporated by reference into, and shall be an integral part of, the Plan, as all of the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Plan and this Agreement.

“Plan Supplement Documents” means, collectively, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to in the Plan Supplement, ancillary or otherwise, all of which will be incorporated by reference into, and shall be an integral part of, the Plan, as all of the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Plan and this Agreement.

“Postpetition A/R Facility” has the meaning set forth in the Restructuring Term Sheet.

“Postpetition A/R Facility Documents” means, collectively, the credit agreement governing the Postpetition A/R Facility, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepetition A/R Facility” means the securitization facility provided under the Prepetition A/R Facility Documents.

“Prepetition A/R Facility Credit Agreement” means that certain Credit and Security Agreement dated as of July 18, 2024, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Trinseo Ireland Global IHB Limited, Styron Receivables Funding Designated Activity Company, KKR Credit Advisors (US) LLC as the structuring advisor, GLAS USA LLC, as the administrative agent, GLAS Americas LLC, as the collateral agent and the lenders party thereto.

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“Prepetition A/R Facility Documents” means, collectively, the Prepetition A/R Facility Credit Agreement, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepetition Funded Debt” means, collectively, the Super HoldCo 1L Loans, the RCF Obligations, the OpCo Term Loans, and the 2029 Notes.

“Prepetition Funded Debt Claims” means, collectively, the Super HoldCo 1L Claims, the RCF Claims, the OpCo Term Loan Claims, and the 2029 Notes Claims.

“Prepetition Funded Debt Documents” means, collectively, the Super HoldCo 1L Credit Documents, the RCF Credit Documents, the OpCo Term Loan Credit Documents, and the 2029 Notes Documents.

“Proceeding” means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding by or before any Governmental Unit.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public, the syndicated loan market, the high yield bond market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against the Company Parties, or enter with customers into long and short positions in Claims against the Company Parties, in its capacity as a dealer or market maker in such Claims and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including term loans, or debt or equity securities).

“RCF Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the RCF Credit Agreement, and any successor thereto.

“RCF Agent Advisors” means White & Case LLP, as legal counsel, and, subject to prior written consent from the Company Parties (in its sole discretion), such other legal advisors that may be retained by or on behalf of the RCF Agent.

“RCF Claims” means all Claims against a Debtor arising under, derived from, secured by, based on, or related to the RCF Obligations or the RCF Credit Documents.

“RCF Credit Agreement” has the meaning set forth in the preamble to this Agreement.

“RCF Credit Documents” means, collectively, the RCF Credit Agreement, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“RCS” has the meaning set forth in the preamble to this Agreement.

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“Regulatory Approvals” means (a) clearance or approval under antitrust Laws in (i) the United States, (ii) Germany, (iii) South Korea, (iv) the European Commission, and (v) Sweden (in each case, as applicable); (b) clearance or approval under other non-U.S. investment Laws including France and Italy; and (c) any other regulatory approvals from any regulatory regimes necessary to consummate the Restructuring Transactions.

“Reorganized Common Interests” means a single class of common equity interests of Reorganized Parent to be issued (a) on the Plan Effective Date or (b) as otherwise permitted pursuant to the Plan and the New Corporate Governance Documents.

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date, including Reorganized Parent.

“Reorganized Parent” means from and after the Plan Effective Date, a newly formed Delaware limited liability company as mutually determined by the Debtors and the Requisite Supporting Senior Creditors to be the Reorganized Debtors’ (other than Trinseo PLC and Trinseo Luxco Finance) new corporate parent, as reorganized pursuant to the Plan or as otherwise agreed between the Debtors and the Requisite Supporting Senior Creditors; provided that any determination or structure of the Reorganized Parent that is materially adverse to the treatment or recoveries of the Supporting OpCo 2028 Term Lenders, taken as a whole, shall require the reasonable consent of the Requisite Supporting OpCo 2028 Term Lenders.

“Requisite Supporting OpCo 2028 Term Lenders” means, as of any date of determination, (i) 50.1% of the aggregate outstanding principal amount of OpCo 2028 Term Loan Claims held, beneficially owned, or managed by all of the Supporting OpCo 2028 Term Lenders, and (ii) 50.1% of the Equity Rights Offering backstop commitments held by the Supporting OpCo 2028 Term Lenders that are Equity Rights Offering Commitment Parties under the Equity Rights Offering Commitment Letters, in each case, as of such date.

“Requisite Supporting Senior Creditors” means, as of any date of determination, each of (a) Supporting RCF Lenders that hold, own, or control as of such date more than 90% of the aggregate outstanding principal amount of the RCF Claims held, beneficially owned, or managed by all of the Supporting RCF Lenders as of such date; and (b) each member of the Ad Hoc Group of Senior Secured Creditors and Supporting Super HoldCo 1L Lenders that hold, own, or control as of such date more than 66.7% of the aggregate outstanding principal amount of the Super HoldCo 1L Claims held, beneficially owned, or managed by all of the Supporting Super HoldCo 1L Lenders as of such date.

“Restructuring Fees and Expenses” means all reasonable and documented out-of-pocket fees, costs, and expenses of the Ad Hoc Group of Senior Secured Creditors Advisors, Ad Hoc Group of OpCo 2028 Term Lenders Advisors, RCF Agent Advisors, and Super HoldCo 1L Agent Advisors, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement, the Plan, the other Definitive Documents, the Restructuring Transactions, and the transactions contemplated hereby and thereby.

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“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Solicitation” means the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Solicitation Materials” means any materials used in connection with the Solicitation, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to the Solicitation pursuant to the Solicitation Procedures Order (if any).

“Solicitation Procedures Order” means any order of the Bankruptcy Court approving the Solicitation Materials and scheduling the Confirmation Hearing.

“Super HoldCo 1L Agent” means Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent under the Super HoldCo 1L Credit Agreement, and any successor thereto.

“Super HoldCo 1L Agent Advisors” means Pryor Cashman LLP, as legal counsel, and, subject to prior written consent from the Company Parties (in its sole discretion), such other legal advisors that may be retained by or on behalf of the Super HoldCo 1L Agent.

“Super HoldCo 1L Claims” means all Claims against a Debtor arising under, derived from, secured by, based on, or related to the Super HoldCo 1L Loans or the Super HoldCo 1L Credit Documents.

“Super HoldCo 1L Credit Agreement” has the meaning set forth in the preamble to this Agreement.

“Super HoldCo 1L Credit Documents” means, collectively, the Super HoldCo 1L Credit Agreement, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Super HoldCo 1L Lenders” has the meaning set forth in the preamble to this Agreement.

“Super HoldCo 1L Loans” has the meaning set forth in the preamble to this Agreement.

“Super HoldCo Company Parties” means, collectively, Altuglas LLC, Aristech Surfaces LLC, PT Trinseo Materials Indonesia, PT Trinseo Operating Indonesia, Taiwan Trinseo Limited, Trinseo Belgium BV, Trinseo Deutschland Anlagengesellschaft mbH, Trinseo Deutschland GmbH, Trinseo Europe GmbH, Trinseo Luxco Finance SPV S.à r.l., Trinseo NA Finance LLC, Trinseo NA Finance SPV LLC, and Trinseo PLC.

“Super HoldCo Debtors” has the meaning set forth in the Restructuring Term Sheet.

“Super HoldCo DIP Agent” means the administrative agent and collateral agent under the Super HoldCo DIP Credit Agreement, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the Super HoldCo DIP Credit Agreement.

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“Super HoldCo DIP Claims” means all Claims against a Super HoldCo Debtor arising under, derived from, secured by, based on, or related to the Super HoldCo DIP Loans or the Super HoldCo DIP Credit Agreement.

“Super HoldCo DIP Commitment Letter” means the commitment letter among certain of the Company Parties and the Super HoldCo DIP Commitment Parties, pursuant to which the Super HoldCo DIP Commitment Parties have committed to fully backstop the Super HoldCo DIP Facility on the terms and conditions thereof, which shall be consistent with the Super HoldCo DIP Term Sheet, attached hereto as Exhibit E (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof).

“Super HoldCo DIP Commitment Parties” means, collectively, the Supporting Super HoldCo 1L Lenders set forth on Annex A to the Super HoldCo DIP Commitment Letter that have agreed to fully backstop the Super HoldCo DIP Facility pursuant to the terms of the Super HoldCo DIP Commitment Letter.

“Super HoldCo DIP Credit Agreement” means that certain super-senior secured debtor-in-possession credit agreement, by and among the Super HoldCo Debtors, the Super HoldCo DIP Agent, and the Super HoldCo DIP Lenders, setting forth the terms and conditions of the Super HoldCo DIP Facility, which shall be consistent with the Super HoldCo DIP Commitment Letter and the Super HoldCo DIP Term Sheet, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Super HoldCo DIP Documents” means, collectively, (a) the Super HoldCo DIP Commitment Letter, (b) the Super HoldCo DIP Credit Agreement, and (c) any related notes, certificates, agreements, intercreditor agreements, security agreements, deeds of trust, documents, and instruments related to or executed in connection with the Super HoldCo DIP Facility, the Super HoldCo DIP Commitment Letter or the Super HoldCo DIP Credit Agreement (in each case, including any amendments, restatements, supplements, or modifications thereof).

“Super HoldCo DIP Facility” means the senior secured superpriority debtor-in-possession term loan financing facility to be provided to the Super HoldCo Debtors on the terms and conditions set forth in the Super HoldCo DIP Documents.

“Super HoldCo DIP Lenders” means the lenders under the Super HoldCo DIP Credit Agreement.

“Super HoldCo DIP Loans” means the loans made under the Super HoldCo DIP Facility.

“Super HoldCo DIP Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Support Effective Date” means the date on which all of the following conditions have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement:

(a)            each of the Company Parties shall have executed and delivered counterpart signature pages to this Agreement to counsel to the Company Parties, counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders;

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(b)            Supporting Super HoldCo 1L Lenders who collectively hold at least 66.7% of the aggregate outstanding principal amount of the Super HoldCo 1L Loans shall have executed and delivered counterpart signature pages to this Agreement to counsel to the Company Parties, counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders;

(c)            Supporting RCF Lenders who collectively hold at least 66.7% of the aggregate outstanding principal amount of the RCF Obligations shall have executed and delivered counterpart signature pages to this Agreement to counsel to the Company Parties, counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders;

(d)            Supporting OpCo 2028 Term Lenders who collectively hold at least 50.1% of the aggregate outstanding principal amount of the OpCo 2028 Term Loans shall have executed and delivered counterpart signature pages to this Agreement to counsel to the Company Parties, counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders;

(e)            the Company Parties shall have paid all accrued and unpaid Restructuring Fees and Expenses incurred up to (and including) the Support Effective Date to the extent invoiced at least five (5) Business Days prior to the Support Effective Date;

(f)            counsel to the Company Parties shall have given notice to counsel to the Ad Hoc Group of Senior Secured Creditors, and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders that all conditions to the Support Effective Date have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement;

(g)            each of the DIP Commitment Letters shall have been executed by the parties thereto; and

(h)            the Lazard Engagement Letter Amendment shall have been executed and delivered by all parties thereto.

“Support Period” means the period commencing on the Support Effective Date (or, in the case of any Party that becomes a Party after the Support Effective Date, the date as of which such Party executes and delivers a Joinder Agreement in compliance with Section 3(c)) and ending on the Termination Date, and in the event that the Termination Date is the Plan Effective Date, the Support Period shall include the Termination Date.

“Supporting Senior Creditors” means, collectively, the Supporting RCF Lenders and the Supporting Super HoldCo 1L Lenders.

“Termination Date” means the date on which termination of this Agreement is effective as to a Party in accordance with Section 5.

“Transfer” has the meaning set forth in Section 3(c).

“Transferee” has the meaning set forth in Section 3(c).

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“Trinseo Holding” has the meaning set forth in the preamble to this Agreement.

“Trinseo LuxCo” has the meaning set forth in the preamble to this Agreement.

“Trinseo Luxco Finance” has the meaning set forth in the preamble to this Agreement.

“Trinseo Materials” has the meaning set forth in the preamble to this Agreement.

“Trinseo PLC” has the meaning set forth in the preamble to this Agreement.

“U.S. Process” has the meaning set forth in this Section 1.

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein,” “hereof,” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders. Capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form. Unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement. References to “shareholders,” “directors,” or “officers” shall also include “members” or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws. The words “including,” “includes,” and “include” shall each be deemed to be followed by the words “without limitation”. The phrase “hold, own, or control” shall be deemed to be followed by the words “(including through beneficial ownership or as investment advisors or managers for the account of a beneficial owner)”. To “beneficially own or have beneficial ownership” shall include having an interest in a Prepetition Funded Debt Claim and/or Disclosable Economic Interest as a result of an open trade, total return swap or other similar transaction. Unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time; provided that, notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement (other than the Restructuring Term Sheet), are defined with reference to such other agreement as of the Execution Date, without giving effect to any termination of such other agreement or amendments to or modifications of such capitalized terms in any such other agreement following the Execution Date. The word “or” is not exclusive. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

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Where the provisions of this Agreement and the Plan refer or apply to the Chapter 11 Cases, the Bankruptcy Court, the Restructuring Transactions (including the Definitive Documents and any other documentation relating or relevant thereto), or events, circumstances, or procedures in the United States (the “U.S. Process”) but do not equally reference or apply to (a) the Irish Process or (b) any other Foreign Proceeding to recognize or implement the Chapter 11 Cases, the Restructuring Transactions, or orders of the Bankruptcy Court in any non-U.S. jurisdiction, if any, those provisions relating to the U.S. Process shall be deemed to apply or refer equally to the Irish Process and, to the extent possible under applicable Law, to any Foreign Proceeding (and, if necessary, this Agreement and the Plan will be deemed to include provisions relating to the Irish Process and any other Foreign Proceeding which correspond to provisions relating to the U.S. Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to the Irish Process and any Foreign Proceeding in the same way as the U.S. Process, to the fullest extent necessary in order to implement the Restructuring Transactions in accordance with the terms, spirit, and intent of this Agreement and the Plan.

Section 2.               Restructuring Transactions.

(a)	Confirmation of the Plan. Subject to the terms of this Agreement, for the duration of the Support Period, the Parties shall use their commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date, and by no later than the applicable Milestone, in accordance with the Bankruptcy Code, and on terms consistent with this Agreement and the Definitive Documents. For the duration of the Support Period, each Party shall use commercially reasonable efforts to cooperate fully and coordinate among each other and with the Company Parties in connection therewith. Further, for the duration of the Support Period, each of the Parties shall take such action (including executing and delivering any other documents and agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court, to carry out the purpose and intent of this Agreement (including to provide any information reasonably necessary, or information requested from federal, state, or local regulators, to obtain required Regulatory Approvals necessary for consummation of the Plan or any other Restructuring Transactions).

(b)	Definitive Documents. The Definitive Documents not executed or not in a form attached to this Agreement as of the Support Effective Date remain subject to negotiation and completion. Upon completion, the Definitive Documents shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the Restructuring Term Sheet, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 8. Further, the Definitive Documents not executed or not in a form attached to this Agreement as of the Support Effective Date (and any modifications, amendments, or supplements thereto), and any agreement with respect to the treatment under the Plan of a holder of any Claim or Interest other than as expressly and specifically set forth in the Restructuring Term Sheet, shall be in a form and substance reasonably acceptable to (i) the Company Parties and the Requisite Supporting Senior Creditors and (ii) solely with respect to the documents described in clauses (a), (b), (c), (e), (f), (g), (i), (j), (l), (m), (o), (q) (solely with respect to reasonable minority equity holder protections, including board appointment rights with respect to the member appointed by one or more Supporting OpCo 2028 Term Lenders and any transfer restrictions or other limitations on transferability applicable to Reorganized Common Interests issued or distributed pursuant to the Restructuring Transactions), (r) (solely with respect to the documents described in the foregoing clauses), (s) (solely with respect to the documents described in the foregoing clauses), (t) (solely with respect to the documents described in the foregoing clauses), and (u) of the definition of “Definitive Documents”, the Requisite Supporting OpCo 2028 Term Lenders.

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Section 3.               Agreements of the Supporting Creditors.

(a)	Support of Restructuring Transactions. For the duration of the Support Period, each Supporting Creditor, severally and not jointly, agrees that, subject to Section 5, such Supporting Creditor shall, (including using commercially reasonable efforts to direct any applicable agent or trustee or any of its brokers, sub-agents, or custodians, if necessary) to the extent applicable to such Supporting Creditor:

(i)	timely vote or cause to be voted (or, with respect to any unsettled trade purchases or open swap arrangements, by giving a direction to each trade or swap counterparty to such unsettled trade purchases to timely vote or cause to be voted), following commencement of the Solicitation and by the applicable deadline set forth in the Solicitation Materials, all of its Prepetition Funded Debt Claims (or Prepetition Funded Debt Claims under its control), including all Prepetition Funded Debt Claims that are impaired under the Plan, to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote;

(ii)	subject to Section 3(e), (1) consent, and to be deemed to have consented, to the incurrence of the DIP Facilities on the terms set forth in the DIP Documents; (2) consent, and, if necessary, direct any applicable Agent to consent, to the Company Parties’ use of its cash collateral on the terms set forth in the DIP Documents;

(iii)	use commercially reasonable efforts to give any notice, order, instruction, or direction to the Agents necessary to give effect to the Restructuring Transactions and the incurrence of the DIP Facilities and use of cash collateral on the terms set forth in the DIP Term Sheets and DIP Documents; provided that such Supporting Creditor shall not be required to provide the applicable Agents, or any other Person, with any indemnities or similar monetary undertakings in connection with taking any such action or direction;

(iv)	subject to Section 3(e), upon consummation of the Restructuring Transactions, release, or cause to be released, all guarantees and liens granted under the Prepetition Funded Debt Documents, including by instructing any applicable Agents to execute and deliver all Lien/Guaranty Release Documents and to make all local filings required to release security interests granted by any non-U.S. guarantors;

(v)	act in good faith to support, not object to, and take all reasonable actions (to the extent practicable and consistent with the terms of this Agreement and/or the Definitive Documents) reasonably necessary or reasonably requested by the Company Parties to facilitate the confirmation and consummation of the Plan and the other Restructuring Transactions contemplated herein;

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(vi)	support, and not object to or otherwise oppose, and not interfere with (or instruct or encourage any other Person to interfere with), (1) any steps required to be taken by the directors of Trinseo PLC or any other Company Party in connection with the commencement of the Irish Process, whether before the High Court of Ireland or otherwise, and/or (2) any ancillary applications brought before the High Court of Ireland relating to the Irish Process, including but not limited to applications in relation to the confirmation of proposals for a scheme of arrangement or the approval of the entry into of any transaction by or on behalf of Trinseo PLC or any other Company Party in furtherance of the Irish Process;

(vii)	in connection with the Chapter 11 Cases, timely file with the Bankruptcy Court, or join in any filing made by the Company Parties with the Bankruptcy Court of, a written objection to any motion filed with the Bankruptcy Court by any Entity seeking the entry of an order (1) directing the appointment of an examiner with enlarged powers relating to the operation of the Debtors’ business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (2) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (3) dismissing any of the Chapter 11 Cases, (4) for relief that (A) is materially inconsistent with this Agreement or (B) would frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring Transactions, or (5) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii)	if applicable, use commercially reasonable efforts to obtain, or assist the Company Parties in obtaining, any and all required Regulatory Approvals and/or third-party approvals to effectuate the Restructuring Transactions on the terms contemplated by this Agreement, including the Restructuring Term Sheet, and the Plan;

(ix)	negotiate in good faith, enter into, implement and effectuate the Definitive Documents to which it is required to be a party; provided that subject to the terms of this Agreement, no Supporting Creditor shall be obligated to (1) waive (to the extent such Supporting Creditor has the power or right to waive) any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document or (2) approve any Definitive Document that is not in form and substance reasonably acceptable to such Supporting Creditor if such Definitive Document is required to be in form and substance reasonably acceptable to such Supporting Creditor pursuant to this Agreement;

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(x)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions or the incurrence of the DIP Facilities and use of cash collateral on the terms set forth in the DIP Documents (including the DIP Orders), negotiate with the Company Parties and the other Supporting Creditors in good faith with respect to additional or alternative provisions to address any such legal or structural impediment to the Restructuring Transactions;

(xi)	to the extent it is permitted to elect whether to (1) opt out of the releases set forth in the Plan, or (2) if the Bankruptcy Court requires opting in to give effect to the releases set forth in the Plan, not elect to opt out of, or elect to opt in to (as applicable), the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(xii)	support all applicable releases, injunctions, discharges, indemnities, and exculpation provisions incorporated into this Agreement, the Plan, and the other Definitive Documents;

(xiii)	promptly notify (and in no event more than three (3) Business Days after the occurrence thereof) the Company Parties and the other Parties hereto as to: (1) the occurrence, or failure to occur, of any event of which such Supporting Creditor is aware that would be likely to cause such Supporting Creditor to be unable to satisfy any condition precedent in the Definitive Documents; and (2) any breach of which such Supporting Creditor has knowledge in respect of any of its or another Supporting Creditor’s obligations, representations, warranties, or covenants set forth in this Agreement to the extent such information is not otherwise publicly known or already known by the Company Parties;

(xiv)	not file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court that, in whole or in part, is not materially consistent with this Agreement and the Restructuring Term Sheet (nor directly or indirectly cause or instruct any other Person to make such a filing);

(xv)	with respect to Supporting Creditors that are Equity Rights Offering Commitment Parties, fund the Equity Rights Offering in accordance with the Equity Rights Offering Documents and the other Definitive Documents;

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(xvi)	subject to Section 3(e), not object to, delay, impede, or take any other action or fail to take any action the result of which could cause a delay, impediment, or interference with the acceptance, implementation, or consummation of the Restructuring Transactions and/or the incurrence of the DIP Facilities and use of cash collateral on the terms set forth in the DIP Term Sheets and DIP Documents (including, as applicable, by using commercially reasonable efforts to provide any instructions, directions, notices, or orders to any applicable Agent, any broker or any custodian that conflict with such Supporting Creditor’s obligations hereunder or with the implementation or consummation of the Restructuring Transactions and/or the incurrence of the DIP Facilities and use of cash collateral on the terms set forth in the DIP Term Sheets and DIP Documents, or by failing to use its commercially reasonable efforts to provide any such instructions, directions, notices, or orders to the extent reasonably necessary to the implementation and consummation of the Restructuring Transactions and/or the incurrence of the DIP Facilities and use of cash collateral on the terms set forth in the DIP Term Sheets and DIP Documents);

(xvii)	not initiate or have initiated on its behalf, or permit to exist, any Proceeding of any kind with respect to this Agreement, the Definitive Documents, the Restructuring Transactions, or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(xviii)	not seek, solicit, encourage, propose, file, support, consent to, or vote for, or enter into or participate in any discussions, agreements, understandings or other arrangements with any Entity regarding, or pursue or consummate, any Alternative Transaction;

(xix)	use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from other stakeholders; and

(xx)	not take any action that would be inconsistent with this Agreement and the Restructuring Transactions.

(b)	Holdings Information; Additional Prepetition Funded Debt Claims and/or Disclosable Economic Interests. For the duration of the Support Period, each Supporting Creditor, severally and not jointly, agrees, subject to Section 5, to be bound by this Agreement in respect of all Prepetition Funded Debt Claims, DIP Claims and other Disclosable Economic Interests directly or indirectly owned or controlled by such Supporting Creditor, including those set forth on its signature page to this Agreement (including any Joinder Agreement signature page). If any Supporting Creditor acquires (including through funding) or has executed an agreement to acquire additional Prepetition Funded Debt Claims, DIP Claims or other Disclosable Economic Interests (whether directly or indirectly and including by way of assignment or participation) during the Support Period, such Supporting Creditor agrees that all such additional Prepetition Funded Debt Claims, DIP Claims or other Disclosable Economic Interests shall automatically and immediately be deemed to be subject to the provisions of this Agreement and such Supporting Creditor shall notify the Company Advisors within five (5) Business Days of acquiring such additional Prepetition Funded Debt Claims and/or other Disclosable Economic Interests. Each Supporting Creditor represents, warrants, and agrees that its holdings of Prepetition Funded Debt Claims and other Disclosable Economic Interests as set forth on the signature page hereto are accurate to the best of its knowledge as of the Execution Date, which the Company Parties will maintain on a confidential basis in accordance with Section 26. Upon written request (email shall suffice) by the Company Parties or a Company Advisor, each Party shall promptly (and, in any event, not later than five (5) Business Days thereafter) identify, in writing, to the Debtors and Latham the nature and amount of the Disclosable Economic Interests held in relation to the Debtors by all Entities represented by the Supporting Creditor in connection with the Debtors as of the date of such request.

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(c)	Transfers. Each Supporting Creditor agrees that, for the duration of the Support Period, and in addition to any transfer restrictions in the Prepetition Funded Debt Documents, it shall not sell, directly or indirectly, transfer, loan, issue, hypothecate, assign, grant, encumber, pledge, mortgage, or otherwise dispose of (including by way of participation), directly or indirectly, in whole or in part, any Prepetition Funded Debt Claims or DIP Claims against or Disclosable Economic Interests in the Company Parties now or hereafter directly or beneficially owned or controlled by such Supporting Creditor or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Prepetition Funded Debt Claims or Disclosable Economic Interests into a voting trust, or entering into a voting agreement with respect to any such Prepetition Funded Debt Claims or Disclosable Economic Interests) (collectively, a “Transfer”) (provided, that, the term “Transfer” shall not include any pledge or other encumbrance in favor of any lender, noteholder, agent or trustee to secure obligations under indebtedness issued by a managed fund or account, including any collateralized loan obligation or collateralized debt obligation, so long as such pledge or encumbrance does not prohibit the Supporting Creditor from complying with its obligations under this Agreement and the pledgor maintains its voting rights for purposes of this Agreement and the Restructuring Transactions, including voting on the Plan), unless the Transfer complies with the below requirements:

(i)	the Transfer must be made either (1) to another Supporting Creditor or (2) if the transferee of Prepetition Funded Debt Claims or Disclosable Economic Interests (the “Transferee”) is not a Supporting Creditor, then before the effectiveness of such Transfer, after such proposed Transferee agrees in writing to become a Supporting Creditor and to be bound by all of the terms of this Agreement applicable to a Supporting Creditor (including with respect to all Prepetition Funded Debt Claims or Disclosable Economic Interests the Transferee already may then or subsequently own or control) by executing a joinder agreement, in form and substance substantially similar to the form attached hereto as Exhibit B (each, a “Joinder Agreement”);

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(ii)	the Transferee delivers an executed copy of the Joinder Agreement to Latham, counsel to the Ad Hoc Group of Senior Secured Creditors, and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders (in accordance with the notice provisions set forth in Section 19 and before the effectiveness of such Transfer), upon which (1) the Transferee (and any investment funds, accounts, and other investment vehicles managed by such Transferee) shall be deemed to be a Supporting Creditor hereunder with respect to all of its directly or beneficially owned or controlled Claims or Interests and (2) the transferor Supporting Creditor shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement other than any liability for its breach or non-performance of its obligations hereunder before the effectiveness of such Joinder Agreement and other than on account of any Prepetition Funded Debt Claims or Disclosable Economic Interests that such Supporting Creditor continues to own; and

(iii)	if at the time of a proposed Transfer to a Qualified Marketmaker, such Prepetition Funded Debt Claims or Disclosable Economic Interests may be voted or consent solicited with respect to matters relating to the Restructuring Transactions or the DIP Facilities, then the proposed transferor must first vote or consent with respect to such Prepetition Funded Debt Claims or Disclosable Economic Interests in accordance with Section 3(a).

A Qualified Marketmaker that acquires any Prepetition Funded Debt Claims or Disclosable Economic Interests with the purpose and intent of acting as a Qualified Marketmaker for such Prepetition Funded Debt Claims or Disclosable Economic Interests shall not be required to execute and deliver a Joinder Agreement or otherwise become a Supporting Creditor in respect of such Prepetition Funded Debt Claims or Disclosable Economic Interests if (a) such Qualified Marketmaker subsequently transfers such Prepetition Funded Debt Claims or Disclosable Economic Interests (by purchase, sale, assignment, participation, or otherwise) within the earlier of (i) ten (10) Business Days of its acquisition and (ii) one (1) Business Day before expiration of any applicable voting deadline, to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor and (b) the Transfer otherwise is a permitted Transfer under this Section 3(c). To the extent that a Supporting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interests in Prepetition Funded Debt Claims or Disclosable Economic Interests that the Qualified Marketmaker acquires from a holder of such Prepetition Funded Debt Claims or Disclosable Economic Interests that is not a Supporting Creditor without the requirement that the transferee be a Transferee under this Section 3(c).

Each Supporting Creditor agrees that any Transfer of any Prepetition Funded Debt Claims or Disclosable Economic Interests that does not comply with the terms and procedures set forth in this Section 3(c) shall be deemed void ab initio, and the Company Parties and each other Party shall have the right to enforce the voiding of such Transfer and the terms hereof.

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(d)	Forbearance. Each Supporting Creditor, during the Support Period, hereby agrees to forbear from exercising or directing any Entity (including any applicable Agents) to exercise remedies (and hereby agrees to direct any applicable Agents not to exercise or cease the exercise of remedies) on account of the occurrence or existence of any “Default” or “Event of Default” (howsoever defined or described) as defined under the Super HoldCo 1L Credit Agreement, the RCF Credit Agreement, or the OpCo Term Loan Credit Agreement, or the 2029 Indenture, directly or indirectly resulting from or relating to the Restructuring Transactions or any other actions or transactions contemplated by any Definitive Document, in each case, whether existing as of the Support Effective Date or anticipated to arise during the pendency of the Chapter 11 Cases. It is understood and agreed that any forbearance or waiver granted pursuant to this Section 3(d) shall be effective during the Support Period only and shall not be deemed to be a permanent forbearance of any “Default” or “Event of Default” arising under such Prepetition Funded Debt Documents, or any right or remedy thereunder.

(e)	Additional Provisions Regarding the Supporting Creditors’ Commitments. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall: (i) affect the ability of any Supporting Creditor to consult with any other Supporting Creditor, the Company Parties or any other party in interest in the Chapter 11 Cases or any Foreign Proceeding; (ii) impair or waive the rights of any Supporting Creditor to assert or raise any objection permitted under this Agreement or any Definitive Document in connection with the Restructuring Transactions; (iii) prevent any Supporting Creditor from enforcing this Agreement or any Definitive Document or asserting or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document; (iv) limit the rights of a Supporting Creditor in respect of the Chapter 11 Cases or any Foreign Proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases or any Foreign Proceeding that is not inconsistent with this Agreement, in each case, so long as the exercise of any such right is not inconsistent with such Supporting Creditor’s obligations hereunder; (v) limit the ability of a Supporting Creditor to purchase, sell, or enter into any transactions regarding any Claims against any Company Parties, subject to the terms of this Agreement and applicable Law; (vi) except as and to the extent explicitly set forth in this Agreement, constitute a waiver or amendment of any term or provision of, or alter or diminish any right or obligation in, any Prepetition Funded Debt Document; (vii) except as and to the extent explicitly set forth in this Agreement, constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under any Prepetition Funded Debt Document; (viii) except as and to the extent explicitly set forth herein or in any other Definitive Document, require any Supporting Creditor to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Supporting Creditor; provided that, any indemnities running to the Agent (and its related parties) in their capacities as such shall be limited to those that are (x) customary for agents under syndicated credit facilities of this type and (y) no broader in scope, and no greater in amount, than the indemnification obligations of such Supporting Creditor in favor of the Agent under the OpCo Term Loan Credit Agreement as in effect on the date hereof; (ix) prevent a Supporting Creditor from taking any action that is required in order to comply with applicable Law; provided that, if any Supporting Creditor proposes to take any action that is otherwise inconsistent with this Agreement or any other Definitive Document in order to comply with applicable Law, such Supporting Creditor shall provide, to the extent possible without violating applicable Law, at least five (5) Business Days’ advance, written notice to the Parties; (x) prohibit any Supporting Creditor from taking any action that is not inconsistent with this Agreement; or (xi) require any Supporting Creditor to fund or commit to fund any additional amounts (other than as expressly agreed in connection with the DIP Commitment Letters, the DIP Facilities, the Equity Rights Offering Commitment Letters, or in any other Definitive Document) without such Supporting Creditor’s written consent.

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(f)	Designation of Affiliates. Notwithstanding anything to the contrary in this Agreement, any Definitive Document, any DIP Commitment Letter, any Equity Rights Offering Commitment Letter, or any other commitment, agreement, or instrument executed or delivered in connection with the Restructuring Transactions, each Supporting Creditor shall have the right, at any time and from time to time, in its sole discretion and without the consent of any other Party or any other Person, to designate one or more of its Affiliates, related funds, managed accounts, separately managed accounts, or other investment vehicles or entities under common management, advisory, or sub-advisory arrangements (each, a “Designated Affiliate”) to fund, fulfill, hold, subscribe for, or otherwise perform, in whole or in part, any of such Supporting Creditor’s commitments, funding obligations, subscription rights, allocations, or rights to receive consideration in respect of (i) the DIP Facilities, the DIP Commitments, and the DIP Loans, (ii) the Exit Term Loan Facility, the Exit Term Loans, and any other takeback debt or exit financing contemplated by the Restructuring Transactions, and (iii) the Equity Rights Offering, the Reorganized Common Interests, and any backstop commitment in respect thereof; provided, that any such designation shall not relieve the designating Supporting Creditor of any of its obligations under this Agreement, and each Designated Affiliate shall, to the extent not already a Party hereto, be bound by the terms of this Agreement as a Supporting Creditor with respect to the Claims and Interests so designated.

Section 4.               Agreements of the Company Parties.

(a)	Support of Restructuring Transactions. In addition to the other obligations set forth in this Agreement and subject to Section 4(b) and Section 5, each of the Company Parties, jointly and severally, agrees that for the duration of the Support Period it shall:

(i)	(1) take any and all actions reasonably necessary, or reasonably requested by the Requisite Supporting Senior Creditors or the Requisite Supporting OpCo 2028 Term Lenders, to implement and consummate the Restructuring Transactions in accordance with the terms and conditions set forth in this Agreement and the Restructuring Term Sheet, and (2) pursue any necessary or appropriate Regulatory Approvals or governmental approvals to enable confirmation of the Plan and consummation of the Restructuring Transactions, including approvals from the Bankruptcy Court and/or any Governmental Unit whose approval or consent is determined by the Company Parties to be necessary or appropriate to consummate the Restructuring Transactions;

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(ii)	except as otherwise provided in this Agreement, any order of the Bankruptcy Court, or as consented to by the Requisite Supporting Senior Creditors (1) conduct its business and operations in the ordinary course in a manner that is consistent with past practices and in compliance with Law; and (2) use reasonable efforts to preserve intact its business organizations and relationships with trade creditors, lessors, licensors, vendors, customers, suppliers, distributors, Governmental Units, and employees;

(iii)	(1) prepare or cause to be prepared the Definitive Documents, each of which shall be consistent with this Agreement and shall be subject to the consent rights set forth herein; and (2) provide draft copies of all material motions, orders, other pleadings, and documents relating to the Restructuring Transactions or that the Company Parties intend to file with the Bankruptcy Court to the Ad Hoc Group of Senior Secured Creditors Advisors and the Ad Hoc Group of OpCo 2028 Term Lenders Advisors, as soon as reasonably practicable before the filing, execution, distribution or use (as applicable) of such document, and consult in good faith with the Ad Hoc Group of Senior Secured Creditors Advisors and the Ad Hoc Group of OpCo 2028 Term Lenders Advisors regarding the form and substance of any of the foregoing documents in advance of such proposed filing, execution, distribution or use (as applicable);

(iv)	use commercially reasonable efforts to obtain, or assist the Requisite Supporting Senior Creditors in obtaining, any and all required governmental approvals, Regulatory Approvals and/or third-party approvals (including Bankruptcy Court approvals) to effectuate the Restructuring Transactions on the terms contemplated by this Agreement, the Definitive Documents, and the Plan;

(v)	in connection with the Chapter 11 Cases, timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court by any Entity seeking the entry of an order (1) directing the appointment of an examiner with enlarged powers relating to the operation of the Debtors’ business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (2) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (3) dismissing any of the Chapter 11 Cases, (4) for relief that (A) is materially inconsistent with this Agreement or (B) would frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring Transactions, (5) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, or (6) challenging the amount, validity, allowance, character, enforceability or priority of any Claims or Interests of any of the Supporting Creditors;

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(vi)	negotiate in good faith, complete, enter into, implement, and effectuate the Definitive Documents within the timeframes contemplated herein; provided, that no Company Party shall be obligated to (1) waive (to the extent such Company Party has the power or right to waive) any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document or (2) approve any Definitive Document that is not in form and substance acceptable or reasonably acceptable, as applicable, to such Company Party if such Definitive Document is required to be in form and substance acceptable or reasonably acceptable, as applicable, to such Company Party pursuant to this Agreement;

(vii)	subject to any applicable orders of the Bankruptcy Court, promptly pay in full and in Cash all Restructuring Fees and Expenses when incurred and invoiced in accordance with this Agreement and the relevant engagement letters and/or fee arrangements between any Company Parties and the Ad Hoc Group of Senior Secured Creditors Advisors or the Ad Hoc Group of OpCo 2028 Term Lenders Advisors (including under any DIP Order), and shall continue to pay such amounts as they come due;

(viii)	not terminate any engagement letters or fee arrangements relating to the Restructuring Fees and Expenses, except in the event of a breach by the applicable advisor or holder under such engagement letter or fee arrangement;

(ix)	not object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(x)	maintain the good standing and legal existence of each Company Party under the Laws of the jurisdiction in which it is incorporated, organized or formed, except as otherwise may be provided by the Restructuring Transactions or Definitive Documents or result from the Chapter 11 Cases or the Irish Process;

(xi)	promptly notify the Supporting Creditors of: (1) any breach of any obligations, representations, warranties, or covenants set forth in this Agreement; (2) any occurrence, or failure to occur, of any event of which the Company Parties are aware which occurrence or failure to occur would be likely to cause any condition precedent in the Definitive Documents not to occur or become impossible to satisfy; (3) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; and (4) any action commenced, or, to the knowledge of such party, threatened, relating to or involving or otherwise affecting the transactions contemplated by the Restructuring Transactions (including any action challenging the validity of the transactions contemplated by this Agreement or any Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any Definitive Document or the consummation of the transactions contemplated hereby or thereby);

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(xii)	cooperate in good faith and use commercially reasonable efforts to structure the Restructuring Transactions in a manner that optimizes the tax efficiency (including by way of the preservation or enhancement of favorable tax attributes) of the Restructuring Transactions to the Company Parties and the Supporting Creditors as reasonably determined by the Company Parties and the Requisite Supporting Senior Creditors and, to the extent such tax structuring has a material, adverse and disproportionate impact on the OpCo 2028 Term Lenders, taken as a whole, the Requisite Supporting OpCo 2028 Term Lenders;

(xiii)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, take all steps reasonably necessary and desirable to address any such impediment;

(xiv)	use commercially reasonable efforts to oppose and object to the efforts of any Entity seeking in any manner to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions to the extent such opposition or objection is reasonably necessary to facilitate implementation of the Restructuring Transactions after consultation with the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders (including, if applicable, timely filing a formal written response in opposition thereto);

(xv)	subject to the terms of this Agreement, not amend or modify any of the Definitive Documents in a manner that is materially inconsistent with any such document, this Agreement, or the Plan; and

(xvi)	in the case of Trinseo Luxco Finance, timely vote or cause to be voted, following commencement of the Solicitation and by the applicable deadline set forth in the Solicitation Materials, all of its Claims (or Claims under its control), including all OpCo Intercompany Term Loan Claims and any other Claims that are impaired under the Plan, to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote.

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(b)	Additional Provisions Regarding Company Parties’ Commitments.

(i)	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require any Company Party or any of its respective directors, managers, officers, board or committees (or similar governing body), to take any action or to refrain from taking any action to the extent such Person or governing body reasonably determines in good faith, upon the advice of outside counsel, that taking or failing to take such action, including without limitation, the pursuit of an Alternative Transaction, would be inconsistent with applicable Law or their respective fiduciary obligations under applicable Law, and any such action or inaction taken or not taken pursuant to this Section 4(b)(i) shall not be deemed to constitute a breach of this Agreement; provided, that no such action or inaction shall be deemed to prevent Supporting Creditors from taking actions that they are permitted to take hereunder as a result of such actions or inactions, including terminating their obligations hereunder to the extent permitted hereunder; provided further that, if the Company Parties receive any Alternative Transaction proposal, then the Company Parties shall (A) within one (1) Business Day of presenting such proposal to the directors, managers, officers, board or committees (or similar governing body) of any Company Party, provide counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders the copy of such proposal (and, in the case of a verbal proposal, a written summary thereof); (B) provide counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders with regular updates as to the status and progress of such Alternative Transaction; and (C) respond promptly to reasonable information requests and questions from counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders relating to such Alternative Transaction.

(ii)	Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (1) consider, respond to, and facilitate an Alternative Transaction; (2) provide access to non-public information concerning any Company Party or its Affiliates to any Entity or enter into a confidentiality agreement with any Entity; (3) maintain or continue discussions or negotiations with respect to Alternative Transactions; (4) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Transactions; and (5) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party or its Affiliates, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or an Alternative Transaction.

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(iii)	Nothing in this Agreement shall: (1) impair or waive the rights of the Company Parties to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (2) prevent the Company Parties from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 5.              Termination of Agreement.

(a)	Generally. Notwithstanding anything to the contrary herein (except Section 5(b)(xi) herein), no Party may terminate this Agreement if (i) the basis for such termination is principally the result of the action or omission of the Party seeking to terminate this Agreement or (ii) such Party fails to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions in breach of such other Party’s obligations under this Agreement).

(b)	Company Parties’ Termination Events. Upon written notice from the Company Parties to the other Parties delivered in accordance with Section 19, the Company Parties may terminate this Agreement at any time as to all Parties (except as otherwise expressly set forth below) after the occurrence, and during the continuation, of any of the following events:

(i)	the Supporting Creditors entitled to vote on the Plan fail to timely vote their Claims against the Debtors in favor of the Plan or at any time change their votes to constitute rejections of the Plan; provided, that this termination event will not apply if sufficient Supporting Creditors have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for confirmation of the Plan under the Bankruptcy Code;

(ii)	the breach in any material respect by one or more of the Supporting Creditors of any of the representations, warranties, covenants, or other obligations of such Supporting Creditor set forth in this Agreement, in each case, that remains uncured for a period of ten (10) Business Days after written notice from any Company Party; provided that the Company Parties shall not have the right to terminate this Agreement pursuant to this Section 5(b)(ii) as to the Supporting Creditors if the non-breaching Supporting Creditors still hold at least 66.7% of each of the Super HoldCo 1L Claims and the RCF Claims and at least 50.1% of the OpCo 2028 Term Loan Claims;

(iii)	the failure of the Equity Rights Offering Commitment Parties to fund the Equity Rights Offering in full in accordance with this Restructuring Support Agreement, the Equity Rights Offering Documents, and the other Definitive Documents;

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(iv)	(1) the Supporting Super HoldCo 1L Lenders no longer hold at least 66.7% of the Super HoldCo 1L Claims; (2) the Supporting RCF Lenders no longer hold at least 66.7% of the RCF Claims; or (3) the Supporting OpCo 2028 Term Lenders no longer hold at least 50.1% of the OpCo 2028 Term Loan Claims;

(v)	(1) the termination of the DIP Commitment Letters or the Equity Rights Offering Commitment Letters by the applicable Supporting Creditors party thereto, (2) default in any material respect by the applicable Supporting Creditors of their obligations under a DIP Commitment Letter or an Equity Rights Offering Commitment Letter to fully fund the applicable DIP Facility or the Equity Rights Offering, or (3) failure to execute any Equity Rights Offering Commitment Letter by the date that is thirty-five (35) calendar days after the Petition Date;

(vi)	the Requisite Supporting Senior Creditors or the Requisite Supporting OpCo 2028 Term Lenders give notice of termination of this Agreement;

(vii)	the entry of a final, non-appealable judgment or order by the Bankruptcy Court or any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transactions such that it would be impossible to consummate the Restructuring Transactions, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company Parties, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within ten (10) Business Days after such issuance;

(viii)	the Irish Process is terminated, whether as a consequence of an order of the High Court of Ireland, a resolution of Trinseo PLC or any other Company Party or otherwise, without the Restructuring Transactions having been consummated;

(ix)	leave is granted by the High Court of Ireland permitting a party to commence proceedings against Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) after the commencement of the Irish Process, in circumstances where the commencement of such proceedings would otherwise have been prohibited during the pendency of the Irish Process;

(x)	any liquidator (including on a provisional basis), examiner (including on an interim basis), receiver or other official appointed to Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) consents to any action, claim or step being taken against Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) after the commencement of the Irish Process, in circumstances where the taking of such action, claim or step would otherwise have been prohibited during the pendency of the Irish Process;

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(xi)	the governing body for any Company Party determines in good faith, upon the advice of outside counsel, that continued performance under this Agreement would be inconsistent with applicable Law or its applicable fiduciary duties under applicable Law (such determination, a “Fiduciary Out”);

(xii)	the material failure of any Supporting Creditor to comply with its covenants regarding Regulatory Approvals, solely to the extent such Supporting Creditor’s material failure is likely to result in such Regulatory Approvals not being obtained by the Outside Date, and such Regulatory Approvals are reasonably necessary to consummate the Restructuring Transactions;

(xiii)	the Plan Effective Date has not occurred by the Outside Date;

(xiv)	a filing by any Supporting Creditor of any Definitive Document, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement, and such filing is not withdrawn within five (5) Business Days following written notice thereof (email to counsel shall suffice) to the Supporting Creditors by the Company Parties (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court, such order is not stayed, reversed, or vacated within ten (10) Business Days following the entry of such order); provided that this termination event will not apply if the non-breaching Supporting Creditors collectively hold at least 66.7% of the Super HoldCo 1L Claims, at least 66.7% of the RCF Claims, and at least 50.1% of the OpCo 2028 Term Loan Claims; or

(xv)	the Bankruptcy Court or a court of competent jurisdiction enters an order (1) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (2) dismissing the Chapter 11 Cases, (3) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within ten (10) Business Days after the Company Parties provide written notice to the other Parties, or (4) approving an Alternative Transaction.

(c)	Requisite Supporting Senior Creditors’ Termination Events. Upon written notice from the Requisite Supporting Senior Creditors to the other Parties delivered in accordance with Section 19, the Requisite Supporting Senior Creditors may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events:

(i)	the Company Parties, without the consent of the Requisite Supporting Senior Creditors, withdraw or modify the Plan or Disclosure Statement or file any Definitive Document, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and such withdrawal, modification, motion, or pleading has not been withdrawn or revoked before five (5) Business Days after the Company Parties receive written notice (email to counsel shall suffice) from the Requisite Supporting Senior Creditors that such withdrawal, modification, motion, or pleading is inconsistent with this Agreement;

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(ii)	failure of the Company Parties to consummate the Equity Rights Offering;

(iii)	the breach in any material respect by any Company Party of any of its covenants, obligations, representations, or warranties contained in this Agreement solely to the extent such breach (1) has a material adverse effect on the Requisite Supporting Senior Creditors and (2) remains uncured for a period of ten (10) Business Days after written notice from the Requisite Supporting Senior Creditors;

(iv)	the Company Parties give notice of termination of this Agreement pursuant to this Section 5;

(v)	any Company Party’s determination to exercise a Fiduciary Out in accordance with Section 5(b)(xi);

(vi)	any Definitive Document is entered into, amended, restated, amended and restated, supplemented or modified in a manner that is materially inconsistent with the terms of this Agreement and adverse to the Supporting Senior Creditors without the consent of the Requisite Supporting Senior Creditors to the extent the Requisite Supporting Senior Creditors’ consent to such Definitive Document is required under this Agreement, subject to a ten (10) Business Day cure period following written notice (email to counsel shall suffice) from the Requisite Supporting Senior Creditors;

(vii)	the entry of a final, non-appealable judgment or order by the Bankruptcy Court or any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transactions such that it would be impossible to consummate the Restructuring Transactions, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company Parties, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within ten (10) Business Days after such issuance;

(viii)	the failure to meet a Milestone, unless (x) such Milestone is satisfied prior to delivery of a notice to the Company Parties from the Requisite Supporting Senior Creditors notifying the Company Parties of the failure to meet the Milestone, (y) such failure is the result of any act, omission, or delay on the part of the terminating Requisite Supporting Senior Creditors in breach of their obligations under this Agreement, or (z) such Milestone is waived or extended in accordance with Section 8 of this Agreement;

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(ix)	the Bankruptcy Court or a court of competent jurisdiction enters an order (1) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (2) dismissing the Chapter 11 Cases, (3) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within ten (10) Business Days after the Requisite Supporting Senior Creditors provide written notice to the other Parties, or (4) approving an Alternative Transaction;

(x)	any Company Party (1) files any motion seeking to avoid, disallow, subordinate, invalidate, limit or recharacterize, in any respect, any Super HoldCo 1L Claim or RCF Claim or (2) supports any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (1) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action, in each case, that remains uncured (including by withdrawal of such motion, application, or support) for a period of ten (10) Business Days after written notice from the Requisite Supporting Senior Creditors;

(xi)	the entry of an order by a court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting, or recharacterizing, in any respect, any Super HoldCo 1L Claim or RCF Claim unless such order is stayed, reversed, or vacated within ten (10) Business Days after entry thereof;

(xii)	the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file and solicit acceptances of a chapter 11 plan, unless (x) such relief is granted pursuant to a motion filed with the consent of the Requisite Supporting Senior Creditors or (y) such order is stayed, reversed, or vacated within ten (10) Business Days after entry thereof;

(xiii)	the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any asset or assets of the Company Parties having an aggregate fair market value in excess of $2.5 million without the prior written consent of the Requisite Supporting Senior Creditors;

(xiv)	after entry by the Bankruptcy Court of the DIP Orders, Solicitation Procedures Order, or Confirmation Order, as applicable, any such order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended, in each case, in a manner materially inconsistent with this Agreement without the written consent of the Requisite Supporting Senior Creditors, in each case, that remains uncured for a period of ten (10) Business Days after written notice from the Requisite Supporting Senior Creditors;

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(xv)	other than the Chapter 11 Cases and any Foreign Proceedings, any Company Party, without the consent of the Requisite Supporting Senior Creditors, voluntarily commences any restructuring or insolvency proceeding with respect to any Company Party or for a substantial part of any Company Party’s assets, except as contemplated by this Agreement;

(xvi)	the commencement of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors, or other relief in respect of any Company Party, or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect, provided, that such involuntary proceeding is not dismissed, stayed, reversed, or vacated within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(xvii)	the Irish Process is terminated, whether as a consequence of an order of the High Court of Ireland, a resolution of Trinseo PLC or any other Company Party or otherwise, without the Restructuring Transactions having been consummated;

(xviii)	leave is granted by the High Court of Ireland permitting a party to commence proceedings against Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) after the commencement of the Irish Process, in circumstances where the commencement of such proceedings would otherwise have been prohibited during the pendency of the Irish Process;

(xix)	any liquidator (including on a provisional basis), examiner (including on an interim basis), receiver or other official appointed to Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) consents to any action, claim or step being taken against Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) after the commencement of the Irish Process, in circumstances where the taking of such action, claim or step would otherwise have been prohibited during the pendency of the Irish Process; or

(xx)	the acceleration of the obligations under the Super HoldCo DIP Credit Agreement or the OpCo DIP Credit Agreement following the occurrence of an “Event of Default” (as defined in the Super HoldCo DIP Credit Agreement or the OpCo DIP Credit Agreement, as applicable) thereunder.

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(d)	Requisite Supporting OpCo 2028 Term Lenders’ Termination Events. Upon written notice from the Requisite Supporting OpCo 2028 Term Lenders to the other Parties delivered in accordance with Section 19, the Requisite Supporting OpCo 2028 Term Lenders may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events:

(i)	the Company Parties, without the consent of the Requisite Supporting OpCo 2028 Term Lenders, (x) withdraw or modify, in a manner materially adverse to the Requisite Supporting OpCo 2028 Term Lenders (including in their capacity as holders of Super HoldCo 1L Claims), the Plan or Disclosure Statement or (y) file any Definitive Document, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and is materially adverse to the Requisite Supporting OpCo 2028 Term Lenders (including in their capacity as holders of Super HoldCo 1L Claims) and, in each case, such withdrawal, modification, motion, or pleading has not been withdrawn or revoked before five (5) Business Days after the Company Parties receive written notice (email to counsel shall suffice) from the Requisite Supporting OpCo 2028 Term Lenders that such withdrawal, modification, motion, or pleading is inconsistent with this Agreement;

(ii)	failure of the Company Parties to consummate the Equity Rights Offering;

(iii)	the breach in any material respect by any Company Party of any of its covenants, obligations, representations, or warranties contained in this Agreement solely to the extent such breach (1) has a material adverse effect on the Requisite Supporting OpCo 2028 Term Lenders and (2) remains uncured for a period of ten (10) Business Days after written notice from the Requisite Supporting OpCo 2028 Term Lenders;

(iv)	the Company Parties give notice of termination of this Agreement pursuant to this Section 5;

(v)	any Company Party’s determination to exercise a Fiduciary Out in accordance with Section 5(b)(xi);

(vi)	any Definitive Document is entered into, amended, restated, amended and restated, supplemented or modified in a manner that is materially inconsistent with the terms of this Agreement and adverse to the Supporting Creditors without the consent of the Requisite Supporting OpCo 2028 Term Lenders to the extent the Requisite Supporting OpCo 2028 Term Lenders’ consent to such Definitive Document is required under this Agreement, subject to a ten (10) Business Day cure period following written notice (email to counsel shall suffice) from the Requisite Supporting OpCo 2028 Term Lenders;

(vii)	the entry of a final, non-appealable judgment or order by the Bankruptcy Court or any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transactions such that it would be impossible to consummate the Restructuring Transactions, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company Parties, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within ten (10) Business Days after such issuance;

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(viii)	the Bankruptcy Court or a court of competent jurisdiction enters an order (1) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (2) dismissing the Chapter 11 Cases, (3) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within ten (10) Business Days after the Requisite Supporting OpCo 2028 Term Lenders provide written notice to the other Parties, or (4) approving an Alternative Transaction;

(ix)	any Company Party (1) files any motion seeking to avoid, disallow, subordinate, invalidate, limit or recharacterize, in any respect, any OpCo 2028 Term Loan Claim held by a Supporting OpCo Term Lender or (2) supports any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (1) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action, in each case, that remains uncured (including by withdrawal of such motion, application, or support) for a period of ten (10) Business Days after written notice from the Requisite Supporting OpCo 2028 Term Lenders;

(x)	the entry of an order by a court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting, or recharacterizing, in any respect, any OpCo 2028 Term Loan Claim held by a Supporting OpCo Term Lender unless such order is stayed, reversed, or vacated within ten (10) Business Days after entry thereof;

(xi)	the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file and solicit acceptances of a chapter 11 plan, unless (x) such relief is granted pursuant to a motion filed with the consent of the Requisite Supporting OpCo 2028 Term Lenders or (y) such order is stayed, reversed, or vacated within ten (10) Business Days after entry thereof;

(xii)	other than the Chapter 11 Cases and any Foreign Proceedings, any Company Party, without the consent of the Requisite Supporting OpCo 2028 Term Lenders, voluntarily commences any restructuring or insolvency proceeding with respect to any Company Party or for a substantial part of any Company Party’s assets, except as contemplated by this Agreement;

(xiii)	the commencement of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors, or other relief in respect of any Company Party, or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect, provided, that such involuntary proceeding is not dismissed, stayed, reversed, or vacated within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

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(xiv)	after entry by the Bankruptcy Court of the DIP Orders, Solicitation Procedures Order, or Confirmation Order, as applicable, any such order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended, in each case, in a manner materially inconsistent with this Agreement and materially adverse to the Requisite Supporting OpCo 2028 Term Lenders without the written consent of the Requisite Supporting OpCo 2028 Term Lenders, in each case, that remains uncured for a period of ten (10) Business Days after written notice from the Requisite Supporting OpCo 2028 Term Lenders;

(xv)	the Irish Process is terminated, whether as a consequence of an order of the High Court of Ireland, a resolution of Trinseo PLC or any other Company Party or otherwise, without the Restructuring Transactions having been consummated;

(xvi)	leave is granted by the High Court of Ireland permitting a party to commence proceedings against Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) after the commencement of the Irish Process, in circumstances where the commencement of such proceedings would otherwise have been prohibited during the pendency of the Irish Process;

(xvii)	any liquidator (including on a provisional basis), examiner (including on an interim basis), receiver or other official appointed to Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) consents to any action, claim or step being taken against Trinseo PLC (or any other Company Party subject to the protection of the High Court of Ireland) after the commencement of the Irish Process, in circumstances where the taking of such action, claim or step would otherwise have been prohibited during the pendency of the Irish Process;

(xviii)	the acceleration of the obligations under the Super HoldCo DIP Credit Agreement or the OpCo DIP Credit Agreement following the occurrence of an “Event of Default” (as defined in the Super HoldCo DIP Credit Agreement or the OpCo DIP Credit Agreement, as applicable) thereunder; or

(xix)	the Plan Effective Date has not occurred by the Outside Date.

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(e)	Mutual Termination. This Agreement may be terminated as to all Parties by mutual written agreement among the Company Parties and the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders.

(f)	Automatic Termination. This Agreement shall automatically terminate with respect to all Parties without any further required action or notice immediately upon the Plan Effective Date.

(g)	Effect of Termination. If this Agreement is terminated pursuant to Section 5 hereof before closing the Restructuring Transactions, then the obligations of the terminating Parties under this Agreement shall terminate and each such Party shall be immediately released from its obligations, commitments, undertakings and agreements hereunder and will have all the rights and remedies that it would have had and will be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement, including all rights under the Prepetition Funded Debt Documents; provided that in no event shall any such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement before termination with respect to such Party or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Supporting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before the applicable termination date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right or ability of any Company Party or Supporting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any other Party.

Section 6.             Good Faith Cooperation; Further Assurances; Acknowledgement.

Each Party shall cooperate with one another in good faith and shall coordinate their activities with one another (to the extent practicable and subject to the terms hereof) in respect of: (a) all matters concerning the negotiation and implementation of the Restructuring Transactions; (b) the pursuit and support of the Restructuring Transactions; (c) the incurrence of the DIP Facilities, the granting of liens under the DIP Facilities, and use of cash collateral on the terms set forth in the DIP Documents; and (d) the negotiation, drafting and execution and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such actions as may be reasonably necessary, or as may be required by order of the Bankruptcy Court, to carry out the purposes and intent of this Agreement and the Restructuring Transactions and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement and the Restructuring Transactions.

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Section 7.              Representations and Warranties.

(a)	Each of the Parties, as applicable, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the Execution Date (or as of the date a Transferee becomes a party hereto):

(i)	such Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership, limited liability company, or similar power and authority to enter into this Agreement, perform its obligations hereunder, and carry out the Restructuring Transactions, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii)	this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles;

(iii)	such Party is not a party to any other restructuring or similar agreements or arrangements in respect of the capital structure or indebtedness of the Company Parties with any other Party or any other Person that has not been disclosed to all Parties;

(iv)	the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not (assuming consummation of the Restructuring Transactions), conflict in any material respect with any Law applicable to such Party; and

(v)	the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except (1) such filings that may be reasonably necessary in connection with the Chapter 11 Cases, (2) filings that Trinseo PLC is required to make with the U.S. Securities and Exchange Commission, and (3) such filings as may be necessary or required for disclosure to any applicable regulatory body or Governmental Unit whose approval or consent is determined by the Company Parties to be necessary to consummate the Restructuring Transactions.

(b)	Each Supporting Creditor, severally and not jointly, represents and warrants that, as of the Execution Date (or as of the date such Supporting Creditor becomes a party hereto):

(i)	it is (or will be, following the closing of any currently open trades or the collapsing of any swap arrangement) the sole beneficial or record owner of, or is the nominee, investment manager, investment advisor, sub-advisor or manager of discretionary accounts or funds that beneficially hold the Prepetition Funded Debt Claims and other Disclosable Economic Interests set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Creditor that becomes a party hereto after the Execution Date), or has, with respect to the beneficial owners of such Prepetition Funded Debt Claims and Disclosable Economic Interests (1) full power and authority to consent to matters concerning such Prepetition Funded Debt Claims and other Disclosable Economic Interests or to exchange, assign, and Transfer such Prepetition Funded Debt Claims and other Disclosable Economic Interests; or (2) full power and authority to bind, or act on behalf of, such beneficial owners with respect to such Prepetition Funded Debt Claims and other Disclosable Economic Interests (subject to any Transfer by such Supporting Creditor made after the Support Effective Date that is described in a notice delivered pursuant to Section 3(c));

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(ii)	it has made no prior assignment, sale, participation, grant, encumbrance, conveyance, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, encumber, convey, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Prepetition Funded Debt Claims and other Disclosable Economic Interests that is inconsistent with the representations and warranties of such Supporting Creditor herein or would render such Supporting Creditor otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii)	the Prepetition Funded Debt Claims and other Disclosable Economic Interests set forth below its signature hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Creditor that becomes a party hereto after the Execution Date) are free and clear of any pledge, lien, security interest, charge, encumbrance, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way its performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iv)	it (and any investment funds, accounts, and other investment vehicles managed by such Party) directly or beneficially owns or controls no Prepetition Funded Debt or other Disclosable Economic Interests that have not been set forth on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Creditor that becomes a party hereto after the Execution Date).

(c)	Notwithstanding anything to the contrary herein, no Supporting Creditor shall be deemed to have breached the representations set forth in this Section 7 as a result of any swap agreement with respect to the Prepetition Funded Debt Claims entered into in the ordinary course, so long as (i) such swap agreement is unwound, terminated, such Prepetition Funded Debt Claims are returned or repurchased or the applicable swap counterparty joins this Agreement via a Joinder Agreement sufficiently in advance of any voting or other deadline necessary for it to comply with its obligations hereunder or (ii) the applicable swap counterparty acts in compliance with the agreements of Supporting Creditors set forth in Section 3 of this Agreement.

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Section 8.               Amendments and Waivers.

(a)	This Agreement may not be amended, restated, amended and restated, supplemented or otherwise modified, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 8. Any proposed amendment, restatement, amendment and restatement, supplement, modification, or waiver that does not comply with this Section 8 shall be ineffective and void ab initio.

(b)	This Agreement may be modified, amended, restated, amended and restated, or supplemented, or a condition or requirement of this Agreement may be waived in writing (email of counsel being sufficient) by: (i) in the case of a waiver, the Party against whom the waiver is to be effective (it being understood that (x) the Requisite Supporting Senior Creditors may make any such waiver on behalf of all Supporting Senior Creditors or waive any rights of all Supporting Senior Creditors under this Agreement and (y) the Requisite Supporting OpCo 2028 Term Lenders may make any such waiver on behalf of all Supporting OpCo 2028 Term Lenders or waive any rights of all Supporting OpCo 2028 Term Lenders under this Agreement), and (ii) in the case of a modification, amendment, or supplement, the Company Parties and the Requisite Supporting Senior Creditors; provided that if a proposed modification, amendment, or supplement will (i) result in a material change from the terms provided in this Agreement that has a material adverse effect on the Ad Hoc Group of OpCo 2028 Term Lenders (including in their capacity as holders of Super HoldCo 1L Claims), or (ii) adversely and disproportionately affect the economic consideration of the Supporting OpCo 2028 Term Lenders, taken as a whole, then the consent of the Requisite Supporting OpCo 2028 Term Lenders shall also be required to effectuate such modification, amendment, or supplement (it being understood that any modification, amendment or supplement that materially and disproportionately impacts the value of the Reorganized Common Interests vis-à-vis other plan consideration has a material adverse effect on the Ad Hoc Group of OpCo 2028 Term Lenders); provided, further, that if a proposed modification, amendment, waiver or supplement will result in a material change from the terms provided in this Agreement that has a material, disproportionate, and adverse effect on a Supporting Creditor, relative to all other Supporting Creditors, then the consent of such materially, disproportionately, and adversely affected Supporting Creditor shall also be required to effectuate such modification, amendment, supplement or waiver, and such materially, disproportionately, and adversely affected Supporting Creditor shall be entitled to terminate this Agreement as to itself only for any breach of this provision.

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(c)	The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(d)	Notwithstanding anything to the contrary herein, this Section 8 may not be modified, amended, restated, amended and restated, supplemented or waived without the prior written consent of the Company Parties, the Requisite Supporting Senior Creditors, and the Requisite Supporting OpCo 2028 Term Lenders.

(e)	Notwithstanding anything to the contrary herein, (a) any provision of this Agreement granting consent rights to the Requisite Supporting OpCo 2028 Term Lenders, (b) any termination right set forth in Section 5(d), and (c) any defined term used in the provisions described in clauses (a) and (b), in each case, may not be modified, amended, restated, amended and restated, supplemented or waived without the prior written consent of the Requisite Supporting OpCo 2028 Term Lenders.

Section 9.           Effectiveness. This Agreement shall become effective and binding upon each Party upon the Support Effective Date or, if such Party joins this Agreement via a Joinder Agreement, upon the date of such Joinder Agreement.

Section 10.       GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND ANY DISPUTE, CLAIM, COUNTERCLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER IN EQUITY OR AT LAW) ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER IN EQUITY OR AT LAW) ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL, DURING THE PENDENCY OF THE CHAPTER 11 CASES, BE BROUGHT IN THE BANKRUPTCY COURT, AND OTHERWISE IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER IN EQUITY OR AT LAW) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY.

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Section 11.       Specific Performance/Remedies. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other Parties to sustain damages for which such Parties would not have an adequate remedy at Law for money damages, and therefore each Party agrees that in the event of any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, including monetary damages, at Law or in equity, such non-breaching Party shall be entitled, to the extent available, to the remedy of specific performance of such covenants and agreements including to seek the order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 12.       Disclosure; Publicity. The Company Parties shall use commercially reasonable efforts to submit drafts to the Ad Hoc Group of Senior Secured Creditors Advisors and the Ad Hoc Group of OpCo 2028 Term Lenders Advisors, of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days before making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith; provided that nothing contained in this Section 12 shall apply to disclosures made by the Company Parties to any Supporting Creditor in furtherance of the Restructuring Transactions. No Party or its advisors shall use the name of any Supporting Creditor in any public manner (including in any press release or public filing) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents without such Supporting Creditor’s consent. The Ad Hoc Group of Senior Secured Creditors Advisors and the Ad Hoc Group of OpCo 2028 Term Lenders Advisors shall submit drafts to the Company Parties of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days before making any such disclosure, and shall afford the Company Parties a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

Section 13.       Survival. Notwithstanding the termination of this Agreement pursuant to Section 5, the agreements and obligations of the Parties in Section 11, Section 12, this Section 13, Section 15, Section 16, Section 17, Section 18, Section 19, Section 20, Section 21, Section 22, Section 25, Section 26, and Section 27 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 14.       Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

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Section 15.       Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 15 shall be deemed to permit sales, assignments, or other Transfers of Prepetition Funded Debt other than in accordance with Section 3 of this Agreement. If any provision of this Agreement, or the application of any such provision to any Entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided that nothing in this Section 15 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of any default under this Agreement. In the event of any inconsistencies between the provisions of this Agreement and the provisions of the Restructuring Term Sheet, the provisions of the Restructuring Term Sheet shall govern and prevail.

Section 16.       No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Entity shall be a third-party beneficiary hereof.

Section 17.       Prior Negotiations; Entire Agreement. This Agreement, including any exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations and agreements, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company Parties and the Supporting Creditors shall continue in full force and effect.

Section 18.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by e-mail, which shall be deemed to be an original for the purposes of this Section 18. Without in any way limiting the provisions hereof, additional Supporting Creditors may elect to become Parties by executing and delivering to the Company Parties a Joinder Agreement in accordance with the terms hereof. Such additional holder shall become a Party to this Agreement in accordance with the terms of this Agreement. Delivery of an executed signature page of this Agreement by Docusign, “.pdf” or other electronic transmission will be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Law based on the Uniform Electronic Transactions Act.

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Section 19.       Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail; or (c) two (2) Business Days after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to the Company Parties:
Trinseo PLC c/o Trinseo LLC Legal Department 440 E. Swedesford Road, Suite 301 Wayne, PA 19087 Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com
with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Ryan Preston Dahl (ryan.dahl@lw.com)

Benjamin M. Rhode (Benjamin.rhode@lw.com)

George Klidonas (george.klidonas@lw.com)

Andrew Sorkin (andrew.sorkin@lw.com)

If to the Supporting Creditors:
To each Supporting Creditor at the addresses or e-mail addresses set forth below the Supporting Creditor’s signature page to this Agreement (or to the signature page to a Joinder Agreement).
and in the case of any Supporting Super HoldCo 1L Lender or Supporting RCF Lender, with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attn: Kris Hansen (krishansen@paulhastings.com)

Chris Guhin (chrisguhin@paulhastings.com)

Allison Miller (allisonmiller@paulhastings.com)

Jason Pierce (jasonpierce@paulhastings.com)

and in the case of any Supporting OpCo Term Lender, with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Stephen Silverman (ssilverman@gibsondunn.com)

Keith R. Martorana (rmartorana@gibsondunn.com)

Jonathan M. Dunworth (jdunworth@gibsondunn.com)

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Section 20.       Reservation of Rights; No Admission. Subject to and except as expressly provided in this Agreement or in any amendment thereof agreed upon by the Parties pursuant to the terms hereof, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective Affiliates or subsidiaries). Without limiting the foregoing sentence in any way, if the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses.

Section 21.       Representation by Counsel. Each Party acknowledges that it has been represented by counsel with respect to this Agreement and the Restructuring Transactions. Accordingly, any applicable Law that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. No Party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any applicable Law that would, or might cause, any provision to be construed against such Party.

Section 22.       E-mail Consents. If a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or the applicable Supporting Creditors, then such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including e-mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 23.       Payment of Restructuring Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Restructuring Fees and Expenses as follows: (i) all accrued and unpaid Restructuring Fees and Expenses incurred up to (and including) the Support Effective Date for which a reasonably detailed invoice has been received by the Company Parties no later than five (5) Business Days prior to the Support Effective Date shall be paid in full in cash prior to the Support Effective Date; (ii) after the Petition Date (to the extent permitted by order of the Bankruptcy Court) all accrued and unpaid Restructuring Fees and Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within ten (10) Business Days) following receipt of summary invoices (which may be drafted to ensure the maintenance of all applicable legal privileges but shall otherwise comply with the requirements set forth in any applicable engagement letter) and shall otherwise be paid in accordance with clause (iv) hereof; (iii) upon termination of this Agreement (other than a termination of this Agreement pursuant to Section 5(f), which is addressed in clause (iv) hereof) all accrued and unpaid Restructuring Fees and Expenses incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within ten (10) Business Days) following receipt of summary invoices; and (iv) on the Plan Effective Date, all accrued and unpaid Restructuring Fees and Expenses incurred up to (and including) the Plan Effective Date shall be paid in full in cash against receipt of summary invoices. To the extent applicable, the Plan and any DIP Order shall contain appropriate provisions to give effect to the obligations under this Section 23.

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Section 24.       No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Entities that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein); provided that the foregoing shall not apply to any Definitive Documents executed in connection with this Agreement. No past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, Affiliate, controlling Entity, agent, attorney or other representative of any Party (including any Entity negotiating or executing this Agreement on behalf of a Party), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, Affiliate, controlling Entity, agent, attorney or other representative of any of the foregoing and in their capacities as such (other than any of the foregoing that is a Party), shall have any liability with respect to this Agreement or with respect to any Proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or Affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, except for claims related to any act or omission constituting actual fraud, gross negligence, or willful misconduct.

Section 25.       Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Creditors under this Agreement shall be several, not joint. It is understood and agreed that no Supporting Creditor has any duty of trust or confidence of any kind or form with respect to any other Supporting Creditor or the Company Parties and, except as expressly provided in this Agreement, there are no commitments between or among them. In this regard, it is understood and agreed that any Supporting Creditor may acquire Prepetition Funded Debt or other debt or equity securities of the Company Parties without the consent of the Company Parties or any other Supporting Creditor, subject to applicable Laws and the terms of this Agreement. No prior history, pattern, or practice of sharing confidences between or among the Supporting Creditors or the Company Parties shall in any way affect or negate this Agreement. No Supporting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) with any of the other Supporting Creditors.

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Section 26.       Confidentiality and Redactions. No Party shall disclose to any Entity (including for the avoidance of doubt, any other Supporting Creditor) the principal amount or percentage of the Prepetition Funded Debt held by any Supporting Creditor; provided that: (a) a Party may disclose the foregoing information as may be required by applicable Law, including order of the Bankruptcy Court; (b) the Parties shall be permitted to disclose the foregoing information at any time to legal, accounting, financial and other advisors to the Company Parties, the Ad Hoc Group of Senior Secured Creditors Advisors, and the Ad Hoc Group of OpCo 2028 Term Lenders Advisors; and (c) the Company Parties shall be permitted to disclose at any time (i) the foregoing information on a confidential basis to its Affiliates and (ii) the aggregate principal amount of, and aggregate percentage of, any class of the Prepetition Funded Debt held by the Supporting Creditors collectively. The Supporting Creditors hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by Law; provided, that (a) if any of the Company Parties determines that they are required to attach a copy of this Agreement or any Joinder Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or concerning a specific Supporting Creditor’s holdings of Prepetition Funded Debt, and (b) if disclosure of additional identifying information of any Supporting Creditor is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each affected Supporting Creditor (who shall have the right to seek a protective order before disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement or any Joinder Agreement, which redacted closing sets may be shared with the Supporting Creditors; provided, that the unredacted “closing sets” shall be provided to counsel to the Ad Hoc Group of Senior Secured Creditors and counsel to the Ad Hoc Group of OpCo 2028 Term Lenders on a “professional eyes only” basis.

Section 27.       Identified Business Unit(s), Platform(s) and/or Trading Desk(s). For the avoidance of doubt, where a Supporting Creditor enters into or accedes to this Agreement through one or more identified business unit(s), platform(s) and/or trading desk(s) in respect of any debt (as specified in the signature page to this Agreement or a Joinder Agreement), the terms of this Agreement shall apply only to that identified business unit(s), platform(s) and/or trading desk(s) and not any other business unit(s), platform(s), trading desk(s) and/or Affiliate(s) within the legal Entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any debt or other instrument which it legally or beneficially owns and, therefore, that Supporting Creditor shall not be required to procure compliance with this Agreement on behalf of such other business unit(s), platform(s) and/or trading desk(s) within that legal Entity.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Company Parties Signature Pages to
the Restructuring Support Agreement

TRINSEO PLC

By:	/s/ David Stasse
Name:	David Stasse
Title:	Executive Vice President and Chief Financial Officer

TRINSEO SERVICES IRELAND LIMITED COMPANY

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO SUOMI OY

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO SVERIGE AB

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO US HOLDING, INC.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Executive Vice President and Chief Financial Officer

TRINSEO LUXCO FINANCE SPV S.À R.L.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Manager

[Signature Page to Restructuring Support Agreement]

TRINSEO LUXCO S.À R.L.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Manager

TRINSEO MATERIALS FINANCE, INC.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Executive Vice President and Chief Financial Officer

TRINSEO NA FINANCE LLC

By:	/s/ David Stasse
Name:	David Stasse
Title:	Manager and Executive Vice President and Chief Financial Officer

TRINSEO NA FINANCE SPV LLC

By:	/s/ David Stasse
Name:	David Stasse
Title:	Manager and Executive Vice President and Chief Financial Officer

TRINSEO NETHERLANDS B.V.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO HOLDING S.À R.L.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Manager

[Signature Page to Restructuring Support Agreement]

TRINSEO HOLDINGS ASIA PTE. LTD.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO (HONG KONG) LIMITED

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO INTERNATIONAL HOLDING LLC

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO IRELAND GLOBAL IHB LIMITED

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO LLC

By:	/s/ David Stasse
Name:	David Stasse
Title:	Executive Vice President and Chief Financial Officer

TRINSEO BELGIUM BV

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO DEUTSCHLAND ANLAGENGESELLSCHAFT MBH

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

TRINSEO DEUTSCHLAND GMBH

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO EUROPE GMBH

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO EXPORT GMBH

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TRINSEO HOLDING B.V.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

ALTUGLAS LLC

By:	/s/ David Stasse
Name:	David Stasse
Title:	Manager

ARISTECH SURFACES LLC

By:	/s/ David Stasse
Name:	David Stasse
Title:	Manager

[Signature Page to Restructuring Support Agreement]

HEATHLAND B.V.

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

TAIWAN TRINSEO LIMITED

By:	/s/ David Stasse
Name:	David Stasse
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

[Supporting Creditor Signature Page to
the Restructuring Support Agreement]

[Intentionally Omitted]

SCHEDULE 1

Company Parties

1.	ALTUGLAS LLC

2.	ARISTECH SURFACES LLC

3.	HEATHLAND B.V.

4.	PT TRINSEO MATERIALS INDONESIA

5.	PT TRINSEO OPERATING INDONESIA

6.	TAIWAN TRINSEO LIMITED

7.	TRINSEO BELGIUM BV

8.	TRINSEO DEUTSCHLAND ANLAGENGESELLSCHAFT MBH

9.	TRINSEO DEUTSCHLAND GMBH

10.	TRINSEO EUROPE GMBH

11.	TRINSEO EXPORT GMBH

12.	TRINSEO HOLDING B.V.

13.	TRINSEO HOLDING S.À R.L.

14.	TRINSEO HOLDINGS ASIA PTE. LTD.

15.	TRINSEO (HONG KONG) LIMITED

16.	TRINSEO INTERNATIONAL HOLDING LLC

17.	TRINSEO IRELAND GLOBAL IHB LIMITED

18.	TRINSEO LLC

19.	TRINSEO LUXCO FINANCE SPV S.À R.L.

20.	TRINSEO LUXCO S.À R.L.

21.	TRINSEO MATERIALS FINANCE, INC.

22.	TRINSEO NA FINANCE LLC

23.	TRINSEO NA FINANCE SPV LLC

24.	TRINSEO NETHERLANDS B.V.

25.	TRINSEO PLC

26.	TRINSEO SERVICES IRELAND LIMITED COMPANY

27.	TRINSEO SUOMI OY

28.	TRINSEO SVERIGE AB

29.	TRINSEO US HOLDING, INC.

EXHIBIT A

Restructuring Term Sheet

TRINSEO PLC

RESTRUCTURING TERM SHEET1

This RESTRUCTURING term sheet (together with all annexes, exhibits, schedules, and attachments hereto, and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Restructuring Support Agreement, this “term sheet”)2 describes CERTAIN KEY TERMS AND CONDITIONS OF a restructuring for TRINSEO PLC and ITS SUBSIDIARIES AND affiliates THAT WILL BE EFFECTED pursuant to a JOINT chapter 11 plan OF REORGANIZATION OF THE DEBTORS, FILED BY THE DEBTORS, THAT IS CONSISTENT WITH THIS TERM SHEET AND OTHERWISE CONTAINS TERMS AND CONDITIONS ACCEPTABLE TO THE REQUISITE SUPPORTING SENIOR CREDITORS and Requisite Supporting OpCo 2028 Term Lenders AND IS CONFIRMED BY the Bankruptcy Court, IN EACH CASE, IN CASES COMMENCED IN THE United STATES Bankruptcy Court for the SOUTHERN District of TEXAS under chapter 11 of title 11 of the United States Code.

THIS TERM SHEET IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY, ANY SECURITIES; OR AN ACCEPTANCE OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY BY ANY PARTY. THIS TERM SHEET SHALL NOT BE BINDING ON ANY PARTY UNTIL THE SUPPORT EFFECTIVE DATE OCCURS ON THE TERMS DESCRIBED IN THE RESTRUCTURING SUPPORT AGREEMENT.

This Term Sheet is a settlement proposal in furtherance of settlement discussions and is accordingly protected by Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions.

[1]	Prior to the execution of the Restructuring Support Agreement, this Term Sheet shall be confidential and subject to the confidentiality agreements entered into by the recipients of this Term Sheet and the Company Parties, and may not be shared with any third-party other than as set forth in the confidentiality agreements.

[2]	Capitalized terms used but not defined in the body of this Term Sheet have the meanings ascribed to them in the section of this Term Sheet titled “Certain Defined Terms” or the Restructuring Support Agreement to which this Term Sheet is attached (the “Restructuring Support Agreement”).

The regulatory, tax, accounting, and other legal and financial matters and effects related to the RESTRUCTURING Transactions or any related or similar transaction have not been fully evaluated and any such evaluation may affect the terms and structure of any SUCH RESTRUCTURING Transactions OR RELATED OR SIMILAR TRANSACTIONS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT IN ALL RESPECTS TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS REFLECTING THE TERMS AND CONDITIONS SET FORTH HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT. THE CLOSING OF ANY SUCH RESTRUCTURING TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE CONSENT RIGHTS OF THE PARTIES SET FORTH HEREIN AND THEREIN. UNTIL THE SUPPORT EFFECTIVE DATE UNDER THE RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED, THIS TERM SHEET DOES NOT CONSTITUTE A COMMITMENT TO PROVIDE, ACCEPT, OR CONSENT TO ANY FINANCING OR OTHERWISE CREATE ANY IMPLIED OR EXPRESS LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON ANY PARTY (OR ANY AFFILIATES OF A PARTY) AT LAW OR IN EQUITY, TO NEGOTIATE OR ENTER INTO DEFINITIVE DOCUMENTS RELATED TO A RESTRUCTURING TRANSACTION OR TO NEGOTIATE IN GOOD FAITH OR OTHERWISE.

OVERVIEW
Restructuring Transactions

This Term Sheet contemplates the restructuring of the existing capital structure of the Company Parties through the Restructuring Transactions, which shall be implemented pursuant to the Definitive Documents and the Plan. The Plan shall be filed by the Debtors in the Chapter 11 Cases to be commenced in the Bankruptcy Court in accordance with the Restructuring Support Agreement.

The Restructuring Transactions shall include, among other things:

i.      the cancellation, discharge, and release of all Prepetition Funded Debt Claims in the aggregate outstanding principal amount of approximately $2.72 billion, including any related liens and guaranties against all Company Parties, in exchange for the recoveries set forth in the “Treatment of Claims and Interests” section herein, including distributions on the Plan Effective Date of, as applicable: (a) the Reorganized Common Interests; (b) Cash; (c) the Subscription Rights; and (d) the Takeback Term Loans; provided that holders of 2029 Notes Claims shall receive no recoveries or distributions on account of such Claims under the Plan;

ii.     all General Unsecured Claims being rendered Unimpaired under the Plan;

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iii.    certain Supporting Creditors committing to provide debtor-in-possession term loan facilities to the Debtors, consisting of (i) the fully-backstopped Super HoldCo DIP Facility, in the aggregate principal amount of $157.5 million, and (ii) the OpCo DIP Facility, in the aggregate principal amount of $270.0 million, in each case, on the terms and conditions set forth in the DIP Documents;

iv.    the Supporting Creditors consenting to the Debtors’ use of cash collateral during the Chapter 11 Cases to fund, among other things, the Company Parties’ businesses (including those of non-Debtors) and the Chapter 11 Cases, in each case, on the terms and conditions set forth in the Restructuring Support Agreement and the DIP Documents;

v.     the Debtors conducting the Equity Rights Offering pursuant to which Eligible Holders of Allowed Super HoldCo 1L Claims and Eligible Holders of Allowed OpCo Term Loan Claims shall be offered the right to purchase Reorganized Common Interests (subject to dilution by the MIP) for an aggregate purchase price of $450 million in accordance with the Plan and the Equity Rights Offering Documents, which Equity Rights Offering shall be fully backstopped by the Equity Rights Offering Commitment Parties on the terms and conditions set forth in the Equity Rights Offering Documents;

vi.    on the Plan Effective Date, the Reorganized Debtors entering into the Exit Term Loan Facility in the aggregate principal amount of $850 million, in the form of either (a) the Takeback Term Loan Facility, or (b) the New Term Loan Facility;

vii.   on the Plan Effective Date, (a) the Postpetition A/R Facility converting into the Exit A/R Facility, and (b) the Reorganized Debtors entering into the Exit RCF Facility in the aggregate principal amount of at least $200 million, which shall be newly-syndicated on market terms;

viii.  on the Plan Effective Date, the Reorganized Parent issuing the Reorganized Common Interests to holders of Allowed Super HoldCo 1L Claims, the Equity Rights Offering Commitment Parties, and participants in the Equity Rights Offering;

ix.    on the Plan Effective Date, all Existing Equity Interests being canceled, and holders of such Existing Equity  Interests receiving no distributions on account thereof under the Plan; and

x.      the Plan and the Confirmation Order providing for, among other things, (a) the satisfaction, settlement, discharge, and release of all Claims and Causes of Action against the Debtors pursuant to section 1141 of the Bankruptcy Code, and (b) customary debtor and third-party releases, exculpations, and injunctions, in each case, as further set forth in Annex IV hereto.

Case Financing / Use of Cash Collateral	The Restructuring Transactions and the Chapter 11 Cases shall be financed by (a) the consensual use of the Debtors’ cash collateral on terms in form and substance reasonably acceptable to the Requisite Supporting Senior Creditors and the Required Lenders (under and as defined in the DIP Credit Agreements), in consultation with the Requisite Supporting OpCo 2028 Term Lenders, and consistent with the applicable prepetition intercreditor agreements (as described in the DIP Orders), (b) the Postpetition A/R Facility, (c) the OpCo DIP Facility, and (d) the Super HoldCo DIP Facility.

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DIP Financing

OpCo DIP Facility: Certain of the Supporting RCF Lenders shall provide the OpCo Debtors with the financing under the OpCo DIP Facility, on the terms and conditions set forth in the term sheet attached hereto as Annex I (the “OpCo DIP Term Sheet”) and the OpCo DIP Documents, which shall be fully backstopped by the OpCo DIP Commitment Parties on the terms and conditions set forth in the OpCo DIP Commitment Letter.

Super HoldCo DIP Facility: Certain of the Supporting Super HoldCo 1L Lenders (including, for the avoidance of doubt, Supporting OpCo 2028 Term Loan Lenders who hold Super HoldCo 1L Claims) shall provide the Super HoldCo Debtors with the financing under the Super HoldCo DIP Facility, on the terms and conditions set forth in the term sheet attached hereto as Annex II (the “Super HoldCo DIP Term Sheet”) and the Super HoldCo DIP Documents, which shall be fully backstopped by the Super HoldCo DIP Commitment Parties (including, for the avoidance of doubt, Supporting OpCo 2028 Term Loan Lenders who hold Super HoldCo 1L Claims) on the terms and conditions set forth in the Super HoldCo DIP Commitment Letter.

The DIP Credit Agreements and DIP Orders shall be structured to comply with Irish law, including the Companies Act 2014 of Ireland. To the extent required, any steps to be taken under Irish law in connection with the DIP Facilities or any related adequate protection arrangements shall be implemented in coordination with the Chapter 11 Cases.

OpCo DIP Facility Participation and Backstop	All RCF Lenders shall execute the Restructuring Support Agreement on the Execution Date and commit in the OpCo DIP Commitment Letter to subscribe for their Pro Rata Share of the OpCo New Money Commitments (as defined in the OpCo DIP Term Sheet).
Super HoldCo DIP Facility Funding and Backstop

All Super HoldCo 1L Lenders (including, for the avoidance of doubt, Supporting OpCo 2028 Term Loan Lenders who hold Super HoldCo 1L Claims) who execute the Restructuring Support Agreement (or Joinder Agreement) on or prior to the date that is five (5) Business Days following the delivery of a notice containing the Super HoldCo DIP Commitment Letter and the Restructuring Support Agreement will have the opportunity to subscribe for their Pro Rata Share of the SHC New Money Commitments (as defined in the Super HoldCo DIP Term Sheet) based on their respective pro rata holdings of Super HoldCo 1L Claims.

To the extent that a Super HoldCo 1L Lender does not (x) execute the Restructuring Support Agreement (or Joinder Agreement) on or prior to the date that is five (5) Business Days following the delivery of such notice (in which case, such Super HoldCo 1L Lender shall have no right to participate in any portion of the Super HoldCo DIP Facility) or (y) subscribe for its Pro Rata Share of the SHC New Money Commitments, then (in either case) such unsubscribed portion of the Super HoldCo DIP Facility shall be backstopped by the Super HoldCo DIP Commitment Parties (including the Specified ERO Commitment Parties) on the terms and conditions set forth in the Super HoldCo DIP Commitment Letter.

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Postpetition A/R Facility

Certain Supporting Senior Creditors shall refinance the Prepetition A/R Facility on terms and conditions reasonably acceptable to the Debtors, the Requisite Supporting OpCo 2028 Term Lenders and the Requisite Supporting Senior Creditors (such facility as in place postpetition, the “Postpetition A/R Facility”).

On the Plan Effective Date, the Postpetition A/R Facility shall convert into, or be refinanced by, an exit A/R facility on terms and conditions reasonably acceptable to the Debtors and the Requisite Supporting Senior Creditors, in consultation with the Requisite Supporting OpCo 2028 Term Lenders (the “Exit A/R Facility”); provided that any Exit A/R Facility that is provided by a member of the Ad Hoc Group of Senior Secured Creditors must be reasonably acceptable to the Requisite Supporting OpCo 2028 Term Lenders.

Exit RCF Facility	On the Plan Effective Date, the Reorganized Debtors shall enter into a newly syndicated revolving credit facility (the “Exit RCF Facility”) on market terms and in the aggregate principal amount of at least $200 million.
Exit Term Loan Process	Prior to the Plan Effective Date, the Debtors shall commence a process, or engage one or more third-party investment banks reasonably acceptable to the Debtors and the Requisite Supporting Senior Secured Creditors, in consultation with the Requisite Supporting OpCo 2028 Term Lenders, to commence a process (the “Exit Term Loan Process”), to solicit and use commercially reasonable efforts to obtain commitments for the New Term Loan Facility from one or more third-party lenders on terms, with respect to the Reorganized Debtors, equal to or better than those set forth in the Exit Term Loan Facility Term Sheet and otherwise reasonably acceptable to the Debtors and the Requisite Supporting Senior Creditors (such financing, a “New Term Loan Facility” and the loans thereunder, “New Term Loans”).
Exit Term Loan Facility

On the Plan Effective Date, the Reorganized Debtors shall enter into a term loan facility (the “Exit Term Loan Facility”) on the terms and conditions set forth in the term sheet attached hereto as Annex III (the “Exit Term Loan Facility Term Sheet”), or such other terms as may be more favorable to the Reorganized Debtors or otherwise agreed to between the Debtors and the Requisite Supporting Senior Creditors, in consultation with the Requisite Supporting OpCo 2028 Term Lenders.

If the Debtors obtain less than $850 million of New Term Loans as a result of the Exit Term Loan Process, the difference between $850 million and the amount of New Term Loans shall be provided under a takeback term loan facility (the “Takeback Term Loan Facility”, and the loans thereunder, the “Takeback Term Loans”). For the avoidance of doubt, the Takeback Term Loans shall include customary sacred rights reasonably acceptable to the Company Parties and the Requisite Supporting OpCo 2028 Term Lenders.

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Notwithstanding anything herein or in the Exit Term Loan Facility Term Sheet to the contrary, as of the Plan Effective Date, the New Term Loans or Takeback Term Loans (as applicable, the “Exit Term Loans”), shall have an all-in yield (inclusive of interest rate, fees, and any original issue discount, calculated on a weighted average basis including any Exit Term Loans syndicated to third-party lenders and any Exit Term Loans distributed to creditors on account of their existing claims against the Debtors, “Aggregate Yield”) of no greater than [***].

The cash proceeds of any New Term Loans shall be allocated on a pro-rata basis upon a creditor’s entitlement to receive $850 million of Takeback Term Loans (had no New Term Loans been obtained).

Equity Rights Offering

On the Plan Effective Date, the Reorganized Debtors shall consummate a rights offering pursuant to applicable exemptions from registration under section 4(a)(2) of the Securities Act, section 1145 of the Bankruptcy Code and/or any other applicable exemption from registration under the Securities Act (the “Equity Rights Offering”), subject to the Equity Rights Offering Procedures to be included in the Plan Supplement, and distribute Subscription Rights to purchase Reorganized Common Interests (subject to dilution by the MIP) for an aggregate purchase price of $450 million. The Equity Rights Offering shall be open to Eligible Holders of Allowed Super HoldCo 1L Claims and Eligible Holders of Allowed OpCo 2028 Term Loan Claims and allocated as follows; provided that the Equity Rights Offering Procedures shall include customary eligibility requirements, investor representations, transfer restrictions and securities legend mechanics:

i.      each holder of an Allowed Super HoldCo 1L Claim shall receive its Pro Rata Share (determined based on the aggregate amount of Allowed Super HoldCo 1L Claims) of subscription rights (the “Super HoldCo Subscription Rights”) to purchase 36.99% of the Reorganized Common Interests (subject to dilution by the MIP) (the “Super HoldCo ERO Interests”) for an aggregate purchase price of $209.25 million; and

ii.     each holder of an Allowed OpCo 2028 Term Loan Claim shall receive its Pro Rata Share (determined based on the aggregate amount of Allowed OpCo 2028 Term Loan Claims) of subscription rights (the “2028 OpCo Subscription Rights” and, together with the Super HoldCo Subscription Rights, the “Subscription Rights”) to purchase 10.74% of the Reorganized Common Interests (subject to dilution by the MIP) (the “2028 OpCo ERO Interests” and, together with the Super HoldCo ERO Interests, the “ERO Interests”) for an aggregate purchase price of $60.75 million.[3]

[3]	The Subscription Rights percentages set forth in clauses (i) and (ii) account for the settlement of the Allowed OpCo Intercompany Term Loan Claims as contemplated herein.

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The proceeds of the Equity Rights Offering shall be used to: (a) first, repay in full in Cash the OpCo DIP Claims; (b) second, repay in full in Cash the Super HoldCo New Money DIP Claims; (c) third, make distributions on account of RCF Claims (including accrued but unpaid postpetition interest at the non-default contract rate); and (d) fourth, make distributions on account of Super HoldCo DIP Roll-Up Claims, in each case as provided in the “Treatment of Claims and Interests” section herein.
Equity Rights Offering Backstop

Certain Supporting Super HoldCo 1L Lenders (including, for the avoidance of doubt, the Specified ERO Commitment Parties, the “HoldCo ERO Commitment Parties”) shall backstop the purchase of any unsubscribed Super HoldCo ERO Interests, and certain Supporting OpCo 2028 Term Lenders (the “2028 OpCo ERO Commitment Parties”) shall backstop the purchase of any unsubscribed 2028 OpCo ERO Interests, on the terms and conditions set forth in the Equity Rights Offering Commitment Letters. The opportunity to backstop the Equity Rights Offering shall be available pro rata to all holders of Allowed Super HoldCo 1L Claims and Allowed OpCo 2028 Term Loan Claims, as applicable, subject to such party having executed the Restructuring Support Agreement (or a Joinder Agreement) and provided a written indication of interest in being a backstop party within five (5) Business Days after the delivery of a notice containing the Restructuring Support Agreement.

In consideration for backstopping the Equity Rights Offering:

i.      the HoldCo ERO Commitment Parties shall receive their Pro Rata Share of (a) $5 million principal amount of Takeback Term Loans (or Cash, if sufficient New Term Loans are borrowed) and 0.5% of the Reorganized Common Interests (subject to dilution by the MIP) (together, the “HoldCo Settlement Premium Interests”), and (b) 6.16% of the Reorganized Common Interests (subject to dilution by the MIP) on account of the put option premium of 10% of the Super HoldCo ERO amount, paid in equity (the “HoldCo ERO Premium Interests”); provided that each HoldCo ERO Commitment Party (other than the Specified ERO Commitment Parties) agrees that each such party’s share of the HoldCo Settlement Premium Interests shall be payable on the terms and subject to the conditions set forth in the applicable Equity Rights Offering Commitment Letter to the Specified ERO Commitment Parties, with 80% payable to the Specified ERO Commitment Party with a greater principal amount of OpCo 2028 Term Loan Claims and 20% to the Specified ERO Commitment Party with a lesser principal amount of OpCo 2028 Term Loan Claims; and

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ii.     the 2028 OpCo ERO Commitment Parties shall receive their Pro Rata Share of (a) 2.0% of the Reorganized Common Interests (subject to dilution by the MIP), and (b) 1.79% of the Reorganized Common Interests (subject to dilution by the MIP) on account of the put option premium of 10% of the 2028 OpCo ERO amount, paid in equity (the “2028 OpCo ERO Premium Interests” and, together with the HoldCo Settlement Premium Interests and the HoldCo ERO Premium Interests, the “Premium Interests”).

In connection with the Equity Rights Offering, (a) the HoldCo ERO Commitment Parties shall solely be entitled to purchase 24.66% of the Reorganized Common Interests (subject to dilution by the MIP) for an aggregate purchase price of $139.50 million (the “HoldCo ERO Allocation Interests”), and (b) the 2028 OpCo ERO Commitment Parties shall solely be entitled to purchase 7.16% of the Reorganized Common Interests (subject to dilution by the MIP) for an aggregate purchase price of $40.50 million (the “2028 OpCo ERO Allocation Interests” and, together with the HoldCo ERO Allocation Interests, the “ERO Allocation Interests”).

Reorganized Common Interests	On the Plan Effective Date, Reorganized Parent shall issue the Reorganized Common Interests and any other class of common interests on the terms and conditions set forth in this Term Sheet and otherwise reasonably acceptable to the Debtors and the Requisite Supporting Senior Creditors.
TREATMENT OF CLAIMS AND INTERESTS
Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(9)(A) of the Bankruptcy Code.
Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.
Professional Fee Claims

On or before the Plan Effective Date, the Debtors shall establish and fund the Professional Fee Reserve Account with the Professional Fee Reserve Amount.

For the avoidance of doubt, the Professional Fee Reserve Account shall be maintained in trust solely for the Retained Professionals. Such funds shall not be considered property of the estates of the Debtors or the Reorganized Debtors.

Postpetition A/R Claims	Except to the extent that a holder of an Allowed Postpetition A/R Claim agrees to less favorable treatment of its Allowed Postpetition A/R Claim, on the Plan Effective Date, each holder of an Allowed Postpetition A/R Claim shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for such Allowed Postpetition A/R Claim, such treatment as is sufficient to render such Allowed Postpetition A/R Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

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Super HoldCo DIP Claims

The Super HoldCo DIP Claims shall be deemed Allowed in an amount equal to: (i) the principal amount outstanding under the Super HoldCo DIP Facility as of the Plan Effective Date; (ii) all interest accrued and unpaid thereon to the date of payment; (iii) the Put Option Premium (as defined in the Super HoldCo DIP Commitment Letter); and (iv) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the Super HoldCo DIP Documents.

Except to the extent that a holder of an Allowed Super HoldCo DIP Claim agrees to less favorable treatment, on the Plan Effective Date, each holder of an Allowed Super HoldCo DIP Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Super HoldCo DIP Claim:

i.      with respect to Super HoldCo New Money DIP Claims, payment in full in Cash; and

ii.     with respect to Super HoldCo DIP Roll-Up Claims, its Pro Rata Share of the Super HoldCo DIP Roll-Up Distribution.

OpCo DIP Claims

The OpCo DIP Claims shall be deemed Allowed in an amount equal to: (i) the principal amount outstanding under the OpCo DIP Facility as of the Plan Effective Date; (ii) all interest accrued and unpaid thereon to the date of payment; (iii) the Put Option Premium (as defined in the OpCo DIP Commitment Letter); and (iv) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the OpCo DIP Documents.

Except to the extent that a holder of an Allowed OpCo DIP Claim agrees to less favorable treatment, on the Plan Effective Date, each holder of an Allowed OpCo DIP Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Allowed OpCo DIP Claim, payment in full in Cash.

For the avoidance of doubt, with respect to the OpCo DIP Roll-Up Claims, accrued postpetition interest shall be Allowed at the default rate; provided, however, that no distribution shall be made on account of such default rate interest.

Other Priority Claims

Except to the extent that a holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, on the Plan Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

Unimpaired – Presumed to Accept

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Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, on the Plan Effective Date, such holder shall, at the option of the Debtors (with the consent of the Requisite Supporting Senior Creditors), either (i) receive delivery of the collateral securing its Allowed Other Secured Claim, (ii) have such Allowed Other Secured Claim reinstated, or (iii) receive such other treatment rendering its Allowed Other Secured Claim Unimpaired.

Unimpaired – Presumed to Accept

RCF Claims

The RCF Claims shall be deemed Allowed in the aggregate principal amount of $347,963,333.29, plus accrued and unpaid fees, costs, and interest.

Except to the extent that a holder of an Allowed RCF Claim agrees in writing to less favorable treatment, on the Plan Effective Date, each holder of an Allowed RCF Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed RCF Claim, its Pro Rata Share of the RCF Distribution; provided that no distribution shall be made on account of any default rate interest that has accrued as of the Petition Date.

Impaired – Entitled to Vote

Super HoldCo 1L Claims

The Super HoldCo 1L Claims shall be deemed Allowed in the aggregate principal amount of $1,266,201,797.15, plus accrued and unpaid fees, costs, and interest as of the Petition Date.

Except to the extent that a holder of an Allowed Super HoldCo 1L Claim agrees in writing to less favorable treatment, on the Plan Effective Date each holder of an Allowed Super HoldCo 1L Claim (other than on account of any portion of such Claim rolled up as part of the Super HoldCo DIP Facility) shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Super HoldCo 1L Claim, its Pro Rata Share of the Super HoldCo 1L Distribution.

Impaired – Entitled to Vote

OpCo Term Loan Claims

The OpCo Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $2,223,858,986.46, comprised of: (a) $716,250,000.00 in principal amount of the OpCo 2028 Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date and (b) $1,507,608,986.46 in principal amount of the OpCo Intercompany Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date, but subject to the terms of the Intercompany Settlement described below.

Except to the extent that a holder of an Allowed OpCo Term Loan Claim agrees in writing to less favorable treatment, on the Plan Effective Date, each holder of an Allowed OpCo Term Loan Claim shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed OpCo Term Loan Claim, its Pro Rata Share of:

i.      the OpCo Exit Distribution; provided that the amount of the OpCo Exit Distribution allocable to Allowed OpCo Intercompany Term Loan Claims shall instead be distributed pro rata to the Supporting OpCo 2028 Term Lenders on account of their Allowed OpCo 2028 Term Loan Claims as a gift through a carve-out of the collateral securing the Allowed OpCo Intercompany Term Loan Claims; and

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ii.     the OpCo Subscription Rights; provided that Supporting OpCo 2028 Term Lenders shall have the right to assign their OpCo Subscription Rights in exchange for a cash payment (solely to the extent such payment is funded in advance in full by one or more Supporting OpCo 2028 Term Lenders) equal to its pro rata share (based upon all OpCo 2028 Term Loan Claims) of 2% of the Reorganized Common Interests, to the extent permitted by applicable law and such assignment does not result in material adverse tax consequences to the Debtors or the Reorganized Debtors, as further set forth in the Equity Rights Offering Commitment Letters.

Impaired – Entitled to Vote

2029 Notes Claims

On the Plan Effective Date, the 2029 Notes Claims shall be canceled, released, discharged, and extinguished and shall be of no further force or effect, and each holder of a 2029 Notes Claim shall receive no recovery on account of such 2029 Notes Claims.

Impaired – Deemed to Reject

General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on or as soon as practicable after the Plan Effective Date (or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later), each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, discharge and release of such Allowed General Unsecured Claim, such treatment rendering such Allowed General Unsecured Claim Unimpaired; provided that no holder shall receive any distribution on account of a Claim previously satisfied prior to or during the Chapter 11 Cases.

Unimpaired – Presumed to Accept

510(b) Claims

On the Plan Effective Date, all 510(b) Claims shall be canceled, released, discharged, and extinguished and shall be of no further force or effect, and holders of 510(b) Claims shall not receive any recovery or distribution on account of such 510(b) Claims.

Impaired – Deemed to Reject

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Intercompany Claims

On or as soon as reasonably practicable after the Plan Effective Date, all Intercompany Claims shall, at the option of the Debtors or the Reorganized Debtors, as applicable, either be reinstated or set off, settled, distributed, contributed, merged, canceled, or released.

Impaired / Unimpaired – Deemed to Reject / Presumed to Accept

Intercompany Interests

On the Plan Effective Date, all Intercompany Interests shall, at the option of the Debtors or the Reorganized Debtors, as applicable, either be reinstated or set off, settled, distributed, contributed, merged, canceled, or released.

Impaired / Unimpaired – Deemed to Reject / Presumed to Accept

Existing Equity Interests

On the Plan Effective Date, Existing Equity Interests shall be canceled, released, discharged, and extinguished (which cancellation, to the extent required under applicable law, shall be effectuated pursuant to Irish Law), and each holder of Existing Equity Interests shall receive no recovery or distribution on account of such Existing Equity Interests.

Impaired – Deemed to Reject

OTHER MATERIAL PROVISIONS
Exemptions from Registration	The Plan and Confirmation Order shall provide that the issuance and distribution of any securities thereunder, including the Reorganized Common Interests (including the ERO Interests, the Premium Interests, and the ERO Allocation Interests), will be exempt from the registration requirements under the Securities Act and applicable state securities laws pursuant to section 4(a)(2) of the Securities Act, section 1145 of the Bankruptcy Code or any other applicable exemption from registration under the Securities Act, in each case to the fullest extent permitted thereunder. Any Reorganized Common Interests that are not eligible for the section 1145 exemption (including, without limitation, Reorganized Common Interests issued on account of the Equity Rights Offering and the backstop thereof, and any Reorganized Common Interests issued to any Person that is an “underwriter” within the meaning of section 1145(b) of the Bankruptcy Code) shall be issued in reliance on the exemption from registration provided by section 4(a)(2) of the Securities Act and/or Regulation D thereunder and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, and shall be subject to applicable resale limitations.
Corporate Governance

Corporate governance documents for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents, as applicable, shall contain terms reasonably acceptable to the Requisite Supporting Senior Creditors, in consultation with the Requisite Supporting OpCo 2028 Term Lenders, and included in the Plan Supplement.

The board of directors of the Reorganized Parent (the “New Board”) shall be determined by the HoldCo ERO Commitment Parties, in their sole discretion; provided, that the New Board shall contain (a) Reorganized Parent’s Chief Executive Officer and (b) one (1) member selected by the Supporting OpCo 2028 Term Lenders, which member may be removed or replaced by certain of the Supporting OpCo 2028 Term Lenders on customary terms subject to continuing equity ownership thresholds.

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After the Plan Effective Date, each Reorganized Debtor shall be a private company not subject to any reporting requirements promulgated by the United States Securities and Exchange Commission, to the extent permitted by applicable law.

Corporate governance documents for the Reorganized Debtors shall contain customary protections for minority equity holders reasonably acceptable to the Requisite Supporting OpCo 2028 Term Lenders, including preemptive rights and tag-along rights.

Intercompany Settlement

Subject in all respects to approval and consummation thereof, the Plan shall provide for and give effect to a settlement of all Intercompany Claims and Causes of Action among the Company Parties, including any Claims or Causes of Action investigated as part of the OpCo Investigation, on terms acceptable to the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders and consistent with the Restructuring Support Agreement. The Intercompany Settlement shall include, among other things:

i.      the Allowance of the OpCo Intercompany Term Loan Claims in an aggregate liquidated amount equal to $1,507,608,986.46, plus accrued and unpaid principal, fees, costs, and interest as of the Petition Date, but shall exclude, for the avoidance of doubt, any make-whole premium, yield protection fee (including the 2023 Yield Protection Fee, the 2025 Tranche A Yield Protection Fee, and the 2025 Tranche B Yield Protection Fee (each as defined in the OpCo Term Loan Credit Agreement)), prepayment premium, call protection, applicable premium, or similar amount;

ii.     the opportunity for the Supporting OpCo 2028 Term Lenders to participate in the backstop of the Equity Rights Offering, and to receive the compensation associated therewith, in each case on the terms and conditions set forth herein and in the Equity Rights Offering Commitment Letters;

iii.    the treatment afforded to the OpCo 2028 Term Loan Claims under the Plan, including the OpCo Exit Distribution and the OpCo Subscription Rights;

iv.    the allocation of Professional Fee Claims of the Retained Professionals as follows: 50% to the Super HoldCo Debtors and 50% to the OpCo Debtors;

v.     the allocation of Restructuring Fees and Expenses as follows: (a) the fees and expenses of the Ad Hoc Group of Senior Secured Creditors Advisors shall be allocated pro rata based on the total face amount of Super HoldCo 1L Claims and RCF Claims outstanding as of the Petition Date, with the portion allocated on account of Super HoldCo 1L Claims to be paid by the Super HoldCo Debtors and the portion allocated on account of RCF Claims to be paid by the OpCo Debtors; and (b) the fees and expenses of the Ad Hoc Group of OpCo 2028 Term Lenders Advisors shall be paid by the OpCo Debtors;

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vi.    the gift through a carve-out of the collateral securing the Allowed OpCo Intercompany Term Loan Claims of the portion of the OpCo Exit Distribution otherwise allocable to such Claims to Supporting OpCo 2028 Term Lenders, as described in the “Treatment of Claims and Interests” section herein; and

vii.   the right of Supporting OpCo 2028 Term Lenders to designate one member of the New Board.

Management Incentive Plan

On the Plan Effective Date, the New Board shall adopt a management incentive plan (the “MIP”) that reserves for issuance a pool equal to 10% of the Reorganized Common Interests (on a fully diluted basis) for awards to employees, non-employee directors and other service providers in the form of options, appreciation rights or other equity-linked instruments, as determined by the New Board.

The New Board shall award a minimum of 4.0% of the Reorganized Common Interests to employees, non-employee directors, and other service providers within ninety (90) days of the Plan Effective Date.

Employee Compensation and Benefit Programs

The employment agreements and severance policies, and all employment, compensation and benefit plans, retention plans, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and policies and programs of each of the Debtors applicable to any of its employees and retirees, in each case existing as of the Plan Effective Date (collectively, the “Employee Plans”), shall be assumed (and assigned to the Reorganized Debtors, if necessary).

For the avoidance of doubt, if an Employee Plan provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date, such Employee Plan shall be assumed in all respects other than the provisions of such agreement relating to Interest awards.

Tax Structure

The Restructuring Transactions shall be structured in a manner that (a) eliminates or minimizes Cash taxes payable by the Debtors, the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders and (b) preserves or otherwise maximizes favorable tax attributes (including tax basis) of the Debtors to the extent practicable and commercially reasonable as determined by the Debtors and the Requisite Supporting Senior Creditors, in consultation with the Requisite Supporting OpCo 2028 Term Lenders.

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The Debtors and Supporting Creditors shall cooperate in good faith to give effect to the foregoing and implement the Restructuring Transactions in a tax-efficient manner on a U.S. and non-U.S. basis, including Ireland.
Indemnification of Prepetition Directors, Officers, Managers, et al.	Notwithstanding anything herein to the contrary and to the extent permitted by applicable law, all indemnification obligations in place as of the Plan Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed, honored, reinstated, and remain intact and irrevocable and in full force and effect (and on terms no less favorable than those in place prior to the Restructuring Transactions) after the Plan Effective Date, and shall survive the effectiveness of the Restructuring Transactions unimpaired under the Plan, irrespective of when such obligation arose, as applicable; provided that the Reorganized Debtors shall not be required to indemnify or advance any expenses in connection with any claim made against any such director or officer to the extent any claim or suit is finally adjudicated to have arisen out of or resulted from such director’s or officer’s willful misconduct or fraud. To the extent necessary, the governance documents adopted or amended as of the Plan Effective Date shall include provisions to give effect to the foregoing.
D&O Policy/Tail

Prior to or on the Plan Effective Date, the Debtors shall obtain a customary, non-cancellable “tail” directors’ and officers’ liability insurance policy (such “tail policy,” together with all other directors’ and officers’ liability insurance policies and all agreements, documents, or instruments related thereto, collectively, the “D&O Policies”) with a claims period of six (6) years from the Plan Effective Date.

On and after the Plan Effective Date, all D&O Policies (including the foregoing “tail” policy) shall be assumed by the Reorganized Debtors and remain in place, in each case, on terms for coverage and amounts to be mutually determined by the Reorganized Debtors and the Requisite Supporting Senior Creditors.

The Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policies in effect on the Plan Effective Date, and any current and former directors, officers, managers, and employees of the Debtors and their Affiliates who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such D&O Policies in effect on the Plan Effective Date for the full term of such policies regardless of whether such directors, officers, managers, and employees remain in such positions after the Plan Effective Date.

Prior to the Plan Effective Date, the Reorganized Debtors shall arrange for directors’ and officers’ liability insurance coverage for each of the members of the New Board, with such coverage to take effect on the Plan Effective Date.

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Executory Contracts and Unexpired Leases

The Debtors’ executory contracts and unexpired leases that are not rejected as of the Plan Effective Date shall be deemed assumed and, where applicable, amended (as needed to implement the terms of the Restructuring Transactions) pursuant to section 365 of the Bankruptcy Code.

The treatment of all executory contracts and unexpired leases shall be subject to the reasonable consent of the Requisite Supporting Senior Creditors so long as the Restructuring Support Agreement remains in full force and effect. Any claims arising from the rejection of executory contracts or unexpired leases shall be General Unsecured Claims.

Releases and Exculpations	The Plan and the Confirmation Order shall include customary exculpation provisions and debtor and third-party release provisions to the fullest extent permitted by law in favor of the Debtors, officers, directors, employees, estate fiduciaries and advisors to the same, the DIP Lenders, the Supporting Creditors, the DIP Agents, the RCF Agent, the Super HoldCo 1L Agent, the OpCo Term Loan Agent, any other parties to the Restructuring Support Agreement, and their respective related parties providing for the release of claims, litigation, or other causes of action arising on or before the Plan Effective Date (including, for the avoidance of doubt, claims arising under the federal or state securities laws, subject to customary carve-outs), substantially identical to those set forth in Annex IV attached hereto. The Plan and Confirmation Order shall also include findings under section 1125(e) of the Bankruptcy Code with respect to the solicitation of acceptances or rejections of the Plan.
Lien and Guaranty Releases	On the Plan Effective Date, the Supporting Creditors shall release, or cause to be released, to the extent not automatically released as a result of the Restructuring Transactions, all guaranties and liens granted under the Prepetition Funded Debt Documents, including by instructing the applicable Agents to execute and deliver all Lien/Guaranty Release Documents and to make all local filings required to release security interests granted by any Debtor or any non-Debtor obligor of the Prepetition Funded Debt (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement). The Confirmation Order shall direct the foregoing.
Conditions Precedent to Plan Effective Date

The occurrence of the Plan Effective Date will be subject to the satisfaction or waiver of the following conditions by the Company Parties, with the consent of the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders (such consent not to be unreasonably withheld, conditioned, or delayed):

i.      each Definitive Document shall (a) be materially consistent with the Restructuring Support Agreement and otherwise approved by the applicable Parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and shall remain in full force and effect, and (c) be adopted or amended on terms materially consistent with the Restructuring Support Agreement and this Term Sheet;

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ii.     the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall not be stayed, modified, or vacated;

iii.    the Restructuring Support Agreement, the DIP Facilities, and the DIP Orders shall not have been terminated in accordance with their respective terms for any reason other than the occurrence of the Plan Effective Date, and there shall not have occurred and be continuing any event, act, or omission that, but for the expiration of time, would permit the Requisite Supporting Senior Creditors or the Requisite Supporting OpCo 2028 Term Lenders to terminate the Restructuring Support Agreement or the Required Lenders (as defined in the DIP Credit Agreements) to terminate the DIP Facilities in accordance with their respective terms upon the expiration of such time;

iv.    all governmental approvals and consents, including all Regulatory Approvals, that are legally required for the consummation of the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

v.     no Governmental Body shall have enjoined the Restructuring Transactions contemplated herein, in the Restructuring Support Agreement, and in the Definitive Documents;

vi.    the cancellation of the Existing Equity Interests shall have been cancelled under Irish Law (or shall be cancelled effective concurrently with effectiveness of the Plan);

vii.   all Restructuring Fees and Expenses shall have been paid in full in Cash;

viii.  the Professional Fee Reserve Account shall have been established and funded with the Professional Fee Reserve Amount; and

ix.     all Lien/Guaranty Release Documents shall have been executed and delivered, and all local filings required to release security interests granted by any Debtor or any non-Debtor obligor of the Prepetition Funded Debt (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement) shall have been made or shall be made substantially concurrently with the Plan Effective Date.

CERTAIN DEFINED TERMS
“2029 Notes Claims”	Claims arising under, derived from, or based on the 2029 Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding, if applicable), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2029 Indenture and related documents.

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“510(b) Claims”	Any Claim against the Debtors subject to subordination under section 510(b) of the Bankruptcy Code.
“Administrative Claim”	Any Claim against the Debtors for costs and expenses of administration of the Chapter 11 Cases that is allowed under sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through and including the Plan Effective Date of preserving the estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Plan Effective Date; and (c) all fees and charges assessed against the estates under section 1930, chapter 123, of title 28, United States Code.
“Allowed”	With respect to any Claim against a Debtor, (a) a Claim arising on or before the Plan Effective Date (i) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (ii) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (b) a Claim as to which the liability of such Debtor and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (c) a Claim expressly allowed under the Plan.
“DIP Claims”	Collectively, the OpCo DIP Claims and the Super HoldCo DIP Claims.
“Equity Interests”	With respect to any Person, any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in such Person, including all issued, unissued, authorized, or outstanding shares of capital stock of such Person and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in such Person.
“Eligible Holders”	A holder of an Allowed OpCo Term Loan Claim or Allowed Super HoldCo 1L Claim, as applicable, that is (i) a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act), or (ii) a non-U.S. person in an “offshore transaction” (as defined under Regulation S under the Securities Act).

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“Existing Equity Interests”	All Equity Interests in Trinseo PLC immediately prior to the Plan Effective Date.
“Final Order”	An order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that (a) is in full force and effect, (b) is not stayed, and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, however, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Rule under the Federal Rules of Bankruptcy Procedure (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.
“General Unsecured Claims”	Any unsecured Claim against the Debtors that is not an Administrative Claim, a DIP Claim, a Postpetition A/R Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, an RCF Claim, a Super HoldCo 1L Claim, an OpCo Term Loan Claim, a 2029 Notes Claim, a 510(b) Claim, or an Intercompany Claim. For the avoidance of doubt, General Unsecured Claims include claims resulting from the rejection of executory contracts and unexpired leases.
“Intercompany Claim”	Any Claim against a Debtor held by another Debtor, other than the OpCo Intercompany Term Loan Claims.
“Intercompany Interest”	Any Equity Interests in one Debtor held by another Debtor.
“OpCo DIP Claims”	Any Claim arising from, under, or in connection with the OpCo DIP Facility (including, for the avoidance of doubt, any new money loans and any roll-up loans thereunder).
“OpCo Debtors”	Collectively, Trinseo Holding S.à r.l., Trinseo Materials Finance, Inc., Trinseo International Holdings LLC, Trinseo Luxco S.à r.l., Trinseo US Holding, Inc., Trinseo Holding B.V., and Trinseo LLC.
“OpCo Exit Distribution”	$35 million principal amount of Takeback Term Loans (or Cash, if sufficient New Term Loans are borrowed).
“OpCo Intercompany Term Loans”	The term loans under the OpCo Term Loan Credit Agreement among the OpCo Term Loan Parties, the OpCo Term Loan Agent, and Trinseo Luxco Finance, as lender.
“OpCo Term Loan Claims”	Claims arising under, derived from, or based on the OpCo Term Loan Credit Agreement, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding, if applicable), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the OpCo Term Loan Credit Agreement and related documents, and including, for the avoidance of doubt, the OpCo 2028 Term Loan Claims and the OpCo Intercompany Term Loan Claims.

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“Other Priority Claim”	Any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a Priority Tax Claim, or a DIP Claim.
“Other Secured Claim”	Any secured Claim against a Debtor, other than a DIP Claim or a Prepetition Funded Debt Claim.
“Postpetition A/R Claim”	Any Claim against a Debtor on account of, arising under, or relating to the Postpetition A/R Facility.
“Priority Tax Claim”	Any Claim of a Governmental Body against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.
“Pro Rata Share”	Except as provided herein, Pro Rata Share means, with respect to any Claim, an amount equal to the ratio (expressed as a percentage) that the amount of such Claim bears to the aggregate amount of all Claims in its class.
“Professional Fee Claim”	A Claim for accrued professional compensation under sections 328, 330, 331 or 503 of the Bankruptcy Code for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Plan Effective Date.
“Professional Fee Reserve Account”	A reserve account to be established by the Debtors on or before the Plan Effective Date for the purpose of paying Professional Fee Claims.
“Professional Fee Reserve Amount”	An amount sufficient to pay all estimated fees (as estimated by each applicable Retained Professional) of the Retained Professionals through the Plan Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Retained Professional’s final request for payment of Professional Fee Claims.
“RCF Claims”	Claims arising under, derived from, or based on the RCF Credit Agreement, including any claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding, if applicable), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the RCF Credit Agreement and related documents.
“RCF Distributable Cash”	The amount by which the projected, unrestricted Cash on hand of the Debtors or Reorganized Debtors on the Plan Effective Date (including, for the avoidance of doubt, net Cash proceeds of the New Term Loan Facility (if applicable) and the Equity Rights Offering) exceeds $125 million, after taking into account any amounts paid or to be paid on account of the treatment afforded under the Plan to OpCo DIP Claims and Super HoldCo New Money DIP Claims, as determined in good faith by the Debtors’ Chief Restructuring Officer.

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“RCF Distribution”

i.     the RCF Distributable Cash, if any; and

ii.    to the extent the aggregate amount of Allowed RCF Claims exceeds any RCF Distributable Cash, the amount of such excess in the form of: Takeback Term Loans or Cash, if sufficient New Term Loans are borrowed.

“Retained Professional”	An entity, as defined in section 101(27) of the Bankruptcy Code: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered on or after the Petition Date and prior to or on the Plan Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, in each case, excluding any ordinary course professionals retained pursuant to a Final Order.
“Securities Act”	The Securities Act of 1933, as amended.
“Specified ERO Commitment Parties”	The two members of the Ad Hoc Group of OpCo 2028 Term Lenders that directly or beneficially hold greater than $50 million in Super HoldCo 1L Claims as of the Execution Date.
“Super HoldCo 1L Claims”	Claims arising under, derived from, or based on the Super HoldCo 1L Credit Agreement, including any claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding, if applicable), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the Super HoldCo 1L Credit Agreement and related documents.
“Super HoldCo 1L Distribution”

i.     $810 million minus the aggregate amount of Takeback Term Loans and/or Cash distributed pursuant to clause (ii) of the definition of “RCF Distribution” and clause (ii) of the definition of “Super HoldCo DIP Roll-Up Distribution,” in the form of Takeback Term Loans (or Cash, if sufficient New Term Loans are borrowed);

ii.    10.0% of the Reorganized Common Interests (subject to dilution by the MIP); and

iii.   the Super HoldCo Subscription Rights.[4]

“Super HoldCo Debtors”	Collectively, Trinseo Luxco Finance SPV S.à r.l., Trinseo NA Finance SPV LLC, Trinseo PLC, Aristech Surfaces LLC, Altuglas LLC, and Trinseo NA Finance LLC.

[4]	The Super HoldCo Subscription Rights account for settlement of the Allowed OpCo Intercompany Term Loan Claims as contemplated herein.

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“Super HoldCo DIP Claims”	Any Claim arising from, under, or in connection with the Super HoldCo DIP Facility (including, for the avoidance of doubt, any new money loans and any roll-up loans thereunder).
“Super HoldCo DIP Distributable Cash”	The amount, if any, by which the RCF Distributable Cash exceeds the aggregate amount of Allowed RCF Claims.
“Super HoldCo DIP Roll-Up Claims”	Any Super HoldCo DIP Claim arising from, under, or in connection with the Super HoldCo DIP Roll-Up Loans (as defined in the DIP Orders).
“Super HoldCo DIP Roll-Up Distribution”

i.      the Super HoldCo DIP Distributable Cash, if any;

ii.     the amount by which the aggregate amount of Allowed Super HoldCo DIP Roll-Up Claims exceeds the amount of any Super HoldCo DIP Distributable Cash in the form of Takeback Term Loans or Cash, if sufficient New Term Loans are borrowed.

“Super HoldCo New Money DIP Claims”	Any Super HoldCo DIP Claim arising from, under, or in connection with the New Money Super HoldCo DIP Loans (as defined in the DIP Orders).
“Unimpaired”	With respect to a class of Claims or Interests, a class that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

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Annex I

OpCo DIP Term Sheet

Trinseo Holding S.à r.l.
OpCo DIP Facility Term Sheet

This term sheet (together with all annexes, exhibits and schedules attached hereto, this “OpCo DIP Term Sheet”) sets forth certain material terms of the proposed OpCo DIP Facility (as defined below) as further described in the commitment letter, to which this OpCo DIP Term Sheet is attached, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “OpCo DIP Commitment Letter”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Restructuring Support Agreement, dated as of May 13, 2026 (together with all annexes, exhibits and schedules attached thereto, including the Restructuring Term Sheet (as defined therein) attached thereto, in each case, as amended supplemented or modified in accordance with its terms, the “RSA”).

This OpCo DIP Term Sheet does not address all terms that would be required in connection with the OpCo DIP Facility or that will be set forth in the OpCo DIP Documents (as defined below), which are subject to negotiation and further subject to execution of definitive documents, pleadings and proposed forms of orders that are in form and substance acceptable to the ad hoc group of OpCo Revolving Lenders (as defined below) represented by Paul Hastings LLP (the “Ad Hoc Group”), in its discretion, and the OpCo Borrowers.

THIS OPCO DIP TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

Borrowers	Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg (the “OpCo Lead Borrower”) and Trinseo Materials Finance, Inc., a Delaware corporation (the “OpCo Co-Borrower”, together with the OpCo Lead Borrower, the “OpCo Borrowers” and each, an “OpCo Borrower”), in each OpCo Borrower’s capacity as a debtor and debtor-in-possession in the cases (the “OpCo Borrowers’ Cases”) to be filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), which shall be jointly administered with the OpCo Guarantors’ Cases (as defined below).
Guarantors	Trinseo Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg (“OpCo Holdings”), in its capacity as a debtor and debtor-in-possession, and each Affiliate that is an obligor under the Existing OpCo Revolving Loan Facility as set forth on Schedule I hereto (collectively with OpCo Holdings, the “OpCo Loan Guarantors” and, together with the OpCo Borrowers, the “OpCo Loan Parties”) , and with respect to such entities that are debtors as set forth on Schedule I hereto (the “OpCo Debtors”) in their capacities as debtors and debtors-in-possession in the cases to be filed under the Bankruptcy Code with the Bankruptcy Court contemporaneously and jointly administered with the OpCo Borrowers’ Cases (the “OpCo Guarantors’ Cases” and, collectively with the OpCo Borrowers’ Cases, the “Chapter 11 Cases”); provided that, with respect to any such entity that is not an OpCo Debtor that is otherwise required to be an OpCo Loan Guarantor, to the extent that such entity is not or cannot be made an OpCo Loan Guarantor on the Closing Date (or provide the applicable guarantees, liens and/or security interests set forth herein) after the use of commercially reasonable efforts to do so, then such entity shall not be required to become an OpCo Loan Guarantor (or provide the applicable guarantees, liens and/or security interests set forth herein) on the Closing Date, but instead shall be required to become an OpCo Loan Guarantor (and provide such applicable guarantees, liens and/or security interests), to the extent permitted by applicable law, on a post-closing basis. The date of commencement of the Chapter 11 Cases is referred to herein as the “Petition Date”.

Administrative Agent and Collateral Agent	The administrative agent and the collateral agent for the OpCo DIP Lenders (as defined below) with respect to the OpCo DIP Facility (in such capacities, the “OpCo DIP Agent”) shall be a financial institution selected by, and qualified to perform the duties customarily associated with such roles as determined by, the Required OpCo DIP Lenders, which shall be reasonably acceptable to the OpCo Borrowers and the OpCo Debtors; provided, that Deutsche Bank AG New York Branch, as administrative agent and collateral agent, shall be deemed reasonably acceptable.
OpCo DIP Lenders	The OpCo Revolving Lenders that are parties to the RSA have committed to provide the full OpCo DIP Facility pursuant to the Opco DIP Commitment Letter (each an “OpCo DIP Lender”, and collectively, the “OpCo DIP Lenders” and, together with the OpCo DIP Agent, the “OpCo DIP Secured Parties”).
Prepetition OpCo Revolving Loan Facility	That certain Credit Agreement, dated as of January 17, 2025, as amended by that certain First Amendment, dated as of March 19, 2026, among the OpCo Borrowers, the other borrowers and guarantors party thereto, OpCo Holdings, Deutsche Bank AG New York Branch, as administrative agent and collateral agent (in such capacity, the “OpCo Revolving Loan Representative”) and the lenders party thereto (the “OpCo Revolving Lenders”, and together with the OpCo Revolving Loan Representative and the other secured parties under the OpCo Revolving Credit Agreement and related loan documents, the “Prepetition OpCo Revolving Loan Secured Parties”) (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition OpCo Revolving Credit Agreement” and together with all other agreements, documents, instruments, and certificates executed or delivered in connection therewith, the “Prepetition OpCo Revolving Loan Documents”; the obligations thereunder and under the related loan documents, the “Prepetition OpCo Revolving Loan Secured Obligations”; and the liens and security interests granted in connection therewith, the “Prepetition OpCo Revolving Loan Liens”) (the “Existing OpCo Revolving Loan Facility”).
Four-Party Intercreditor Agreement	That certain Intercreditor and Subordination Agreement, dated as of January 17, 2025, by and between Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Original Superpriority Secured Parties referred to therein, Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Original OpCo Facility Secured Parties referred to therein, Alter Domus (US) LLC, in its capacity as collateral agent for the Original Super Holdco Facility Secured Parties referred to therein, and Alter Domus (US) LLC, in its capacity as collateral agent for the Original Super Holdco Notes Secured Parties referred to therein (the “Four-Party Intercreditor Agreement”).

Prepetition OpCo Term Loan Facility	That certain Credit Agreement, dated as of September 6, 2017, as amended by the 2018 Refinancing Amendment, dated as of May 22, 2018, as amended by the 2021 Incremental Amendment, dated as of May 3, 2021, as amended by the 2021 Refinancing Revolver Amendment, dated as of May 3, 2021, as amended by the 2023 SOFR Amendment, dated as of June 30, 2023, as amended by the 2023 Incremental and Refinancing Amendment, dated as of September 8, 2023, as amended by the 2024 LuxCo Merger Amendment, dated as of December 12, 2024 and as amended by the 2025 Incremental Amendment, dated as of January 17, 2025, among the OpCo Borrowers, the other borrowers party thereto, OpCo Holdings, Deutsche Bank AG New York Branch., as administrative agent and collateral agent (in such capacity, the “OpCo Term Loan Agent”) and the lenders party thereto (the “OpCo Term Lenders”, and together with the OpCo Term Loan Agent and the other secured parties under the Credit Agreement and related loan documents, the “Prepetition OpCo Term Loan Secured Parties”) (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition OpCo Term Loan Credit Agreement”; the obligations thereunder and under the related loan documents, the “Prepetition OpCo Term Loan Secured Obligations”; and the liens and security interests granted in connection therewith, the “Prepetition OpCo Term Loan Liens” and tother with the Prepetition OpCo Revolving Loan Liens, the “Prepetition OpCo Liens”) (the “Existing OpCo Term Loan Facility”).
Prior Liens	Any valid liens (“Prior Liens”) that are (1) in existence on the Petition Date, (2) are either perfected as of the Petition Date or perfected subsequent to the Petition Date under section 546(b) of the Bankruptcy Code and (3) senior in priority to the Prepetition OpCo Term Loan Liens and the Prepetition OpCo Revolving Loan Liens, as applicable.
Interim and Final OpCo DIP Orders

The order approving the OpCo DIP Facility on an interim basis, which shall be in form and substance, and upon terms and conditions, reasonably acceptable in all respects to the OpCo Loan Parties, the OpCo DIP Agent and the Required OpCo DIP Lenders (as defined below) (the “Interim OpCo DIP Order”), shall authorize and approve, among other matters, (a) the OpCo Loan Parties’ entry into the OpCo DIP Documents, (b) the making of the OpCo DIP Loans, (c) the granting of the super-priority claims against the OpCo Debtors and the granting of liens on the OpCo DIP Collateral in accordance with the OpCo DIP Documents, (d) the use of cash collateral, and (e) the granting of adequate protection to the Prepetition OpCo Term Loan Secured Parties and the Prepetition OpCo Revolving Loan Secured Parties.

The order approving the OpCo DIP Facility on a final basis shall be in form and substance, and upon terms and conditions, reasonably acceptable in all respects to the OpCo Loan Parties, the OpCo DIP Agent and the Required OpCo DIP Lenders (the “Final OpCo DIP Order” and, together with the Interim OpCo DIP Order, the “OpCo DIP Orders”).

Adequate Protection

As adequate protection against the risk of any diminution in the value, as of the Petition Date, of the Prepetition OpCo Revolving Loan Secured Parties’ and the Prepetition OpCo Term Loan Secured Parties’ respective interests in the collateral securing the Prepetition OpCo Revolving Loan Secured Obligations (the “Prepetition OpCo Revolving Loan Collateral”) owned by the OpCo Debtors and collateral securing the Prepetition OpCo Term Loan Secured Obligations (the “Prepetition OpCo Term Loan Collateral”) owned by the OpCo Debtors, including as a result of the imposition of the automatic stay, the OpCo Debtors’ use, sale, or lease of such collateral, including Cash Collateral (as defined below), during the Chapter 11 Cases, the granting of priming liens and claims as set forth herein, and the imposition of the Carve-Out, the Prepetition OpCo Revolving Loan Secured Parties and the Prepetition OpCo Term Loan Secured Parties, as applicable, shall be granted the following adequate protection, subject in all cases to the Carve-Out and Prior Liens:

(i)            The Prepetition OpCo Revolving Loan Secured Parties shall be entitled to receive, subject in all cases to the Carve-Out and Prior Liens, the following as adequate protection: (A) to the extent of any diminution in the value, as of the Petition Date, of the Prepetition OpCo Revolving Secured Parties interest in the in Prepetition OpCo Revolving Loan Collateral, validly perfected replacement liens on any security interests in all OpCo DIP Collateral (the “Revolving Loan Adequate Protection Liens”), which replacement liens shall have the priority set forth on Annex II attached hereto, as applicable; (B) to the extent of any diminution in value, as of the Petition Date, of the Prepetition OpCo Revolving Loan Liens in Prepetition OpCo Revolving Secured Parties interest in Prepetition OpCo Revolving Loan Collateral, a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code against each of the OpCo Debtors, on a joint and several basis, which claim shall have priority over all other claims against the OpCo Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c) (subject to entry of the Final OpCo DIP Order), 507(a), 507(b), 546(c), 546(d), 726(b), 1113 and 1114 of the Bankruptcy Code or otherwise (other than the Carve-Out) (the “Revolving Loan Adequate Protection Claims”); provided, that the Revolving Loan Adequate Protection Claims shall be subject and junior to (i) the Carve-Out and (ii) the OpCo DIP Superpriority Claims; (C) payment in cash of accrued but unpaid pre- and post-petition interest at the default rate as the same becomes due and payable under the Prepetition OpCo Revolving Credit Agreement, provided that default interest in excess over the non-default rate shall be paid in kind, (D) the payment of the reasonable and documented fees and out-of-pocket expenses of the OpCo Revolving Loan Agent (including without limitation, the pre-petition and post-petition fees and expenses of White & Case LLP, as counsel to the OpCo Revolving Loan Agent, and a single firm as local counsel), and the payment of the reasonable and documented fees of the Ad Hoc Group (including without limitation, the prepetition and post-petition reasonable and documented fees and expenses of (i) Paul Hastings, LLP, as counsel to the Ad Hoc Group, and (ii) PJT Partners LP, as financial advisor to the Ad Hoc Group, in accordance with the terms of that certain fee letter effective as of April 20, 2026 and (iii) with the OpCo Borrowers’ consent (not to be unreasonably withheld), such other attorneys, financial advisors or professionals retained by the Ad Hoc Group (collectively clauses (i) through (iii), the “Lender Advisors”); and (E) financial reporting, including the delivery of a rolling 13 week cash flow budget, variance reporting, supporting information requested by the Ad Hoc Group and/or their advisors, and such other financial reporting reasonably acceptable to the Ad Hoc Group; and

(ii)            The Prepetition OpCo Term Loan Secured Parties shall be entitled to receive, subject in all cases to the Carve-Out and Prior Liens, the following as adequate protection: (A) to the extent of any diminution in the value, as of the Petition Date, of the Prepetition OpCo Term Loan Secured Parties interest in the Prepetition OpCo Term Loan Collateral, validly perfected replacement liens on and security interests in all OpCo DIP Collateral (the “Term Loan Adequate Protection Liens”), which replacement liens shall have the priority set forth on Annex II attached hereto, as applicable; and (B) to the extent of any diminution in the value, as of the Petition Date, of the Prepetition OpCo Term Loan Secured Parties’ interest in the Prepetition OpCo Term Loan Collateral, a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code against each of the OpCo Debtors, on a joint and several basis, which claim shall have priority over all other claims against the OpCo Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c) (subject to entry of the Final OpCo DIP Order), 507(a), 507(b), 546(c), 546(d), 726(b), 1113 and 1114 of the Bankruptcy Code or otherwise (other than the Carve-Out) (the “Term Loan Adequate Protection Claims”), provided that the Term Loan Adequate Protection Claims shall be subject and junior to (i) the Carve-Out, (ii) the OpCo DIP Superpriority Claims, and (iii) the Revolving Loan Adequate Protection Claims.

Carve-Out	The Parties agree to the Carve-Out provided for in Annex III attached hereto.
Type and Amount of the OpCo DIP Facility

Senior secured super-priority debtor-in-possession delayed-draw term loan credit facility in an aggregate principal amount of $270.0 million (the “OpCo DIP Facility”, and the loans outstanding thereunder, the “OpCo DIP Loans”), comprised of the following:

(a)   an aggregate principal amount of commitments of (i) $90.0 million (the “OpCo New Money Commitments”), pursuant to which the OpCo DIP Lenders shall provide new money term loans (“OpCo New Money Loans”) as follows: (A) a principal amount of up to $60.0 million (at the election of the applicable OpCo Borrower(s)) of OpCo New Money Loans shall be drawn in one borrowing upon the Closing Date (as defined below) following the entry of the Interim OpCo DIP Order (the “Initial Draw”), and (B) the remaining amount of OpCo New Money Loans shall be drawn in one borrowing upon the entry of the Final OpCo DIP Order; and

(b)  a roll up facility (the “OpCo Roll Up Loans”) pursuant to which $180.0 million of aggregate principal amount of the Prepetition OpCo Revolving Loan Secured Obligations (including accrued and unpaid interest thereon) held by the OpCo DIP Lenders, will be deemed “rolled up” and converted into the OpCo DIP Facility, on a cashless basis at a 2:1 ratio in proportion with OpCo New Money Commitments (with such roll-up to occur ratably upon entry of the Interim OpCo DIP Order and the Final OpCo DIP Order based on the OpCo New Money Commitments authorized under each OpCo DIP Order) (subject to the challenge rights under the OpCo DIP Orders); provided, that the Prepetition OpCo Revolving Loan Secured Obligations shall be rolled up in reverse order of incurrence (i.e., more-recently incurred Prepetition OpCo Revolving Loan Secured Obligations shall be rolled up first).

Use of Proceeds	Solely in accordance with and subject to the credit agreement governing the terms of the OpCo DIP Facility (the “OpCo DIP Credit Agreement”, and together with all security and collateral agreements related thereto, the “OpCo DIP Documents”), the proceeds of the OpCo DIP Facility may be used only (a) to roll up all amounts outstanding under the Prepetition OpCo Revolving Loan Secured Obligations, (b) to make adequate protection payments as required in the OpCo DIP Documents and the OpCo DIP Orders, (c) to pay the fees, expenses, and administrative costs of the Chapter 11 Cases, (d) to pay obligations arising from or related to the Carve-Out, (e) to pay prepetition obligations as approved by the Bankruptcy Court, and (f) for the payment of working capital and other general corporate needs and purposes of the OpCo Debtors and certain of their affiliates (including non-debtors), in each case, in accordance with and subject to the OpCo DIP Documents and the OpCo DIP Orders (including the Approved Budget (as defined below), subject to permitted variances).
Closing Date	The date of the satisfaction (or waiver) of each of the conditions precedent to the initial funding of the OpCo DIP Facility after entry of the Interim OpCo DIP Order (the “Closing Date”).
Maturity

The OpCo DIP Facility will mature on the earliest to occur of:

(i)          One (1) year after the Closing Date;

(ii)        11:59 p.m. New York City Time on the date that is four (4) calendar days after the Petition Date if the Interim OpCo DIP Order, in form and substance acceptable in all respects to the Required OpCo DIP Lenders, has not been entered by the Bankruptcy Court prior to such date and time;

(iii)       11:59 p.m. New York City Time on the date that is thirty-five (35) calendar days after the Petition Date (or if such thirty-fifth day is not a Business Day, the first succeeding Business Day thereafter), if the Final OpCo DIP Order, in form and substance acceptable in all respects to the Required OpCo DIP Lenders, has not been entered by the Bankruptcy Court prior to such date and time;

(iv)       the effective date of a chapter 11 plan of any OpCo Loan Party, which has been confirmed by an order entered by the Bankruptcy Court in any of the Chapter 11 Cases (such date, the “Plan Effective Date”);

(v)         dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code, without the prior written consent of the Required Opco Lenders;

(vi)       the closing of a sale of all or substantially all assets or equity of the OpCo Loan Parties (other than to another OpCo Loan Party); and

(vii)      the acceleration of the OpCo DIP Loans and the termination of the commitments under the OpCo DIP Facility.

Amortization	None.
Payments and Interest Rates	As set forth on Annex I attached hereto.
Mandatory Prepayments	The OpCo Loan Parties shall be required to make mandatory prepayments of the OpCo DIP Loans in an amount equal to (a) 100% of net cash proceeds of insurance and condemnation, subject to customary reinvestment rights consistent with the Documentation Principles, (b) 100% of net cash proceeds from the issuance of post-petition indebtedness not permitted by the OpCo DIP Credit Agreement, (c) 100% of net cash proceeds from the issuance of any equity of the OpCo Borrowers or OpCo Holdings, and (d) 100% of the net cash proceeds of any sale of assets of any of the OpCo Loan Parties or their subsidiaries (other than asset sales in the ordinary course of business), in each case, subject to the Documentation Principles (as defined below).
Voluntary Prepayments	Permitted, in whole or in part, subject to limitations as to minimum amounts of prepayments.

Collateral and Priority

Subject to the Carve-Out and Prior Liens, as security for the prompt payment and performance of all amounts due under the OpCo DIP Facility, including, without limitation, all principal, interest, premiums, payments, fees, costs, expenses, indemnities or other amounts (collectively, the “OpCo DIP Obligations”), effective as of the Petition Date, the OpCo DIP Agent, for the benefit of itself and the OpCo DIP Lenders, shall be granted automatically and properly perfected liens and security interests (or, in the case of OpCo Loan Parties that are not OpCo Debtors, to the extent permitted by applicable law and subject to certain exceptions, shall be granted liens and security interests) (“OpCo DIP Liens”) in all assets and properties of each of the OpCo Loan Parties and, if applicable, their bankruptcy estates, whether tangible or intangible, real, personal or mixed, wherever located, whether now owned or consigned by or to, or leased from or to, or hereafter acquired by, or arising in favor of such OpCo Loan Parties (including under any trade names, styles or derivations thereof), whether prior to or after the Petition Date, including, without limitation, all of the rights, title and interests in the following respect to such OpCo Loan Parties: (1) all Prepetition OpCo Revolving Loan Collateral and Prepetition OpCo Term Loan Collateral; (2) all money, cash and cash equivalents; (3) all funds in any deposit accounts, securities accounts, commodities accounts or other accounts (together with and all money, cash and cash equivalents, instruments and other property deposited therein or credited thereto from time to time); (4) all accounts and other receivables (including those generated by intercompany transactions); (5) all contracts and contract rights; (6) all instruments, documents and chattel paper; (7) all securities (whether or not marketable); (8) all goods, as-extracted collateral, furniture, machinery, equipment, inventory and fixtures; (9) all real property interests; (10) all interests in leaseholds, (11) all franchise rights; (12) all patents, tradenames, trademarks (other than intent-to-use trademarks), copyrights, licenses and all other intellectual property; (13) all general intangibles, tax or other refunds, or insurance proceeds; (14) all equity interests, capital stock, limited liability company interests, partnership interests and financial assets; (15) all investment property; (16) all supporting obligations; (17) all letters of credit and letter of credit rights; (18) all commercial tort claims; (19) upon entry of the Final OpCo DIP Order, the proceeds of or property recovered, whether by judgment, settlement or otherwise, from claims and causes of action arising under Chapter 5 of the Bankruptcy Code (“Avoidance Action Proceeds”); (20) all books and records (including, without limitation, customers lists, credit files, computer programs, printouts and other computer materials and records); (21) to the extent not covered by the foregoing, all other goods, assets or properties of the OpCo Debtors, whether tangible, intangible, real, personal or mixed; and (22) all products, offspring, profits, and proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, including any and all proceeds of any insurance (including any business interruption and property insurance), indemnity, warranty or guaranty payable to such OpCo Loan Parties from time to time with respect to any of the foregoing (collectively, as described in this paragraph and subject to the exceptions set forth herein, the “OpCo DIP Collateral”); provided, that (A) the OpCo DIP Collateral shall exclude (w) any Excluded Property (to be defined in the OpCo DIP Credit Agreement), (x) any security deposits in respect of non-residential real property leases of the OpCo Loan Parties, (y) any funds held in the Reserve Account (as defined in the OpCo DIP Orders) and (z) any funds held in the Adequate Assurance Account (each of the foregoing capitalized terms, to the extent not defined herein, as defined in the OpCo DIP Orders) (the items in clauses (y) and (z), collectively, the “Excluded Accounts”); (B) the OpCo Loan Parties’ reversionary interests in any funds held in the Excluded Accounts shall constitute OpCo DIP Collateral; (C) none of the OpCo Loan Parties that are OpCo Debtors shall be required to grant or perfect any security interests or liens in any of the OpCo DIP Collateral, other than by means of (i) the OpCo DIP Orders, the DIP Credit Agreement, a US law security agreement and UCC-1 financing statements to be filed by the OpCo DIP Agent and, (ii) with respect to any such OpCo Loan Parties that are OpCo Debtors and are not organized in the US, providing additional local law documentation (subject to local law restrictions) on a post-closing basis, to the extent reasonably requested by the Required OpCo Lenders; and (D) with respect to OpCo Loan Parties that are not OpCo Debtors, the OpCo DIP Collateral shall be limited to the property and assets of the OpCo Loan Parties that constitute Prepetition OpCo Revolving Loan Collateral and Prepetition OpCo Term Loan Collateral (subject to customary exceptions and local law restrictions); provided further that none of the OpCo Loan Parties that are not OpCo Debtors shall be required to grant or perfect any security interests or liens in any of the OpCo DIP Collateral, other than (subject to local law restrictions) by means of (i) the DIP Credit Agreement, a US law security agreement and UCC-1 financing statements to be filed by the OpCo DIP Agent and, (ii) providing additional local law documentation (subject to local law restrictions) on a post-closing basis, to the extent reasonably requested by the Required OpCo DIP Lenders.

With respect to the OpCo DIP Collateral constituting Trinseo Europe Foreign Guarantor Collateral and Trinseo Europe Remaining Collateral (each as defined in the Four Party Intercreditor Agreement) following an exercise of remedies (i) the OpCo DIP Facility shall have the rights and priority immediately senior to those of the OpCo Facility Obligations (or any Agent therefor) (each as defined in the Four Party Intercreditor Agreement) and (ii) the SHC DIP Facility (the “SHC DIP Facility”) shall have the rights and priority immediately senior to those of the Superpriority Obligations (or any Agent therefor) (each as defined in the Four Party Intercreditor Agreement).

The OpCo DIP Liens shall have the following priorities (subject in all cases to the Carve-Out):

i.       First Liens on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, the OpCo DIP Liens shall be valid, binding, continuing, enforceable, non-avoidable, fully and automatically perfected first priority liens and security interests in all OpCo DIP Collateral that is not subject to valid, perfected and non-avoidable liens or security interests in existence as of the Petition Date (or perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code), including, upon entry of the Final OpCo DIP Order, Avoidance Action Proceeds (collectively, “Unencumbered Property”); and

ii.      Priming DIP Liens and Liens Junior to Certain Other Liens. The OpCo DIP Liens shall be valid, binding, continuing, enforceable, non-avoidable, fully and automatically perfected in all OpCo DIP Collateral (other than as described in clause (i) above), which OpCo DIP Liens (a) shall be, pursuant to section 364(c)(3) of the Bankruptcy Code, subject and subordinate only to the (1) Carve-Out and (2) Prior Liens, (b) pursuant to section 364(d)(1) of the Bankruptcy Code, shall be senior to any and all other liens and security interests in OpCo DIP Collateral, including, without limitation, all liens and security interests in the Prepetition Collateral or any OpCo DIP Collateral that would otherwise constitute Prepetition Collateral (including, without limitation, any Prepetition Liens in Prepetition Collateral), and (c) shall otherwise be subject to the priorities set forth in Annex II attached hereto.

Except to the extent expressly permitted hereunder, subject to the Carve-Out and Prior Liens, the OpCo DIP Liens and the OpCo DIP Superpriority Claims (as defined below) (i) shall not be made subject to or pari passu with (A) any lien, security interest or claim heretofore or hereinafter granted in any of the Chapter 11 Cases or any successor cases, including any lien or security interest granted in favor of any federal, state, municipal or other governmental unit (including any regulatory body), commission, board or court for any liability of the OpCo Debtors, (B) any lien or security interest that is avoided or preserved for the benefit of the OpCo Debtors and their estates under section 551 of the Bankruptcy Code or otherwise, (C) any intercompany or affiliate claim, lien or security interest of the Debtors or their affiliates, or (D) any other lien, security interest or claim arising under section 363 or 364 of the Bankruptcy Code granted on or after the date hereof.

The OpCo DIP Obligations shall be senior in right of payment to the Prepetition OpCo Term Loan Secured Obligations and the Prepetition OpCo Revolving Loan Secured Obligations, and to the extent any amounts are paid to the Prepetition OpCo Revolving Loan Secured Parties and the Prepetition OpCo Term Loan Secured Parties (a) prior to the repayment in full of the OpCo DIP Facility and (b) without the prior written consent of the OpCo DIP Facility, including amounts which are proceeds of property and assets of obligors in respect thereof that are not OpCo Debtors, then such Prepetition OpCo Revolving Loan Secured Parties and the Prepetition OpCo Term Loan Secured Parties shall hold such amounts in trust for the benefit of the OpCo DIP Facility and shall promptly turn over such amounts to the OpCo DIP Agent for application to the OpCo DIP Facility until repaid in full.

The Required OpCo DIP Lenders shall have the right to direct the OpCo DIP Agent to credit bid any or all of the OpCo DIP Obligations in connection with a sale of OpCo DIP Collateral undertaken in accordance with the Restructuring Support Agreement, regardless of whether an Event of Default shall have occurred.

Guarantees	Each OpCo Loan Guarantor shall, subject to customary local law limitations consistent with the Documentation Principles, unconditionally guarantee, on a joint and several basis, all OpCo DIP Obligations arising under or in connection with the OpCo DIP Facility.
DIP Superpriority Claims	Subject to the Carve-Out and the Prior Liens, the OpCo DIP Obligations shall be allowed super-priority administrative expense claims under section 364(c) of the Bankruptcy Code against each of the OpCo Debtors, on a joint and several basis, which claims shall have priority over all other claims against the OpCo Debtors, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kind specified in or so ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c), 507(a), 507(b), 546(c), 546(d), 726(b), 1113 and 1114 of the Bankruptcy Code or otherwise, with recourse against all OpCo DIP Collateral (the “OpCo DIP Superpriority Claims”).
Milestones	The OpCo Loan Parties shall achieve the Milestones (as defined in the RSA), which Milestones shall be incorporated into the OpCo DIP Credit Agreement.
Documentation	The OpCo DIP Facility (including the terms and conditions applicable thereto) will be documented pursuant to and evidenced by (a) a credit agreement based on the Prepetition OpCo Revolving Credit Agreement, negotiated in good faith, in form and substance acceptable to the OpCo Loan Parties, the OpCo Borrowers and the Required OpCo DIP Lenders, which shall (i) reflect the terms set forth herein, (ii) reflect the terms of the Interim OpCo DIP Order or the Final OpCo DIP Order, as applicable, (iii) have usual and customary provisions for debtor-in-possession financings of this kind and provisions that are necessary to effectuate the financing contemplated hereby and (iv) be mutually agreed among the OpCo Loan Parties and the Required OpCo DIP Lenders, (b) the Interim OpCo DIP Order, (c) the Final OpCo DIP Order, and (d) as applicable, the related security agreements, collateral agreements, pledge agreements, control agreements, guarantees, mortgages and other legal documentation or instruments as are, in each case, (i) based on the documentation relating to the Prepetition OpCo Revolving Credit Agreement, and (ii) usual and customary for debtor-in-possession financings of this type and/or reasonably necessary to effectuate the financing contemplated hereby, as determined by the OpCo Loan Parties and the Required OpCo DIP Lenders (this paragraph, the “Documentation Principles”).

Representations and Warranties	The OpCo DIP Documents will contain usual and customary representations and warranties, subject to the Documentation Principles.
Financial Covenant	Minimum liquidity to be not less than $100 million, tested weekly; provided, that the foregoing testing shall apply to all OpCo Loan Parties in the aggregate, regardless of whether such OpCo Loan Party is an OpCo Debtor or non-filing entity.
Cash Flow Reporting; Variance Reporting; Variance Testing

Not later than 5:00 p.m. New York City time on every other Thursday following the Petition Date (the “Updated Budget Deadline”), the OpCo Loan Parties shall deliver to the OpCo DIP Agent and the Lender Advisors a supplement to the Initial DIP Budget (as defined below) (each such supplement, an “Updated Budget”), covering the 13-week period that commences with Monday of the calendar week of such Updated Budget Deadline, consistent with the form and level of detail set forth in the Initial DIP Budget and including a forecasted unrestricted cash balance as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a monthly basis, which Updated Budget shall be subject to the approval of the Required OpCo DIP Lenders (which approval may be provided by the Lender Advisors on behalf of the Required OpCo DIP Lenders); provided, that the Required OpCo DIP Lenders (or the Lender Advisors) shall affirmatively approve or reject such Updated Budget (email being sufficient) within three (3) Business Days of delivery thereof (it being understood that if no such acceptance or rejection shall be delivered by 11:59 p.m. NYC time on such third Business Day, then such Updated Budget shall be deemed approved). Upon (and subject to) the approval of any such Updated Budget by the Required OpCo DIP Lenders in their discretion (which may be provided by the Lender Advisors), such Updated Budget shall constitute the “Approved Budget” and prior to any such approved Updated Budget, the Initial Budget shall constitute the Approved Budget; provided, that in the event such Updated Budget is not so approved (or deemed approved) by the Required OpCo DIP Lenders, the prior Approved Budget shall remain in effect.

Not later than 5:00 p.m. New York City time every Thursday (commencing with Thursday of the week immediately following the week in which the Petition Date occurs) (each such Thursday, a “Variance Report Deadline”), the OpCo Loan Parties shall deliver to the OpCo DIP Agent and the Lender Advisors a variance report (each, a “Variance Report”), in form and substance reasonably acceptable to the Required OpCo DIP Lenders, showing the difference between total actual operating receipts and total budgeted operating receipts as set forth in the Approved Budget, as the case may be (the “Receipts Variance”), total actual operating disbursements and total budgeted operating disbursements as set forth in the Approved Budget, as the case may be (the “Disbursements Variance”), in each case, for the Applicable Period (as defined below), together with a reasonably detailed explanation of such Receipts Variance, and Disbursements Variance. In addition, on a monthly basis (not later than the fifteenth (15th) day of each calendar month), the OpCo Loan Parties shall deliver to the OpCo DIP Agent and the Lender Advisors a report showing the difference between total actual professional fees and expenses and total budgeted professional fees and expenses as set forth in the Approved Budget.

The OpCo Debtors shall not permit the Disbursements Variance (excluding professional fees) to exceed the Permitted Variance (as defined below) over the Applicable Period (other than in the case of total actual operating disbursements being less than total budgeted operating disbursements).

“Applicable Period” means, with respect to any Variance Report Deadline on which covenant testing occurs, the two-week period consisting of (i) the calendar week ending on the Sunday immediately preceding such Variance Report Deadline and (ii) the calendar week immediately preceding such week, in each case as set forth in the then-current Approved Budget; provided, that covenant testing shall occur on every other Variance Report Deadline, commencing with the second Variance Report Deadline following the Petition Date.

“Permitted Variance” means 17.5%.

Affirmative and Negative Covenants

The OpCo DIP Documents will contain usual and customary affirmative and negative covenants, subject to the Documentation Principles; provided, that, without limitation, the OpCo DIP Documents shall require:

(i)             the two (2) Business Days’ advance delivery of all material pleadings, motions and other material documents filed with the Bankruptcy Court on behalf of the OpCo Debtors in the Chapter 11 Cases to the Lender Advisors, (a) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc Group of OpCo 2028 Term Lenders, (b) Lazard Freres & Co., as financial advisor to the Ad Hoc Group of OpCo 2028 Term Lenders, (c) with the OpCo Borrowers’ consent (not to be unreasonably withheld), such other attorneys, financial advisors or professionals retained by the Ad Hoc Group of OpCo 2028 Term Lenders (collectively clauses (a) through (b), the “OpCo Lender Advisors”), unless not reasonably practicable under the circumstances (in which case, as soon as reasonably practicable prior to filing);

(ii)            weekly update meetings and/or calls with the OpCo Loan Parties’ advisors, the Lender Advisors, the Ad Hoc Group, the OpCo Lender Advisors, and the Ad Hoc Group of OpCo 2028 Term Lenders, which update calls may cover the OpCo Loan Parties’ financial performance, the latest Approved Budget, the OpCo Loan Parties’ variance reports, and the other documentation provided pursuant to the reporting covenant described above; provided, that the OpCo Loan Parties’ management shall, to the extent reasonably practicable, attend such weekly calls subject to the reasonable prior written request of the OpCo DIP Lenders;

(iii)            compliance with the Milestones; and

(iv)           delivery of monthly and quarterly consolidated financial statements of Trinseo PLC and its subsidiaries on a consolidated basis, consisting of (i) a monthly income statement for each month and balance sheet as of the end of such month, and (ii) a quarterly cash flow statement for each calendar quarter; provided, that such monthly financial statements shall be delivered not later than the end of the month following the month reflected in each financial statement, and such quarterly cash flow statements shall be delivered not later than the end of the month following the end of such calendar quarter.

Conditions Precedent to Closing and the Initial Borrowing

The Closing Date under the OpCo DIP Facility, and the initial borrowing thereunder, shall be subject to customary conditions to closing for facilities of this type, including, without limitation, the following:

(i)             no later than four (4) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim OpCo DIP Order, and the Interim OpCo DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required OpCo DIP Lenders;

(ii)           the closing of the SHC DIP Facility, in form and substance reasonably acceptable to the Required SHC DIP Lenders;

(iii)          the preparation, authorization and execution of the OpCo DIP Credit Agreement, together with a U.S. law security agreement and a U.S. law guaranty agreement with respect to the OpCo DIP Facility, in each case, in form and substance consistent with this OpCo DIP Term Sheet and otherwise acceptable to the OpCo Loan Parties, the OpCo DIP Lenders and the OpCo DIP Agent;

(iv)           the delivery of a 13-week cash flow projection (the “Initial DIP Budget”) in form and substance acceptable to the OpCo DIP Lenders, reflecting (a) the OpCo Loan Parties’ and their Subsidiaries’ anticipated cash receipts and disbursements for each calendar week during the period from the week in which the Petition Date occurs through and including the end of the thirteenth calendar week thereafter, (b) the anticipated sum of weekly unused availability under the OpCo DIP Facility and any SHC DIP Facility, plus unrestricted cash on hand, and (c) anticipated weekly outstanding principal balance of amounts outstanding under the OpCo DIP Facility and any SHC DIP Facility;

(v)           no later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered an order approving the OpCo DIP Facility and such order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required OpCo DIP Lenders;

(vi)         the delivery of (a) a secretary’s (or other officer’s or equivalent) certificate of the OpCo Borrowers, dated as of the Closing Date and in such form as is customary for the jurisdiction in which the relevant OpCo Borrower is organized, with appropriate insertions and attachments; and (b) a customary closing officer’s certificate of the OpCo Borrowers;

(vii)         the OpCo DIP Facility shall be in full force and effect and there shall not be a default or event of default thereunder;

(viii)      all premiums, payments, fees, costs and expenses (including, without limitation, the reasonable and documented fees and expenses of the Lender Advisors and all other counsel, financial advisors and other professionals of the OpCo DIP Lenders and OpCo DIP Agent (whether incurred before or after the Petition Date) to the extent earned, due and owing, and including estimated fees and expenses through the Closing Date) shall have been paid;

(ix)           each OpCo DIP Lender (or the OpCo DIP Agent) shall have received from the OpCo Borrowers and each of the OpCo Loan Parties, as applicable, on or prior to the Closing Date, to the extent reasonably requested by such OpCo DIP Lender at least five (5) Business Days prior to the Closing Date, (a) documentation and other information reasonably requested by such OpCo DIP Lender, to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (b) if an OpCo Borrower qualifies as a “legal entity customer” under the beneficial ownership regulations, a beneficial ownership certification in relation to such OpCo Borrower;

(x)            the OpCo DIP Agent shall have a fully perfected lien on the OpCo DIP Collateral to the extent required by the OpCo DIP Documents and the Interim OpCo DIP Order and subject to the Documentation Principles, having the priorities set forth in the Interim OpCo DIP Order; and

(xi)            the Closing Date shall have occurred on or before the date that is three (3) Business Days after the date of entry of the Interim OpCo DIP Order.

Conditions to Each Borrowing

In addition to the conditions precedent noted above, each borrowing under the OpCo DIP Facility shall be subject to further customary conditions to closing for facilities of this type, including, without limitation:

(i)              solely in the case of any borrowing after the Closing Date, no later than thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final OpCo DIP Order;

(ii)            each of the representations and warranties made by any OpCo Loan Party in or pursuant to the OpCo DIP Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect) as of such earlier date;

(iii)           there shall be no Default or Event of Default, in each case, under the OpCo DIP Credit Agreement (that has not been cured or waived);

(iv)         the RSA shall be in full force and effect, and no breach, default or event of default shall have occurred and be continuing thereunder;

(v)            the OpCo DIP Agent shall have valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected liens on, and security interests in, the OpCo DIP Collateral (subject to the exceptions set forth herein), in each case, having the priorities set forth in the Orders and subject only to Prior Liens and the payment in full in cash of any amounts due under the Carve-Out; and

(vi)         the OpCo DIP Agent shall have received a signed borrowing request from the OpCo Borrowers.

Events of Default

The OpCo DIP Documents will contain usual and customary events of default, subject to the Documentation Principles (including grace periods and materiality qualifiers), including, without limitation (the “Events of Default”):

(i)            the Closing Date shall not have occurred within three (3) Business Days of the Petition Date;

(ii)           any Event of Default under and as defined in the SHC DIP Facility provided that such Event of Default under the SHC DIP Facility shall only constitute an Event of Default under the OpCo DIP Facility to the extent that the required lenders under the SHC DIP Facility have actually accelerated the obligations under the SHC DIP Facility as a result thereof (and such acceleration has not been rescinded);

(iii)          the OpCo Loan Parties’ failure to pay principal, or interest and other amounts (other than professional fees) when due under the OpCo DIP Documents or the OpCo DIP Orders, subject to grace periods to be agreed (other than in the case of failures to pay principal);

(iv)          the OpCo Loan Parties’ failure to pay professional fees when due under the OpCo DIP Documents or OpCo DIP Orders, subject to a five (5) Business Day grace period;

(v)           any representation or warranty made by the OpCo Loan Parties is proven untrue or misleading in any material respect (unless qualified by materiality or by reference to material adverse effect);

(vi)          the OpCo Loan Parties’ failure to comply with any financial reporting or financial covenants under the OpCo DIP Documents or the OpCo DIP Orders, subject to customary grace periods for certain affirmative covenants;

(vii)        the OpCo Loan Parties’ failure to comply with any other affirmative or negative covenants contained in the OpCo DIP Documents, subject to customary grace periods for certain affirmative covenants;

(viii)        cross default to other indebtedness or agreements in excess of $10 million, it being understood that the foregoing shall be subject to customary exclusions, including to the extent rights and remedies are subject to the automatic stay or a forbearance agreement, reasonably acceptable to the Required OpCo DIP Lenders, pursuant to which holders have agreed to forbear from exercising rights and remedies, which is in full force and effect;

(ix)          (x) the Final OpCo DIP Order (a) at any time ceases to be in full force and effect, (b) shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Required OpCo DIP Lenders, or (c) shall not have been entered by the Bankruptcy Court within thirty-five (35) calendar days after the Petition Date; and (y) the Interim OpCo DIP Order (a) at any time ceases to be in full force and effect, subject to entry of the Final OpCo DIP Order or (b) shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Required OpCo DIP Lenders;

(x)          the OpCo Loan Parties’ failure to satisfy any of the Milestones;

(xi)          dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a Chapter 7 case (or the filing of any pleading by an OpCo Debtor seeking, consenting to or otherwise supporting such action) without the prior written consent of the Required OpCo Lenders;

(xii)         appointment of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any OpCo Debtor in the Bankruptcy Case (or the filing of any pleading by an OpCo Debtor seeking, consenting to or otherwise supporting such action);

(xiii)        subject to the Carve-Out and Prior Liens, and except as expressly permitted herein, the Bankruptcy Court’s granting of any super-priority claim or lien on the OpCo DIP Collateral that is pari passu with or senior to the super-priority claims or liens of the OpCo DIP Lenders in the Chapter 11 Cases (or the filing of any pleading by an OpCo Loan Party seeking, consenting to or otherwise supporting such action);

(xiv)        the OpCo Debtors’ “exclusive period” under section 1121 of the Bankruptcy Code for the filing and/or solicitation of a chapter 11 plan is terminated or modified for any reason;

(xv)         the Bankruptcy Court shall enter one or more orders granting relief from the automatic stay to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any OpCo Debtor that have an aggregate value in excess of $2.5 million without the prior written consent of the Required OpCo DIP Lenders;

(xvi)        any OpCo Debtor shall seek to obtain Bankruptcy Court approval for (or the Bankruptcy Court shall enter an order approving) additional financing pari passu or senior to the OpCo DIP Liens or the OpCo DIP Superpriority Claims (other than the Carve-Out or as expressly permitted under the OpCo DIP Documents) without the prior written consent of the Required OpCo DIP Lenders;

(xvii)       (a) the OpCo Debtors engage in or publicly support any challenge to the validity, security, perfection, priority, extent or enforceability of the OpCo DIP Documents, the OpCo DIP Liens, the OpCo DIP Obligations, the Prepetition OpCo Revolving Loan Liens or the Prepetition OpCo Revolving Loan Secured Obligations, including without limitation seeking to equitably subordinate or avoid such liens or claims, or (b) the OpCo Debtors assert any claims or causes of action (or directly or indirectly support assertion of the same) against any of the OpCo DIP Secured Parties or the Prepetition OpCo Revolving Loan Secured Parties;

(xviii)      the entry of a judgment or order by the Bankruptcy Court (a) sustaining any defense, objection or challenge to the validity, security, perfection, priority, extent or enforceability of the OpCo DIP Documents, the OpCo DIP Liens, the DIP Obligations, the Prepetition OpCo Revolving Loan Documents, the Prepetition OpCo Revolving Loan Liens or the Prepetition OpCo Revolving Loan Secured Obligations, (b) avoiding, subordinating, recharacterizing, disallowing, offsetting, or otherwise impairing any of the OpCo DIP Documents, the OpCo DIP Liens, the OpCo DIP Obligations, the OpCo DIP Superpriority Claims, , Prepetition OpCo Revolving Loan Documents, the Prepetition OpCo Revolving Loan Liens, or the Prepetition OpCo Revolving Loan Secured Obligations;

(xix)        subject to entry of the Final OpCo DIP Order, the entry of any order in any of the Chapter 11 Cases surcharging any of the OpCo DIP Collateral with respect to the OpCo DIP Secured Parties, whether under section 506(c) of the Bankruptcy Code or otherwise;

(xx)          subject to entry of the Final OpCo DIP Order, the entry of any order in any of the Chapter 11 Cases surcharging any of the Prepetition Revolving Loan Collateral with respect to the Prepetition Revolving Loan Secured Parties, whether under section 506(c) of the Bankruptcy Code or otherwise;

(xxi)        the entry of an order in any of the Chapter 11 Cases that is materially adverse to the OpCo DIP Agent or the OpCo DIP Lenders in their capacities as such or their rights, remedies and protections under the OpCo DIP Facility or the OpCo DIP Documents, unless such order has been stayed, reversed, or vacated within ten (10) calendar days after entry thereof;

(xxii)       any OpCo Debtor shall consummate or seek to obtain Bankruptcy Court approval of any sale or other disposition of all or a portion of the OpCo DIP Collateral pursuant to section 363 of the Bankruptcy Code (other than in ordinary course of business that is contemplated by the Approved Budget and expressly permitted in the OpCo DIP Credit Agreement) without the advance written consent of the Required OpCo DIP Lenders, whether as a part of or outside of a plan of reorganization or liquidation, or any OpCo Loan Party proposes, supports or fails to contest in good faith the entry of such an order;

(xxiii)      the confirmation of a plan of reorganization or liquidation that does not provide for treatment of the OpCo DIP Obligations and the Prepetition OpCo Revolving Loan Secured Obligations acceptable to the Required OpCo DIP Lenders, or any OpCo Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the DIP Obligations and the Prepetition OpCo Revolving Loan Secured Obligations in full in cash on the effective date of such plan;

 (xxiv)     if (a) the Four Party Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the OpCo Borrowers, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any OpCo Loan Party, or be amended, modified or supplemented to cause the liens securing the obligations of the OpCo Term Loan Agent to be senior or pari passu in priority to the liens securing the obligations under the OpCo Revolving Loan Agent, (b) the OpCo Borrowers take any action inconsistent with the terms of the Four Party Intercreditor Agreement (other than in connection with the Plan), or (c) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Four Party Intercreditor Agreement and would reasonably be expected to be adverse to the interests of the OpCo Revolving Lenders;

(xxv)        the reversal or modification of the Roll-Up Loans provided for hereunder by the Bankruptcy Court without the consent of the Required OpCo DIP Lenders;

(xxvi)       the failure of any OpCo Debtor to comply with the terms of the applicable OpCo DIP Order;

(xxvii)     any OpCo Debtor shall (a) contest the validity or enforceability of the OpCo DIP Orders or any OpCo DIP Document or deny that it has further liability thereunder, or (b) contest the validity or perfection of the liens and security interests securing the OpCo DIP Loans;

(xxviii)    the consensual use of prepetition cash collateral is terminated, or the entry of an order by the Bankruptcy Court terminating or modifying the use of cash collateral, in each case, without the prior written consent of the Required OpCo DIP Lenders;

(xxix)      any OpCo DIP Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other OpCo Debtor shall deny or disaffirm in writing any OpCo Loan Party’s obligations under any of the OpCo DIP Documents; or

(xxx)        the entry of one or more monetary judgments or decrees of a court of competent jurisdiction against any OpCo Debtor involving a liability of $10 million or more in the aggregate for all such judgments and decrees for the OpCo Debtors and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof, in each case, without the prior written consent of the Required OpCo DIP Lenders.

Upon the occurrence and during the continuation of an Event of Default, without further order from or application to the Bankruptcy Court, the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the OpCo DIP Agent, acting at the request of the Required OpCo DIP Lenders, to upon delivery of written notice (a “Termination Notice”) to lead restructuring counsel to the OpCo Debtors, lead restructuring counsel to an Official Committee (if any), and the U.S. Trustee, unless the Court orders otherwise prior to five (5) Business Days after delivery of such Termination Notice (such five day period, the “Remedies Notice Period,”): (A) immediately terminate or revoke the OpCo Debtors’ rights under the OpCo DIP Facility and to use any Cash Collateral; (B) terminate the OpCo DIP Facility as to any future liability or obligation of the OpCo DIP Secured Parties; (C) declare all OpCo DIP Obligations to be immediately due and payable; and (D) invoke the right to charge interest at the default rate under the OpCo DIP Documents. During the Remedies Notice Period, the OpCo Debtors shall be permitted to use Cash Collateral (i) in the ordinary course of business, subject to the Approved Budget and permitted variances and the OpCo DIP Documents and (ii) for funding of the Carve-Out. Upon delivery of a Termination Notice, the OpCo Debtors shall be permitted (and, to the extent of available Cash Collateral and proceeds of the OpCo DIP Facility, shall be required) to fund a segregated reserve account in an amount equal to the then-unfunded Carve-Out, which amounts shall be used solely to pay obligations comprising the Carve-Out, with any remainder thereafter to be applied in accordance with the OpCo DIP Orders, all in accordance with Annex III. Following a Termination Event, but prior to exercising the remedies set forth in this sentence below, the OpCo DIP Secured Parties shall be required to file a motion with the Court seeking emergency relief (the “Stay Relief Motion”) on five (5) Business Days’ notice for a further order of the Court modifying the automatic stay in the Chapter 11 Cases for the purposes of permitting the applicable OpCo DIP Secured Parties to exercise any and all rights and remedies available to them under the OpCo DIP Orders, the OpCo DIP Documents, and applicable law (including, without limitation, to (A) freeze all monies in any deposit account of the OpCo Loan Parties, (B) exercise any and all rights of setoff, (C) exercise any right or remedy with respect to the OpCo DIP Collateral or the OpCo DIP Liens, or (D) take any other action or exercise any other right or remedy permitted under the OpCo DIP Documents, the Interim OpCo DIP Order, or applicable law).

Prior to the expiration of the Remedies Notice Period, the OpCo Debtors shall be entitled to request an emergency hearing with the Court. If a request for such hearing is made prior to the end of the Remedies Notice Period, then the Remedies Notice Period shall be continued until after the Court hears and rules with respect thereto.

Stipulations, Waivers, Releases and Protections

1.   The OpCo Loan Parties shall stipulate to the extent, validity, security, enforceability, priority and perfection of the Prepetition OpCo Revolving Loan Liens and the Prepetition OpCo Revolving Loan Secured Obligations, and that all cash of the OpCo Debtors constitutes “cash collateral” of the Prepetition OpCo Revolving Loan Secured Parties for purposes of section 363 of the Bankruptcy Code (“Cash Collateral”) (subject to a challenge period acceptable to the Required OpCo DIP Lenders and in accordance with applicable rules of the Bankruptcy Court); provided that, solely with respect to the members of the Ad Hoc Group of OpCo 2028 Term Lenders, the challenge period under the order approving the OpCo DIP Facility shall be tolled until 15 days following the termination of the RSA.

2.     The OpCo Loan Parties shall waive any right to surcharge the OpCo DIP Collateral with respect to the OpCo DIP Secured Parties and the Prepetition OpCo Revolving Loan Collateral with respect to the Prepetition OpCo Revolving Loan Secured Parties for the period prior to entry of the Final OpCo DIP Order, and upon entry of the Final OpCo DIP Order, the OpCo Loan Parties shall waive any right to surcharge the Prepetition OpCo Revolving Loan Collateral with respect to the Prepetition OpCo Revolving Loan Secured Parties for the period from and after entry of the Final OpCo DIP Order.

3.     The OpCo Loan Parties shall waive the equitable doctrine of “marshalling” against the OpCo DIP Collateral with respect to the OpCo DIP Secured Parties, and, subject to entry of the Final OpCo DIP Order, the Prepetition OpCo Revolving Loan Collateral with respect to the Prepetition OpCo Revolving Loan Secured Parties.

4.     The Prepetition OpCo Revolving Loan Secured Parties shall be entitled to the benefit of section 552(b) of the Bankruptcy Code, and, upon entry of the Final OpCo DIP Order, the OpCo Debtors shall waive the “equities of the case exception” under section 552(b) of the Bankruptcy Code with respect to the Prepetition OpCo Revolving Loan Secured Parties.

5.     The OpCo Loan Parties shall waive and forever release and discharge any and all claims and causes of action against each of the OpCo DIP Secured Parties and, subject to the challenge period, the Prepetition OpCo Revolving Loan Secured Parties (and their respective related parties and representatives) as of the date of the applicable OpCo DIP Order.

6.     No Cash Collateral, proceeds of the OpCo DIP Facility, or any cash or other amounts may be used to (a) investigate, challenge, object to or contest the extent, validity, enforceability, security, perfection or priority of any of the OpCo DIP Liens, Prepetition OpCo Revolving Loan Liens, OpCo DIP Obligations or Prepetition OpCo Revolving Loan Secured Obligations, (b) investigate or initiate any claim or cause of action against any of the OpCo DIP Secured Parties or Prepetition OpCo Revolving Loan Secured Parties, (c) object to or seek to prevent, hinder or delay or take any action to adversely affect the rights or remedies of the OpCo DIP Secured Parties or the Prepetition OpCo Revolving Loan Secured Parties, (d) seek to approve superpriority claims or grant liens or security interests (other than those expressly permitted under the OpCo DIP Documents and the OpCo DIP Orders) that are senior to or pari passu with the OpCo DIP Liens, OpCo DIP Superpriority Claims, the adequate protection liens or claims granted hereunder, or the Prepetition OpCo Revolving Loan Liens; provided, however, no more than $50,000 (in the aggregate with such amounts under the SHC DIP Order) of the proceeds of the OpCo DIP Facility of the Carve-Out in the aggregate may be used by an Official Committee to investigate (but not object to or commence an action or proceeding with respect to) the Prepetition OpCo Revolving Loan Secured Obligations, the Prepetition OpCo Revolving Loan Secured Obligations, the Prepetition OpCo Term Loan Loan Liens, and/or the Prepetition OpCo Term Loan Liens.

7.     The OpCo DIP Secured Parties shall have the right to credit bid all DIP Obligations and, upon entry of the Final OpCo DIP Order, subject to section 363(k) of the Bankruptcy Code and the Prepetition OpCo Revolving Loan Secured Parties shall have the right to credit bid all Prepetition OpCo Revolving Loan Secured Obligations (subject to the challenge period and section 363(k) of the Bankruptcy Code).

8.     The OpCo DIP Secured Parties shall be entitled to good faith protection under section 364(e) of the Bankruptcy Code.

Expenses and Indemnification

The OpCo DIP Credit Agreement shall provide for the payment of all reasonable and documented costs and expenses of the OpCo DIP Agent and the OpCo DIP Lenders, including, without limitation, the payment of all reasonable and documented fees and expenses of the Lender Advisors.

The OpCo DIP Credit Agreement shall also provide for customary indemnification by each of the OpCo Loan Parties, on a joint and several basis, of each of the OpCo DIP Secured Parties (together with their related parties and representatives).

Assignments	The OpCo DIP Credit Agreement shall contain assignment provisions that are usual and customary for financings of this type and as determined in accordance with the Documentation Principles, and shall also require that each assignee or participant shall become a party to the RSA prior to or concurrently with acquiring any OpCo DIP Loans.
Amendments

Usual and customary for facilities of this type requiring the consent of the Required OpCo DIP Lenders, except for amendments customarily requiring approval by affected OpCo DIP Lenders under the OpCo DIP Facility.

“Required OpCo DIP Lenders” shall mean (a) each member of the Ad HoC Group and (b) OpCo DIP Lenders holding greater than 50% of the aggregate amount of OpCo New Money Commitments and OpCo DIP Loans.

Governing Law	This OpCo DIP Term Sheet and the OpCo DIP Documents will be governed by the laws of the State of New York (except as otherwise set forth therein). The Bankruptcy Court shall maintain exclusive jurisdiction with respect to the interpretation and enforcement of the OpCo DIP Documents and the exercise of the remedies by the OpCo DIP Secured Parties and preservation of the value of the OpCo DIP Collateral.
Counsel to the OpCo DIP Lenders	Paul Hastings LLP.

Annex I

Interest and Certain Payments

Interest Rate:

The OpCo New Money Loans shall bear interest at a rate per annum equal to the SOFR Rate (subject to a floor of up to 3%) + 9.00%, which shall be paid in cash.

The OpCo Roll Up Loans shall bear interest at a rate per annum equal to the rate applicable to the Prepetition OpCo Revolving Loan Secured Obligations which were rolled up, and which shall be paid in cash.

Interest Payment Dates:

Interest shall be payable in arrears, with respect to any SOFR rate borrowings, on the last day of the interest period in effect for such SOFR rate borrowing (which shall be no longer than one month) and, with respect to any base rate borrowing, on the last Business Day of each month, upon any prepayment due to acceleration and at final maturity.

Commitment Payment:	A non-refundable commitment payment equal to 3.5% of the aggregate principal amount of the OpCo New Money Commitment of each OpCo DIP Lender, which shall be payable in kind on the Closing Date.
Default Rate:

During the continuance of event of default, principal, overdue interest, overdue premium and fees and other overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable to such obligations.

Rate and Payment Basis:	All per annum rates shall be calculated on the basis of a year of 360 days. All amounts payable under this OpCo DIP Term Sheet will be made in Dollars.

*      *      *      *

Annex II

Priority	Unencumbered Property	OpCo DIP Collateral (other than Unencumbered Property)
First	Carve-Out	Carve-Out and Prior Liens
Second	OpCo DIP Liens	OpCo DIP Liens
Third	Revolving Loan Adequate Protection Liens	Revolving Loan Adequate Protection Liens
Fourth	Term Loan Adequate Protection Liens	Prepetition OpCo Revolving Loan Liens
Fifth		Term Loan Adequate Protection Liens
Sixth		Prepetition OpCo Term Loan Liens

Annex III

Carve-Out1

(a)             As used in this Interim Order, the term “Carve-Out” means the sum of the following: (i) all fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest at the statutory rate (without regard to the notice set forth in sub-paragraph (b) below); (ii) all reasonable and documented fees, costs, and expenses up to $75,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in sub-paragraph (b) below); (iii) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all unpaid fees, costs, and expenses (collectively, the “Allowed Professional Fees”) earned, accrued or incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) at any time before or on the first Business Day following delivery by the OpCo DIP Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice and without regard to whether such Allowed Professional Fees are provided for in the Approved Budget or when invoiced; (iv) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all Allowed Professional Fees earned, accrued or incurred in accordance with and subject to the Approved Budget by persons or firms retained by the Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (collectively, the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first Business Day following delivery by the OpCo DIP Agent of a Carve-Out Trigger Notice, whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice or when invoiced, and subject to the investigation budget set forth in Paragraph 28 below (the aggregate amounts set forth in clauses (i) through (iv) above, the “Pre-Carve-Out Trigger Notice Amount”); and (v) Allowed Professional Fees of Debtor Professionals in an aggregate amount not to exceed $12,000,000 and Allowed Professional Fees of Committee Professionals in an aggregate amount not to exceed $250,000 (in each case, without duplication of any “Post Carve-Out Trigger Notice Amount” under the Super HoldCo DIP Order), earned, accrued or incurred after the first Business Day following the date of delivery by the OpCo DIP Agent of the Carve-Out Trigger Notice in accordance with sub-paragraph (b) below (such date, the “Trigger Date”), to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise (the amounts set forth in this clause (v) being the “Post-Carve-Out Trigger Notice Amount” and, together with the Pre-Carve-Out Trigger Notice Amount, the “Carve-Out Amount”).

1 All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Interim DIP Order.

(b)             For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the OpCo DIP Agent (at the direction of the Required Lenders (as defined in the OpCo DIP Credit Agreement)) to the OpCo Borrower, counsel to the OpCo Borrower (Latham & Watkins LLP), the U.S. Trustee, and counsel to the Committee (if any), which notice (i) shall expressly state that the Post-Carve-Out Trigger Notice Amount has been invoked and (ii) may be delivered only following the occurrence and during the continuation of Termination Event (as defined herein), the acceleration of the OpCo DIP Obligations under the OpCo DIP Facility Documents, and the termination of the Debtors’ consensual use of Cash Collateral under this Interim Order.

(c)             From and after the Petition Date, the Debtors shall utilize cash on hand, the proceeds from the OpCo DIP Facility, amounts held in the OpCo DIP Account (as defined in the Cash Management Motion), and/or any other available cash thereafter held by any Debtor to fund, on a weekly basis, the Pre-Carve-Out Trigger Notice Amount into the Reserve Account (as defined below) in an amount equal to the greatest of (i) the aggregate unpaid amount of estimated fees, costs, and expenses of Professional Persons included in all weekly estimates timely received by the Debtors in respect of the preceding week, (ii) the aggregate unpaid amount of actual fees, costs, and expenses of Professional Persons earned, accrued or incurred at the applicable time, and (iii) the aggregate amount of fees, costs, and expenses of Professional Persons provided for in the Approved Budget at the applicable time. As used herein, the term “Reserve Account” means a segregated account of the OpCo Borrower not subject to the control of any OpCo DIP Secured Party, Prepetition OpCo Revolver Secured Party, and/or Prepetition OpCo Junior Secured Party (collectively, the “Funded Debt Secured Parties”).

(d)             Upon delivery of a Carve-Out Trigger Notice in accordance with sub-paragraph (b) above, such Carve-Out Trigger Notice shall constitute a demand to, and approval for, the Debtors to utilize all cash on hand as of such date (including in the OpCo DIP Account) and any available cash thereafter generated by the Debtors to fund the Reserve Account in an amount equal to the Carve-Out Amount and to hold such amount in trust to pay the obligations benefitting from the Carve-Out.

(e)             Upon delivery of a Carve-Out Trigger Notice in accordance with sub-paragraph (b) above, and prior to the payment to any Funded Debt Secured Party on account of any claim or administrative expense held by such person or entity (whether postpetition, super priority, adequate protection, prepetition, or otherwise), the Debtors shall deposit into the Reserve Account cash available on the Trigger Date (or available thereafter) in an aggregate amount equal to the Carve-Out Amount. The funds in the Reserve Account shall be available only to satisfy the obligations benefitting from the Carve-Out in Paragraph 27(a) above, and the Funded Debt Secured Parties (i) shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of assets) of the Debtors unless and until the Reserve Account is funded in full in cash as provided above and (ii) shall have a valid and perfected security interest upon any residual amount in the Reserve Account available following payment in full in cash of all obligations benefiting from the Carve-Out, subject to the lien and claim priorities set forth in this Interim Order.

(f)             Notwithstanding anything to the contrary in this Interim Order, the OpCo DIP Facility Documents, the Prepetition OpCo Revolver Loan Documents, and/or the Prepetition OpCo Junior Loan Documents (collectively, including this Interim Order, the “Funded Debt Documents”), all claims and administrative expenses arising under, with respect to, or in connection with any Funded Debt Document (including the OpCo DIP Obligations, the OpCo DIP Claims, the Prepetition OpCo Revolver Obligations, the OpCo Revolver Adequate Protection Claims, and the Prepetition OpCo Junior Obligations) and all security interests and liens securing such claims and administrative expenses (including the OpCo DIP Liens, the Prepetition OpCo Revolver Liens, the OpCo Revolver Adequate Protection Liens, the Prepetition OpCo Junior Liens, and the OpCo Junior Adequate Protection Liens) shall, in each case, be subject and subordinate to the payment in full in cash of the Carve-Out.

(g)             Notwithstanding anything to the contrary in any Funded Debt Document, (a) the failure of the Reserve Account to satisfy in full the Allowed Professional Fees of the Professional Persons shall not affect, limit, or otherwise modify the scope or priority of the Carve-Out, (b) in no way shall any Approved Budget, the Carve-Out, the Carve-Out Amount, the Reserve Account, or any other budget or financial projection delivered in connection with any Funded Debt Document be construed as a cap or limitation on the amount of Allowed Professional Fees due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis), and (c) the Debtors’ authority to use proceeds from the OpCo DIP Facility, the OpCo DIP Collateral, and/or OpCo Cash Collateral on account of, and to timely pay, the Allowed Professional Fees and the other obligations benefitting from the Carve-Out shall in no way be limited or deemed limited by any Approved Budget (other than as expressly set forth above as to the Allowed Professional Fees for the Committee Professionals).

(h)             Prior to the occurrence of the OpCo DIP Termination Date (as defined below), the Debtors shall be permitted to pay Allowed Professional Fees (including on an interim basis), and such payments shall not reduce or be deemed to reduce the Carve-Out. Moreover, for the avoidance of doubt, any amounts paid prior to the Carve-Out Trigger Notice shall not reduce or be deemed to reduce the Post-Carve-Out Trigger Notice Amount.

(i)             The OpCo DIP Agent shall be entitled to establish and maintain reserves against borrowing availability under the OpCo DIP Facility on account of the Carve-Out (including, for the avoidance of doubt, the OpCo DIP Agent’s estimate of future fees and expenses of the Debtor Professionals, the Committee Professionals and the Committee members that may be incurred before or after the delivery of a Carve-Out Trigger Notice) in accordance with the terms of the OpCo DIP Credit Agreement.

(j)             Without affecting, limiting, or otherwise modifying the scope or priority of the Carve-Out, neither the OpCo DIP Secured Parties nor the Prepetition OpCo Revolver Secured Parties nor the Prepetition OpCo Junior Secured Parties shall be responsible for the direct payment or reimbursement of any fees or disbursements of any of the Debtor Professionals, Committee Professionals or Committee members incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Without affecting, limiting, or otherwise modifying the scope or priority of the Carve-Out, nothing in this Interim Order or otherwise shall be construed (i) to obligate any OpCo DIP Secured Party or any Prepetition OpCo Revolver Secured Party or any Prepetition OpCo Junior Secured Party in any way to pay compensation to, or to reimburse expenses of, any of the Debtor Professionals, the Committee Professionals or Committee members, or to guarantee that the Debtors or their estates have sufficient funds to pay such compensation or reimbursement or (ii) to increase the Carve-Out if actual allowed fees and expenses of any of the Debtor Professionals, Committee Professionals or Committee members are higher in fact than the Carve-Out Amount. Nothing herein shall be construed as consent to the allowance of any professional fees or expenses of any of the Debtors, any Committee, any other official or unofficial committee in these Chapter 11 Cases or any Successor Cases, or of any other person or entity, or shall affect the right of any OpCo DIP Secured Party or any Prepetition OpCo Revolver Secured Party or any Prepetition OpCo Junior Secured Party to object to the allowance and payment of any such fees and expenses.

Schedule I

OpCo Loan Parties

Entity	Jurisdiction	OpCo Borrower/ OpCo Guarantor	OpCo Debtor
Trinseo Holding S.à r.l	Luxembourg	OpCo Lead Borrower	Y
Trinseo Materials Finance, Inc.	Delaware	OpCo Co-Borrower	Y
Trinseo Luxco S.à r.l	Luxembourg	OpCo Guarantor	Y
Trinseo US Holding, Inc.	Delaware	OpCo Guarantor	Y
Trinseo LLC	Delaware	OpCo Guarantor	Y
Trinseo International Holding LLC	Texas	OpCo Guarantor	N
Trinseo (Hong Kong) Limited	Hong Kong	OpCo Guarantor	N
Trinseo Holdings Asia Pte. Ltd.	Singapore	OpCo Guarantor	N
Trinseo Ireland Global IHB Limited	Ireland	OpCo Guarantor	N
Trinseo Services Ireland Limited	Ireland	OpCo Guarantor	N
Trinseo Europe GmbH	Switzerland	OpCo Guarantor	N
Trinseo Export GmbH	Switzerland	OpCo Guarantor	N
Trinseo Netherlands B.V.	Netherlands	OpCo Guarantor	N
Trinseo Holding B.V.	Netherlands	OpCo Guarantor	N
Heathland B.V.	Netherlands	OpCo Guarantor	N
Trinseo Suomi Oy	Finland	OpCo Guarantor	N
Trinseo Sverige AB	Sweden	OpCo Guarantor	N

Annex II

Super HoldCo DIP Term Sheet

Trinseo Luxco Finance SPV S.à r.l.
SHC DIP Facility Term Sheet

This term sheet (together with all annexes, exhibits and schedules attached hereto, this “SHC DIP Term Sheet”), as further described in the commitment letter, to which this SHC DIP Term Sheet is attached, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Super HoldCo DIP Commitment Letter”) sets forth certain material terms of the proposed SHC DIP Facility (as defined below). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Restructuring Support Agreement, dated as of May 13, 2026 (together with all annexes, exhibits and schedules attached thereto, including the Restructuring Term Sheet (as defined therein) attached thereto, in each case, as amended, supplemented or modified in accordance with its terms, the “RSA”).

This SHC DIP Term Sheet does not address all terms that would be required in connection with the SHC DIP Facility or that will be set forth in the SHC DIP Documents (as defined below), which are subject to negotiation and further subject to execution of definitive documents, pleadings and proposed forms of orders that are in form and substance acceptable to the ad hoc group of SHC First Lien Lenders (as defined below) represented by Paul Hastings LLP (the “Ad Hoc Group”), in its discretion, and the SHC Borrowers.

THIS SHC DIP TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

Borrowers	Trinseo Luxco Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg (the “SHC Lead Borrower”) and Trinseo NA Finance SPV LLC, a Delaware limited liability company (the “SHC Co-Borrower”, together with the SHC Lead Borrower, the “SHC Borrowers” and each, a “SHC Borrower”), in each SHC Borrower’s capacity as a debtor and debtor-in-possession in the cases (the “SHC Borrowers’ Cases”) to be filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), which shall be jointly administered with the SHC Guarantors’ Cases (as defined below).
Guarantors	Trinseo NA Finance LLC, a Texas limited liability company (“SHC Holdings”), in its capacity as a debtor and debtor-in-possession, and each Affiliate that is an obligor under the Existing SHC First Lien Facility as set forth on Schedule I hereto (collectively with SHC Holdings, the “SHC Loan Guarantors” and, together with the SHC Borrowers, the “SHC Loan Parties”), and with respect to such entities that are debtors as set forth on Schedule I hereto (the “SHC Debtors”) in their capacities as debtors and debtors-in-possession in the cases to be filed under the Bankruptcy Code with the Bankruptcy Court contemporaneously and jointly administered with the SHC Borrowers’ Cases (the “SHC Guarantors’ Cases” and, collectively with the SHC Borrowers’ Cases, the “Chapter 11 Cases”); provided that, with respect to any such entity that is not an SHC Debtor that is otherwise required to be an SHC Loan Guarantor, to the extent that such entity is not or cannot be made an SHC Loan Guarantor on the Closing Date (or provide the applicable guarantees, liens and/or security interests set forth herein) after the use of commercially reasonable efforts to do so, then such entity shall not be required to become an SHC Loan Guarantor (or provide the applicable guarantees, liens and/or security interests set forth herein) on the Closing Date, but instead shall be required to become an SHC Loan Guarantor (and provide such applicable guarantees, liens and/or security interests), to the extent permitted by applicable law, on a post-closing basis. The date of commencement of the Chapter 11 Cases is referred to herein as the “Petition Date”.

Administrative Agent and Collateral Agent	The administrative agent and the collateral agent for the SHC DIP Lenders (as defined below) with respect to the SHC DIP Facility (in such capacities, the “SHC DIP Agent”) shall be a financial institution selected by, and qualified to perform the duties customarily associated with such roles as determined by, the Required SHC DIP Lenders, which shall be reasonably acceptable to the SHC Borrower and the SHC Debtors; provided that Alter Domus (US) LLC, as administrative agent and collateral agent, shall be deemed reasonably acceptable.
SHC DIP Lenders & DIP Offer

One or more SHC First Lien Lenders that are parties to the RSA (each a “SHC DIP Lender”, and collectively, the “SHC DIP Lenders”).

Prior to the Initial Draw (as defined below), each SHC First Lien Lender shall be provided with a pro rata opportunity to sign the RSA and become a SHC DIP Lender based on the aggregate principal amount of the Prepetition SHC First Lien Secured Obligations thereof, which offer shall be kept open for at least three (3) Business Days following the Closing Date. The SHC DIP Facility shall be fully backstopped by the members of the Ad Hoc Group and certain members of the Ad Hoc Group of OpCo 2028 Term Lenders in accordance with and pursuant to the Super HoldCo DIP Commitment Letter.

Prepetition First Lien Term Loan Facility	That certain Credit Agreement, dated as of September 8, 2023, as amended by that certain First Amendment, dated as of January 26, 2024, as amended by that certain Second Amendment, dated as of December 12, 2024 and as amended by that certain Third Amendment, dated as of January 17, 2025, among the SHC Borrowers, the other borrowers and guarantors party thereto, SHC Holdings, Trinseo Plc, as Parent, Alter Domus (US) LLC, as administrative agent and collateral agent (in such capacity, the “SHC First Lien Agent”) and the lenders party thereto (the “SHC First Lien Lenders”, and together with the SHC First Lien Agent and the other secured parties under the Credit Agreement and related loan documents, the “Prepetition SHC First Lien Secured Parties”) (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition SHC Credit Agreement”; and together with all other agreements, documents, instruments, and certificates executed or delivered in connection therewith, the “Prepetition Super HoldCo Senior Loan Documents”, the obligations thereunder and under the related loan documents, the “Prepetition SHC First Lien Secured Obligations”; and the liens and security interests granted in connection therewith, the “Prepetition SHC First Lien Credit Agreement Liens”) (the “Existing SHC First Lien Facility”).

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Intercreditor Agreements

That certain Intercreditor Agreement, dated as of January 17, 2025, among The Bank of New York Mellon, as Second Lien Notes Trustee and the SHC First Lien Agent (the “Existing SHC Intercreditor Agreement”).

That certain Intercreditor and Subordination Agreement, dated as of January 17, 2025, by and between Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Original Superpriority Secured Parties referred to therein, Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Original OpCo Facility Secured Parties referred to therein, Alter Domus (US) LLC, in its capacity as collateral agent for the Original Super Holdco Facility Secured Parties referred to therein, and Alter Domus (US) LLC, in its capacity as collateral agent for the Original Super Holdco Notes Secured Parties referred to therein (the “Four-Party Intercreditor Agreement”).

Second Lien Notes	The 7.625% second lien senior secured notes due 2029 (the “SHC Second Lien Notes” and, the holders of such notes, the “SHC Second Lien Noteholders”) issued pursuant to the Indenture, dated as of January 17, 2025 (as supplemented from time to time, the “SHC Second Lien Notes Indenture”; the liens and security interests granted in connection therewith, the “Prepetition SHC Second Lien Notes Liens”; and the obligations arising thereunder, the “Prepetition SHC Second Lien Notes Secured Obligations”) among the SHC Borrowers, The Bank of New York Mellon, as trustee and collateral agent (in such capacities, the “SHC Second Lien Notes Trustee”, and together with the SHC Second Lien Noteholders, the “Prepetition SHC Second Lien Notes Secured Parties”), and the other parties party thereto.
Prior Liens	Any valid liens (“Prior Liens”) that are (1) in existence on the Petition Date, (2) are either perfected as of the Petition Date or perfected subsequent to the Petition Date under section 546(b) of the Bankruptcy Code, and (3) senior in priority to the Prepetition SHC First Lien Credit Agreement Liens and the Prepetition SHC Second Lien Notes Liens, as applicable.
Interim and Final SHC DIP Orders

The order approving the SHC DIP Facility on an interim basis, which shall be in form and substance, and upon terms and conditions, reasonably acceptable in all respects to the SHC Loan Parties, the SHC DIP Agent, and the Required SHC DIP Lenders (as defined below) (the “Interim SHC DIP Order”), shall authorize and approve, among other matters, (a) the SHC Loan Parties’ entry into the SHC DIP Documents, (b) the making of the SHC DIP Loans, (c) the granting of the super-priority claims against the SHC Debtors and the granting of liens on the SHC DIP Collateral in accordance with the SHC DIP Documents, (d) the use of cash collateral, and (e) the granting of adequate protection to the Prepetition SHC First Lien Secured Parties and the Prepetition SHC Second Lien Notes Secured Parties.

The order approving the SHC DIP Facility on a final basis shall be in form and substance, and upon terms and conditions, reasonably acceptable in all respects to the SHC Loan Parties, the SHC DIP Agent, and the Required SHC DIP Lenders (the “Final SHC DIP Order” and, together with the Interim SHC DIP Order, the “SHC DIP Orders”).

3

Adequate Protection

As adequate protection against the risk of any diminution in the value, as of the Petition Date, of the Prepetition SHC First Lien Secured Parties’ and the Prepetition SHC Second Lien Notes Secured Parties’ respective interests in the collateral securing the Prepetition SHC First Lien Secured Obligations (the “Prepetition First Lien Collateral”) owned by the SHC Debtors and the collateral securing the Prepetition SHC Second Lien Notes Secured Obligations (the “Prepetition Second Lien Collateral”) owned by the SHC Debtors, including as a result of the imposition of the automatic stay, the SHC Debtors’ use, sale, or lease of such collateral, including Cash Collateral (as defined below), during the Chapter 11 Cases, the granting of priming liens and claims as set forth herein, and the imposition of the Carve-Out, the Prepetition SHC First Lien Secured Parties and the Prepetition SHC Second Lien Notes Secured Parties, as applicable, shall be granted the following adequate protection, subject in all cases to the Carve-Out and Prior Liens:

(i)           The Prepetition SHC First Lien Secured Parties shall be entitled to receive, subject in all cases to the Carve-Out and Prior Liens, the following as adequate protection: (A) to the extent of any diminution in the value, as of the Petition Date, of the Prepetition SHC First Lien Secured Parties’ interest in the Prepetition First Lien Collateral, validly perfected replacement liens on any security interests in all SHC DIP Collateral (the “First Lien Adequate Protection Liens”), which replacement liens shall have the priority set forth on Annex II attached hereto, as applicable; (B) to the extent of any diminution in the value, as of the Petition Date, of the Prepetition SHC First Lien Secured Parties’ interest in the Prepetition First Lien Collateral, a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code against each of the SHC Debtors, on a joint and several basis, which claim shall have priority over all other claims against the SHC Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c), (subject to entry of the Final SHC DIP Order), 507(a), 507(b), 546(c), 546(d), 726(b), 1113 and 1114 of the Bankruptcy Code or otherwise (other than the Carve-Out) (the “First Lien Adequate Protection Claims”), provided that the First Lien Adequate Protection Claims shall be subject and junior to (i) the Carve-Out and (ii) the SHC DIP Superpriority Claims; (C) the payment of the reasonable and documented fees and out-of-pocket expenses of the SHC First Lien Agent (including without limitation, the pre-petition and post-petition fees and expenses of Pryor Cashman LLP, as counsel to the SHC First Lien Agent, and a single firm as local counsel), and the payment of the reasonable and documented fees of the Ad Hoc Group (including without limitation, the prepetition and post-petition reasonable and documented fees and expenses of (i) Paul Hastings, LLP, as counsel to the Ad Hoc Group, and (ii) PJT Partners LP, as financial advisor to the Ad Hoc Group, in accordance with the terms of that certain fee letter effective as of April 20, 2026), and (iii) with the SHC Borrowers’ consent (not to be unreasonably withheld), such other attorneys, financial advisors or professionals retained by the Ad Hoc Group (collectively clauses (i) through (iii), the “Lender Advisors”); and (D) financial reporting, including the delivery of a rolling 13 week cash flow budget, variance reporting, supporting information requested by the Ad Hoc Group and/or their advisors, and such other financial reporting reasonably acceptable to the Ad Hoc Group; and

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(ii) The Prepetition SHC Second Lien Notes Secured Parties shall be entitled to receive, subject in all cases to the Carve-Out and Prior Liens, the following as adequate protection: (A) to the extent of any diminution in the value, as of the Petition Date, of the Prepetition SHC Second Lien Notes Secured Parties’ interest in the Prepetition Second Lien Collateral, validly perfected replacement liens on any security interests in all SHC DIP Collateral (the “Second Lien Adequate Protection Liens”), which replacement liens shall have the priority set forth on Annex II attached hereto, as applicable; and (B) to the extent of any diminution in the value, as of the Petition Date, of the Prepetition SHC Second Lien Notes Secured Parties’ interest in the Prepetition Second Lien Collateral, a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code against each of the SHC Debtors, on a joint and several basis, which claim shall have priority over all other claims against the SHC Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c), (subject to entry of the Final SHC DIP Order), 507(a), 507(b), 546(c), 546(d), 726(b), 1113 and 1114 of the Bankruptcy Code or otherwise (other than the Carve-Out) (the “Second Lien Adequate Protection Claims”), provided that the Second Lien Adequate Protection Claims shall be subject and junior to (i) the Carve-Out, (ii) the SHC DIP Superpriority Claims, and (iii) the First Lien Adequate Protection Claims.
Carve-Out	The Parties agree to the Carve-Out provided for in Annex III attached hereto.
Type and Amount of the SHC DIP Facility

Senior secured super-priority debtor-in-possession delayed draw term loan credit facility in an aggregate principal amount of $157.5 million (the “SHC DIP Facility”, and the loans outstanding thereunder, the “SHC DIP Loans”), comprised of the following:

(a)   an aggregate principal amount of commitments of (i) $52.5 million (the “SHC New Money Commitments”), pursuant to which the SHC DIP Lenders shall provide new money term loans (“SHC New Money Loans”) as follows: (A) a principal amount of up to $35.0 million (at the election of the applicable SHC Borrower(s)) of SHC New Money Loans shall be drawn in one borrowing upon the Closing Date (as defined below) following the entry of the Interim SHC DIP Order (the “Initial Draw”), and (B) the remaining amount of the SHC New Money Loans shall be drawn in one borrowing upon the entry of the Final SHC DIP Order; and

(b)   a roll up facility (the “SHC Roll Up Loans”) pursuant to which $105 million of aggregate principal amount of the Prepetition SHC First Lien Term Loans (including accrued and unpaid interest thereon) held by the SHC DIP Lenders will be deemed “rolled up” and converted into the SHC DIP Facility, on a cashless basis at a 2:1 ratio in proportion with SHC New Money Commitments (with such roll-up to occur ratably upon entry of the Interim SHC DIP Order and the Final SHC DIP Order based on the SHC New Money Commitments authorized under each DIP Order) (subject to the challenge rights under the SHC DIP Orders).

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Use of Proceeds	Solely in accordance with and subject to the credit agreement governing the terms of the SHC DIP Facility (the “SHC DIP Credit Agreement”, and together with all security and collateral agreements related thereto, the “SHC DIP Documents”), the proceeds of the SHC DIP Facility may be used only (a) to roll up all amounts outstanding under the Prepetition SHC First Lien Secured Obligations, (b) to make adequate protection payments as required in the SHC DIP Documents and the SHC DIP Orders, (c) to pay the fees, expenses, and administrative costs of the Chapter 11 Cases, (d) to pay obligations arising from or related to the Carve-Out, (e) to pay prepetition obligations as approved by the Bankruptcy Court, and (f) for the payment of working capital and other general corporate needs and purposes of the SHC Debtors and certain of their affiliates (including non-debtors), in each case, in accordance with and subject to the SHC DIP Documents and the SHC DIP Orders (including the Approved Budget (as defined below), subject to permitted variances).
Closing Date	The date of the satisfaction (or waiver) of each of the conditions precedent to the initial funding of the SHC DIP Facility after entry of the Interim SHC DIP Order (the “Closing Date”).
Maturity

The SHC DIP Facility will mature on the earliest to occur of:

(i)       One (1) year after the Closing Date;

(ii)        11:59 p.m. New York City Time on the date that is four (4) calendar days after the Petition Date if the Interim SHC DIP Order, in form and substance acceptable in all respects to the Required SHC DIP Lenders, has not been entered by the Bankruptcy Court prior to such date and time;

(iii)       11:59 p.m. New York City Time on the date that is thirty-five (35) calendar days after the Petition Date (or if such thirty-fifth day is not a Business Day, the first succeeding Business Day thereafter), if the Final SHC DIP Order, in form and substance acceptable in all respects to the Required SHC DIP Lenders, has not been entered by the Bankruptcy Court prior to such date and time;

(iv)      the effective date of a chapter 11 plan of any SHC Loan Party, which has been confirmed by an order entered by the Bankruptcy Court in any of the Chapter 11 Cases (such date, the “Plan Effective Date”);

(v)       dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code without the prior written consent of the Required SHC Lenders;

(vi)       the closing of a sale of all or substantially all assets or equity of the SHC Loan Parties (other than to another SHC Loan Party); and

(vii)      the acceleration of the SHC DIP Loans and the termination of the commitments under the SHC DIP Facility.

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Amortization	None.
Payments and Interest Rates	As set forth on Annex I attached hereto.
Mandatory Prepayments	The SHC Loan Parties shall be required to make mandatory prepayments of the SHC DIP Loans in an amount equal to (a) 100% of net cash proceeds of insurance and condemnation, subject to customary reinvestment rights consistent with the Documentation Principles, (b) 100% of net cash proceeds from the issuance of post-petition indebtedness not permitted by the DIP Credit Agreement, (c) 100% of net cash proceeds from the issuance of any equity of the SHC Borrowers or SHC Holdings, and (d) 100% of the net cash proceeds of any sale of assets of any of the SHC Loan Parties or their subsidiaries (other than asset sales in the ordinary course of business), in each case, subject to the Documentation Principles (as defined below).
Voluntary Prepayments	Permitted, in whole or in part, subject to limitations as to minimum amounts of prepayments.
Collateral and Priority

Subject to the Carve-Out and Prior Liens, as security for the prompt payment and performance of all amounts due under the SHC DIP Facility, including, without limitation, all principal, interest, premiums, payments, fees, costs, expenses, indemnities or other amounts (collectively, the “SHC DIP Obligations”), effective as of the Petition Date, the SHC DIP Agent, for the benefit of itself and the SHC DIP Lenders, shall be granted automatically and properly perfected liens and security interests (or, in the case of SHC Loan Parties that are not SHC Debtors, to the extent permitted by applicable law and subject to certain exceptions, shall be granted liens and security interests) (“SHC DIP Liens”) in all assets and properties of each of the SHC Loan Parties and, if applicable, their bankruptcy estates, whether tangible or intangible, real, personal or mixed, wherever located, whether now owned or consigned by or to, or leased from or to, or hereafter acquired by, or arising in favor of such SHC Loan Parties (including under any trade names, styles or derivations thereof), whether prior to or after the Petition Date, including, without limitation, all of the rights, title and interests in the following respect to such SHC Loan Parties (1) all Prepetition First Lien Collateral and Prepetition Second Lien Collateral; (2) all money, cash and cash equivalents; (3) all funds in any deposit accounts, securities accounts, commodities accounts or other accounts (together with and all money, cash and cash equivalents, instruments and other property deposited therein or credited thereto from time to time); (4) all accounts and other receivables (including those generated by intercompany transactions); (5) all contracts and contract rights; (6) all instruments, documents and chattel paper; (7) all securities (whether or not marketable); (8) all goods, as-extracted collateral, furniture, machinery, equipment, inventory and fixtures; (9) all real property interests; (10) all interests in leaseholds; (11) all franchise rights; (12) all patents, tradenames, trademarks (other than intent-to-use trademarks), copyrights, licenses and all other intellectual property; (13) all general intangibles, tax or other refunds, or insurance proceeds; (14) all equity interests, capital stock, limited liability company interests, partnership interests and financial assets; (15) all investment property; (16) all supporting obligations; (17) all letters of credit and letter of credit rights; (18) all commercial tort claims; (19) upon entry of the Final SHC DIP Order the proceeds of or property recovered, whether by judgment, settlement or otherwise, from claims and causes of action arising under Chapter 5 of the Bankruptcy Code (“Avoidance Action Proceeds”); (20) all books and records (including, without limitation, customers lists, credit files, computer programs, printouts and other computer materials and records); (21) to the extent not covered by the foregoing, all other goods, assets or properties of the SHC Debtors, whether tangible, intangible, real, personal or mixed; and (22) all products, offspring, profits, and proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, including any and all proceeds of any insurance (including any business interruption and property insurance), indemnity, warranty or guaranty payable to such SHC Loan Parties from time to time with respect to any of the foregoing (collectively, as described in this paragraph and subject to the exceptions set forth herein, the “SHC DIP Collateral”); provided that: (A) the SHC DIP Collateral shall exclude (w) any Excluded Property (to be defined in the SHC DIP Credit Agreement), (x) any security deposits in respect of non-residential real property leases of the SHC Loan Parties, (y) any funds held in the Reserve Account (as defined in the SHC DIP Orders) and (z) any funds held in the Adequate Assurance Account (each of the foregoing capitalized terms, to the extent not defined herein, as defined in the SHC DIP Orders) (the items in clauses (y) and (z), collectively, the “Excluded Accounts”); (B) the SHC Loan Parties’ reversionary interests in any funds held in the Excluded Accounts shall constitute SHC DIP Collateral; (C) none of the SHC Loan Parties that are SHC Debtors shall be required to grant or perfect any security interests or liens in any of the SHC DIP Collateral, other than by means of (i) the SHC DIP Orders, the DIP Credit Agreement, a US law security agreement, and UCC-1 financing statements to be filed by the SHC DIP Agent, and (ii) with respect to any such SHC Loan Parties that are SHC Debtors and are not organized in the US, providing additional local law documentation (subject to local law restrictions) on a post-closing basis, to the extent reasonably requested by the Required SHC DIP Lenders; and (D) with respect to SHC Loan Parties that are not SHC Debtors, the SHC DIP Collateral shall be limited to the property and assets of such SHC Loan Parties that constitute Prepetition First Lien Collateral and Prepetition Second Lien Collateral (subject to customary exceptions and local law restrictions); provided, further, that none of the SHC Loan Parties that are not SHC Debtors shall be required to grant or perfect any security interests or liens in any of the SHC DIP Collateral, other than (subject to local law restrictions) by means of (i) the DIP Credit Agreement, a US law security agreement, and UCC-1 financing statements to be filed by the SHC DIP Agent and (ii) providing additional local law documentation (subject to local law restrictions) on a post-closing basis, to the extent reasonably requested by the Required SHC DIP Lenders.

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With respect to DIP Collateral constituting Trinseo Europe Foreign Guarantor Collateral and Trinseo Europe Remaining Collateral (each as defined in the Four Party Intercreditor Agreement) following an exercise of remedies (i) the SHC DIP Facility shall have the rights and priority immediately senior to those of the Super Holdco Facility Obligations (or any Agent therefor) (each as defined in the Four Party Intercreditor Agreement) and (ii) the OpCo DIP Facility (the “OpCo DIP Facility”) shall have the rights and priority immediately senior to those of the Superpriority Obligations (or any Agent therefor) (each as defined in the Four Party Intercreditor Agreement).

The SHC DIP Liens shall have the following priorities (subject in all cases to the Carve Out):

i.      First Liens on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, the SHC DIP Liens shall be valid, binding, continuing, enforceable, non-avoidable, fully and automatically perfected first priority liens and security interests in all SHC DIP Collateral that is not subject to valid, perfected and non-avoidable liens or security interests in existence as of the Petition Date (or perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code), including, upon entry of the Final SHC DIP Order, Avoidance Action Proceeds (collectively, “Unencumbered Property”); and

ii.     Priming DIP Liens and Liens Junior to Certain Other Liens. The SHC DIP Liens shall be valid, binding, continuing, enforceable, non-avoidable, fully and automatically perfected in all SHC DIP Collateral (other than as described in clause (i) above), which SHC DIP Liens (a) shall be, pursuant to section 364(c)(3) of the Bankruptcy Code, subject and subordinate only to the (1) Carve Out and (2) Prior Liens, (b) pursuant to section 364(d)(1) of the Bankruptcy Code, shall be senior to any and all other liens and security interests in SHC DIP Collateral, including, without limitation, all liens and security interests in the Prepetition Collateral or any SHC DIP Collateral that would otherwise constitute Prepetition Collateral (including, without limitation, any Prepetition Liens in Prepetition Collateral), and (c) shall otherwise be subject to the priorities set forth in Annex II attached hereto.

Except to the extent expressly permitted hereunder, subject to the Carve Out and Prior Liens, the SHC DIP Liens and the SHC DIP Superpriority Claims (as defined below) (i) shall not be made subject to or pari passu with (A) any lien, security interest or claim heretofore or hereinafter granted in any of the Chapter 11 Cases or any successor cases, including any lien or security interest granted in favor of any federal, state, municipal or other governmental unit (including any regulatory body), commission, board or court for any liability of the SHC Debtors, (B) any lien or security interest that is avoided or preserved for the benefit of the SHC Debtors and their estates under section 551 of the Bankruptcy Code or otherwise, (C) any intercompany or affiliate claim, lien or security interest of the SHC Debtors or their affiliates, or (D) any other lien, security interest or claim arising under section 363 or 364 of the Bankruptcy Code granted on or after the date hereof.

The SHC DIP Obligations shall be senior in right of payment to the Prepetition SHC Second Lien Notes Secured Obligations and the Prepetition SHC First Lien Secured Obligations, and to the extent any amounts are paid to the Prepetition SHC First Lien Secured Parties and the SHC Prepetition Second Lien Notes Secured Parties (a) prior to the repayment in full of the SHC DIP Facility and (b) without the prior written consent of the SHC DIP Facility, including amounts which are proceeds of property and assets of obligors in respect thereof that are not SHC Debtors, then such Prepetition SHC First Lien Secured Parties and the SHC Prepetition Second Lien Notes Secured Parties shall hold such amounts in trust for the benefit of the SHC DIP Facility and shall promptly turn over such amounts to the SHC DIP Agent for application to the SHC DIP Facility until repaid in full.

The Required SHC DIP Lenders shall have the right to direct the SHC DIP Agent to credit bid any or all of the SHC DIP Obligations in connection with a sale of SHC DIP Collateral undertaken in accordance with the Restructuring Support Agreement, regardless of whether an Event of Default shall have occurred.

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Guarantees	Each SHC Loan Guarantor shall, subject to customary local law limitations consistent with the Documentation Principles, unconditionally guarantee, on a joint and several basis, all SHC DIP Obligations arising under or in connection with the SHC DIP Facility.
DIP Superpriority Claims	Subject to the Carve-Out and Prior Liens, the SHC DIP Obligations shall be allowed super-priority administrative expense claims under section 364(c) of the Bankruptcy Code against each of the SHC Debtors, on a joint and several basis, which claims shall have priority over all other claims against the SHC Debtors, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kind specified in or so ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c), 507(a), 507(b), 546(c), 546(d), 726(b), 1113 and 1114 of the Bankruptcy Code or otherwise, with recourse against all SHC DIP Collateral (the “SHC DIP Superpriority Claims”).
Milestones	The SHC Loan Parties shall achieve the Milestones (as defined in the RSA), which Milestones shall be incorporated into the SHC DIP Credit Agreement.
Documentation	The SHC DIP Facility (including the terms and conditions applicable thereto) will be documented pursuant to and evidenced by (a) a credit agreement based on the Prepetition SHC Credit Agreement, negotiated in good faith, in form and substance acceptable to the SHC Loan Parties, the SHC Borrowers, and the Required SHC DIP Lenders, which shall (i) reflect the terms set forth herein, (ii) reflect the terms of the Interim SHC DIP Order or the Final SHC DIP Order, as applicable, (iii) have usual and customary provisions for debtor-in-possession financings of this kind and provisions that are necessary to effectuate the financing contemplated hereby, and (iv) be mutually agreed among the SHC Loan Parties and the Required SHC DIP Lenders, (b) the Interim SHC DIP Order, (c) the Final SHC DIP Order, and (d) as applicable, the related security agreements, collateral agreements, pledge agreements, control agreements, guarantees, mortgages and other legal documentation or instruments as are, in each case, (i) based on the documentation relating to the Prepetition SHC Credit Agreement, and (ii) usual and customary for debtor-in-possession financings of this type and/or reasonably necessary to effectuate the financing contemplated hereby, as determined by the SHC Loan Parties and the Required SHC DIP Lenders (this paragraph, the “Documentation Principles”).

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Representations and Warranties	The SHC DIP Documents will contain usual and customary representations and warranties, subject to the Documentation Principles.
Financial Covenant	Minimum liquidity to be not less than $25 million, tested weekly; provided that the foregoing testing shall apply to all SHC Loan Parties in the aggregate, regardless of whether such SHC Loan Party is an SHC Debtor or non-filing entity.
Cash Flow Reporting; Variance Reporting; Variance Testing

Not later than 5:00 p.m. New York City time on every other Thursday following the Petition Date (the “Updated Budget Deadline”), the SHC Loan Parties shall deliver to the SHC DIP Agent and the Lender Advisors and the OpCo Advisors a supplement to the Initial DIP Budget (as defined below) (each such supplement, an “Updated Budget”), covering the 13-week period that commences with Monday of the calendar week of such Updated Budget Deadline, consistent with the form and level of detail set forth in the Initial DIP Budget and including a forecasted unrestricted cash balance as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a monthly basis, which Updated Budget shall be subject to the approval of the Required SHC DIP Lenders (which approval may be provided by the Lender Advisors on behalf of the Required SHC DIP Lenders); provided, that the Required SHC DIP Lenders (or the Lender Advisors) shall affirmatively approve or reject such Updated Budget (email being sufficient) within three (3) Business Days of delivery thereof (it being understood that if no such acceptance or rejection shall be delivered by 11:59 p.m. NYC time on such third Business Day, then such Updated Budget shall be deemed approved). Upon (and subject to) the approval of any such Updated Budget by the Required SHC DIP Lenders in their discretion (which may be provided by the Lender Advisors), such Updated Budget shall constitute the “Approved Budget” and prior to any such approved Updated Budget, the Initial Budget shall constitute the Approved Budget; provided, that in the event such Updated Budget is not so approved (or deemed approved) by the Required SHC DIP Lenders, the prior Approved Budget shall remain in effect.

Not later than 5:00 p.m. New York City time every Thursday (commencing with Thursday of the week immediately following the week in which the Petition Date occurs) (each such Thursday, a “Variance Report Deadline”), the SHC Loan Parties shall deliver to the SHC DIP Agent and the Lender Advisors a variance report (each, a “Variance Report”), in form and substance reasonably acceptable to the Required SHC DIP Lenders, showing the difference between total actual operating receipts and total budgeted operating receipts as set forth in the Approved Budget, as the case may be (the “Receipts Variance”), total actual operating disbursements and total budgeted operating disbursements as set forth in the Approved Budget, as the case may be (the “Disbursements Variance”), in each case, for the Applicable Period (as defined below), together with a reasonably detailed explanation of such Receipts Variance, and Disbursements Variance. In addition, on a monthly basis (not later than the fifteenth (15th) day of each calendar month), the SHC Loan Parties shall deliver to the SHC DIP Agent, the Lender Advisors and the OpCo Lender Advisors a report showing the difference between total actual professional fees and expenses and total budgeted professional fees and expenses as set forth in the Approved Budget.

The SHC Debtors shall not permit the Disbursements Variance (excluding professional fees) to exceed the Permitted Variance (as defined below) over the Applicable Period (other than in the case of total actual operating disbursements being less than total budgeted operating disbursements).

“Applicable Period” means, with respect to any Variance Report Deadline on which covenant testing occurs, the two-week period consisting of (i) the calendar week ending on the Sunday immediately preceding such Variance Report Deadline and (ii) the calendar week immediately preceding such week, in each case as set forth in the then-current Approved Budget; provided, that covenant testing shall occur on every other Variance Report Deadline, commencing with the second Variance Report Deadline following the Petition Date.

“Permitted Variance” means 17.5%.

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Affirmative and Negative Covenants

The SHC DIP Documents will contain usual and customary affirmative and negative covenants, subject to the Documentation Principles; provided that, without limitation, the SHC DIP Documents shall require:

(i)            the two (2) Business Days’ advance delivery of all material pleadings, motions and other material documents filed with the Bankruptcy Court on behalf of the SHC Debtors in the Chapter 11 Cases to the Lender Advisors, (a) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc Group of OpCo 2028 Term Lenders, (b) Lazard Freres & Co., as financial advisor to the Ad Hoc Group of OpCo 2028 Term Lenders, (c) with the SHC Borrowers’ consent (not to be unreasonably withheld), such other attorneys, financial advisors or professionals retained by the Ad Hoc Group of OpCo 2028 Term Lenders (collectively clauses (a) through (b), the “OpCo Lender Advisors”), unless not reasonably practicable under the circumstances (in which case, as soon as reasonably practicable prior to filing);

(ii)           weekly update meetings and/or calls with the SHC Loan Parties’ advisors, the Lender Advisors, the Ad Hoc Group, the OpCo Lender Advisors, and members of the Ad Hoc Group of OpCo 2028 Term Lenders that are SHC DIP Lenders, which update calls may cover the SHC Loan Parties’ financial performance, the latest Approved Budget, the SHC Loan Parties’ variance reports, and the other documentation provided pursuant to the reporting covenant described above; provided, that the SHC Loan Parties’ management shall, to the extent reasonably practicable, attend such weekly calls subject to the reasonable prior written request of the SHC DIP Lenders;

(iii)          compliance with the Milestones; and

(iv)          delivery of monthly and quarterly consolidated financial statements of Trinseo PLC and its subsidiaries on a consolidated basis, consisting of (i) a monthly income statement for each month and balance sheet as of the end of such month, and (ii) a quarterly cash flow statement for each calendar quarter; provided, that such monthly financial statements shall be delivered not later than the end of the month following the month reflected in each financial statement, and such quarterly cash flow statements shall be delivered not later than the end of the month following the end of such calendar quarter.

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Conditions Precedent to Closing and the Initial Borrowing

The Closing Date under the SHC DIP Facility, and the initial borrowing thereunder, shall be subject to customary conditions to closing for facilities of this type, including, without limitation, the following:

(i)            no later than four (4) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim SHC DIP Order, and the Interim SHC DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required SHC DIP Lenders;

(ii)           the closing of the OpCo DIP Facility, in form and substance reasonably acceptable to the Required SHC DIP Lenders;

(iii)          delivery of (x) an executed amendment to the Prepetition SHC Credit Agreement providing for the payment subordination thereof to the SHC DIP Facility and (y) a notice pursuant to the Existing SHC Intercreditor Agreement applying the terms of such subordination to the Prepetition SHC Second Lien Notes Liens pursuant to the SHC Intercreditor Agreement;

(iv)          the preparation, authorization and execution of the SHC DIP Credit Agreement, together with a U.S. law security agreement and a U.S. law guaranty agreement with respect to the SHC DIP Facility, in each case, in form and substance consistent with this SHC DIP Term Sheet and otherwise acceptable to the SHC Loan Parties, the SHC DIP Lenders and the SHC DIP Agent;

(v)           the delivery of a 13-week cash flow projection (the “Initial DIP Budget”) in form and substance acceptable to the SHC DIP Lenders, reflecting (a) the SHC Loan Parties’ and their Subsidiaries’ anticipated cash receipts and disbursements for each calendar week during the period from the week in which the Petition Date occurs through and including the end of the thirteenth calendar week thereafter, (b) the anticipated sum of weekly unused availability under the SHC DIP Facility and any OpCo DIP Facility, plus unrestricted cash on hand, and (c) anticipated weekly outstanding principal balance of amounts outstanding under the SHC DIP Facility and any OpCo DIP Facility;

(vi)          no later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered an order approving the OpCo DIP Facility and such order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required SHC DIP Lenders;

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(vii)         the delivery of (a) a secretary’s (or other officer’s or equivalent) certificate of the SHC Borrowers, dated as of the Closing Date and in such form as is customary for the jurisdiction in which the relevant SHC Borrower is organized, with appropriate insertions and attachments; and (b) a customary closing officer’s certificate of the SHC Borrowers;

(viii)        the OpCo DIP Facility shall be in full force and effect and there shall not be a default or event of default thereunder;

(ix)          all premiums, payments, fees, costs and expenses (including, without limitation, the reasonable and documented fees and expenses of the Lender Advisors and all other counsel, financial advisors and other professionals of the SHC DIP Lenders and SHC DIP Agent (whether incurred before or after the Petition Date) to the extent earned, due and owing, and including estimated fees and expenses through the Closing Date) shall have been paid;

(x)           each SHC DIP Lender (or the SHC DIP Agent) shall have received from the SHC Borrowers and each of the SHC Loan Parties, as applicable, on or prior to the Closing Date, to the extent reasonably requested by such SHC DIP Lender at least five (5) Business Days prior to the Closing Date (a) documentation and other information reasonably requested by such SHC DIP Lender, to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (b) if a SHC Borrower qualifies as a “legal entity customer” under the beneficial ownership regulations, a beneficial ownership certification in relation to such SHC Borrower;

(xi)          the SHC DIP Agent shall have a fully perfected lien on the SHC DIP Collateral to the extent required by the SHC DIP Documents and the Interim DIP Order and subject to the Documentation Principles, having the priorities set forth in the Interim SHC DIP Order; and

(xii)          the Closing Date shall have occurred on or before the date that is three Business Days after the date of entry of the Interim SHC DIP Order.

Conditions to Each Borrowing

In addition to the conditions precedent noted above, each borrowing under the SHC DIP Facility shall be subject to further customary conditions to closing for facilities of this type, including, without limitation:

(i)            solely in the case of any borrowing after the Closing Date, no later than thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final SHC DIP Order;

(ii)           each of the representations and warranties made by any SHC Loan Party in or pursuant to the SHC DIP Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect) as of such earlier date;

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(iii)          there shall be no Default or Event of Default, in each case, under the DIP Credit Agreement (that has not been cured or waived);

(iv)          the RSA shall be in full force and effect, and no breach, default or event of default shall have occurred and be continuing thereunder;

(v)           the SHC DIP Agent shall have valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected liens on, and security interests in, the SHC DIP Collateral (subject to the exceptions set forth herein), in each case, having the priorities set forth in the Orders and subject only to Prior Liens and the payment in full in cash of any amounts due under the Carve-Out; and

(vi)          the SHC DIP Agent shall have received a signed borrowing request from the SHC Borrowers.

Events of Default

The SHC DIP Documents will contain usual and customary events of default, subject to the Documentation Principles (including grace periods and materiality qualifiers), including, without limitation (the “Events of Default”):

(i)            the Closing Date shall not have occurred within three (3) Business Days of the Petition Date;

(ii)           any Event of Default under and as defined in the OpCo DIP Facility, provided that such Event of Default under the OpCo DIP Facility shall only constitute an Event of Default under the SHC DIP Facility to the extent that the required lenders under the OpCo DIP Facility have actually accelerated the obligations under the OpCo DIP Facility as a result thereof (and such acceleration has not been rescinded);

(iii)           the SHC Loan Parties’ failure to pay principal, or interest and other amounts (other than professional fees) when due under the SHC DIP Documents or the SHC DIP Orders, subject to grace periods to be agreed (other than in the case of failures to pay principal);

(iv)           the SHC Loan Parties’ failure to pay professional fees when due under the SHC DIP Documents or SHC DIP Orders, subject to a five (5) Business Day grace period;

(v)           any representation or warranty made by the SHC Loan Parties is proven untrue or misleading in any material respect (unless qualified by materiality or by reference to material adverse effect);

(vi)          the SHC Loan Parties’ failure to comply with any financial reporting or financial covenants under the SHC DIP Documents or the SHC DIP Orders, subject to customary grace periods for certain affirmative covenants;

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(vii)         the SHC Loan Parties’ failure to comply with any other affirmative or negative covenants contained in the SHC DIP Documents, subject to customary grace periods for certain affirmative covenants;

(viii)       cross default to other indebtedness or agreements in excess of $10 million, it being understood that the foregoing shall be subject to customary exclusions, including to the extent rights and remedies are subject to the automatic stay or a forbearance agreement, reasonably acceptable to the Required SHC DIP Lenders, pursuant to which holders have agreed to forbear from exercising rights and remedies, which is in full force and effect;

(ix)         (x) the Final SHC DIP Order (a) at any time ceases to be in full force and effect, (b) shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Required SHC DIP Lenders, or (c) shall not have been entered by the Bankruptcy Court within thirty-five (35) calendar days after the Petition Date; and (y) the Interim SHC DIP Order (a) at any time ceases to be in full force and effect, subject to entry of the Final SHC DIP Order or (b) shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Required SHC DIP Lenders;

(x)           the SHC Loan Parties’ failure to satisfy any of the Milestones;

(xi)          dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a Chapter 7 case (or the filing of any pleading by a SHC Debtor seeking, consenting to or otherwise supporting such action) without the prior written consent of the Required SHC Lenders;

(xii)         appointment of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any SHC Debtor in the Bankruptcy Case (or the filing of any pleading by a SHC Debtor seeking, consenting to or otherwise supporting such action);

(xiii)       subject to the Carve-Out and Prior Liens, and except as expressly permitted herein, the Bankruptcy Court’s granting of any super-priority claim or lien on the SHC DIP Collateral that is pari passu with or senior to the super-priority claims or liens of the SHC DIP Lenders in the Chapter 11 Cases (or the filing of any pleading by a SHC Loan Party seeking, consenting to or otherwise supporting such action);

(xiv)       the SHC Debtors’ “exclusive period” under section 1121 of the Bankruptcy Code for the filing and/or solicitation of a chapter 11 plan is terminated or modified for any reason;

(xv)        the Bankruptcy Court shall enter one or more orders granting relief from the automatic stay to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any SHC Debtor that have an aggregate value in excess of $2.5 million without the prior written consent of the Required SHC DIP Lenders;

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(xvi)        any SHC Debtor shall seek to obtain Bankruptcy Court approval for (or the Bankruptcy Court shall enter an order approving) additional financing pari passu or senior to the SHC DIP Liens or the SHC DIP Superpriority Claims (other than the Carve-Out or as expressly permitted under the SHC DIP Documents) without the prior written consent of the Required SHC DIP Lenders;

(xvii)       (a) the SHC Debtors engage in or publicly support any challenge to the validity, security, perfection, priority, extent or enforceability of the SHC DIP Documents, the SHC DIP Liens, the SHC DIP Obligations, the Prepetition SHC First Lien Credit Agreement Liens or the Prepetition SHC First Lien Secured Obligations, including, without limitation, seeking to equitably subordinate or avoid such liens or claims, or (b) the SHC Debtors assert any claims or causes of action (or directly or indirectly support assertion of the same) against any of the SHC DIP Secured Parties, the Prepetition SHC First Lien Secured Parties or the Prepetition SHC Second Lien Notes Secured Parties;

(xviii)       the entry of a judgment or order by the Bankruptcy Court (a) sustaining any defense, objection or challenge to the validity, security, perfection, priority, extent or enforceability of the SHC DIP Documents, the SHC DIP Liens, the DIP Obligations, the Prepetition Super HoldCo Senior Loan Documents, the Prepetition SHC First Lien Credit Agreement or the Prepetition SHC First Lien Secured Obligations, or (b) avoiding, subordinating, recharacterizing, disallowing, offsetting, or otherwise impairing any of the SHC DIP Documents, the SHC DIP Liens, the SHC DIP Obligations, the SHC DIP Superpriority Claims, the Prepetition Super HoldCo Senior Loan Documents, the Prepetition SHC First Lien Credit Agreement Liens, or the Prepetition SHC First Lien Secured Obligations;

(xix)         subject to entry of the Final SHC DIP Order, the entry of any order in any of the Chapter 11 Cases surcharging any of the SHC DIP Collateral with respect to the SHC DIP Secured Parties, whether under section 506(c) of the Bankruptcy Code or otherwise;

(xx)         subject to entry of the Final SHC DIP Order, the entry of any order in any of the Chapter 11 Cases surcharging any of the Prepetition First Lien Collateral with respect to the Prepetition SHC First Lien Secured Parties, whether under section 506(c) of the Bankruptcy Code or otherwise;

(xxi)         the entry of an order in any of the Chapter 11 Cases that is materially adverse to the SHC DIP Agent or the SHC DIP Lenders in their capacities as such or their rights, remedies and protections under the SHC DIP Facility or the SHC DIP Documents, unless such order has been stayed, reversed, or vacated within ten (10) calendar days after entry thereof;

(xxii)        any SHC Debtor shall consummate or seek to obtain Bankruptcy Court approval of any sale or other disposition of all or a portion of the SHC DIP Collateral pursuant to section 363 of the Bankruptcy Code (other than in ordinary course of business that is contemplated by the Approved Budget and expressly permitted in the SHC DIP Credit Agreement) without the advance written consent of the Required SHC DIP Lenders, whether as a part of or outside of a plan of reorganization or liquidation, or any SHC Loan Party proposes, supports or fails to contest in good faith the entry of such an order;

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(xxiii)       the confirmation of a plan of reorganization or liquidation that does not provide for treatment of the SHC DIP Obligations and the Prepetition SHC First Lien Secured Obligations acceptable to the Required SHC DIP Lenders, or any SHC Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the DIP Obligations and the Prepetition SHC First Lien Secured Obligations in full in cash on the effective date of such plan;

(xxiv)       if (a) the Existing SHC Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the SHC Borrowers, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any SHC Loan Party, or be amended, modified or supplemented to cause the liens securing the obligations of the SHC Second Lien Notes Trustee to be senior or pari passu in priority to the liens securing the obligations under the SHC First Lien Agent, (b) the SHC Borrowers take any action inconsistent with the terms of the Existing SHC Intercreditor Agreement (other than in connection with the Plan), or (c) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Existing SHC Intercreditor Agreement and would reasonably be expected to be adverse to the interests of the SHC First Lien Lenders;

(xxv)        if (a) the Four Party Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the SHC Borrowers, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any SHC Loan Party, or be amended, modified or supplemented to cause the liens securing the obligations of the SHC Second Lien Notes Trustee to be senior or pari passu in priority to the liens securing the obligations under the SHC First Lien Agent, (b) the SHC Borrowers take any action inconsistent with the terms of the Four Party Intercreditor Agreement (other than in connection with the Plan), or (c) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Four Party Intercreditor Agreement and would reasonably be expected to be adverse to the interests of the SHC First Lien Lenders;

(xxvi)       the reversal or modification of the Roll-Up Loans provided for hereunder by the Bankruptcy Court without the consent of the Required SHC DIP Lenders;

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(xxvii)       the failure of any SHC Debtor to comply with the terms of the applicable SHC DIP Order;

(xxviii)     any SHC Debtor shall (a) contest the validity or enforceability of the SHC DIP Orders or any SHC DIP Document or deny that it has further liability thereunder, or (b) contest the validity or perfection of the liens and security interests securing the SHC DIP Loans;

(xxix)       the consensual use of prepetition cash collateral is terminated, or the entry of an order by the Bankruptcy Court terminating or modifying the use of cash collateral, in each case, without the prior written consent of the Required SHC DIP Lenders;

(xxx)        any SHC DIP Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other SHC Debtor shall deny or disaffirm in writing any SHC Loan Party’s obligations under any of the SHC DIP Documents; or

(xxxi)       the entry of one or more monetary judgments or decrees of a court of competent jurisdiction against any SHC Debtor involving a liability of $10 million or more in the aggregate for all such judgments and decrees for the SHC Debtors and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof, in each case, without the prior written consent of the Required SHC DIP Lenders.

Upon the occurrence and during the continuation of an Event of Default, without further order from or application to the Bankruptcy Court, the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the SHC DIP Agent, acting at the request of the Required SHC DIP Lenders, to upon delivery of written notice (a “Termination Notice”) to lead restructuring counsel to the SHC Debtors, lead restructuring counsel to an Official Committee (if any), and the U.S. Trustee, unless the Court orders otherwise prior to five (5) Business Days after delivery of such Termination Notice (such five day period, the “Remedies Notice Period,”): (A) immediately terminate or revoke the SHC Debtors’ rights under the SHC DIP Facility and to use any Cash Collateral; (B) terminate the SHC DIP Facility as to any future liability or obligation of the SHC DIP Secured Parties; (C) declare all SHC DIP Obligations to be immediately due and payable; and (D) invoke the right to charge interest at the default rate under the SHC DIP Facility Documents. During the Remedies Notice Period, the SHC Debtors shall be permitted to use Cash Collateral (i) in the ordinary course of business, subject to the Approved Budget and permitted variances and the SHC DIP Facility Documents and (ii) for funding of the Carve-Out. Upon delivery of a Termination Notice, the SHC Debtors shall be permitted (and, to the extent of available Cash Collateral and proceeds of the SHC DIP Facility, shall be required) to fund a segregated reserve account in an amount equal to the then unfunded Carve-Out, which amounts shall be used solely to pay obligations comprising the Carve-Out, with any remainder thereafter to be applied in accordance with the SHC DIP Orders, all in accordance with Annex III. Following a Termination Event, but prior to exercising the remedies set forth in this sentence below, the SHC DIP Secured Parties shall be required to file a motion with the Court seeking emergency relief (the “Stay Relief Motion”) on five (5) Business Days’ notice for a further order of the Court modifying the automatic stay in the Chapter 11 Cases for the purposes of permitting the applicable SHC DIP Secured Parties to exercise any and all rights and remedies available to them under the SHC DIP Orders, the SHC DIP Facility Documents, and applicable law (including, without limitation, to (A) freeze all monies in any deposit account of the SHC Loan Parties, (B) exercise any and all rights of setoff, (C) exercise any right or remedy with respect to the SHC DIP Collateral or the SHC DIP Liens, or (D) take any other action or exercise any other right or remedy permitted under the SHC DIP Facility Documents, the SHC Interim Order, or applicable law).

Prior to the expiration of the Remedies Notice Period, the SHC Debtors shall be entitled to request an emergency hearing with the Court. If a request for such hearing is made prior to the end of the Remedies Notice Period, then the Remedies Notice Period shall be continued until after the Court hears and rules with respect thereto.

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Stipulations, Waivers, Releases and Protections

1.    The SHC Loan Parties shall stipulate to the extent, validity, security, enforceability, priority and perfection of the Prepetition SHC First Lien Credit Agreement Liens and the Prepetition SHC First Lien Secured Obligations, and that all cash of the SHC Debtors constitutes “cash collateral” of the Prepetition SHC First Lien Secured Parties for purposes of section 363 of the Bankruptcy Code (“Cash Collateral”) (subject to a challenge period acceptable to the Required SHC DIP Lenders and in accordance with applicable rules of the Bankruptcy Court); provided that, solely with respect to the members of the Ad Hoc Group of OpCo 2028 Term Lenders, the challenge period under the order approving the OpCo DIP Facility shall be tolled until 15 days following the termination of the RSA.

2.     The SHC Loan Parties shall waive any right to surcharge the SHC DIP Collateral with respect to the SHC DIP Secured Parties and the Prepetition First Lien Collateral with respect to the Prepetition SHC First Lien Secured Parties for the period prior to entry of the Final SHC DIP Order, and upon entry of the Final SHC DIP Order, the SHC Loan Parties shall waive any right to surcharge the Prepetition First Lien Collateral with respect to the Prepetition SHC First Lien Secured Parties for the period from and after entry of the Final SHC DIP Order.

3.     The SHC Loan Parties shall waive the equitable doctrine of “marshalling” against the SHC DIP Collateral with respect to the SHC DIP Secured Parties, and, subject to entry of the Final SHC DIP Order, the Prepetition First Lien Collateral with respect to the Prepetition SHC First Lien Secured Parties.

4.    The Prepetition SHC First Lien Secured Parties shall be entitled to the benefit of section 552(b) of the Bankruptcy Code, and, upon entry of the Final SHC DIP Order, the SHC Debtors shall waive the “equities of the case exception” under section 552(b) of the Bankruptcy Code with respect to the Prepetition SHC First Lien Secured Parties.

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5.    The SHC Loan Parties shall waive and forever release and discharge any and all claims and causes of action against each of the SHC DIP Secured Parties and, subject to the challenge period, the Prepetition SHC First Lien Secured Parties (and their respective related parties and representatives) as of the date of the applicable SHC DIP Order.

6.     No Cash Collateral, proceeds of the SHC DIP Facility, or any cash or other amounts may be used to (a) investigate, challenge, object to or contest the extent, validity, enforceability, security, perfection or priority of any of the SHC DIP Liens, Prepetition SHC First Lien Credit Agreement Liens, SHC DIP Obligations or Prepetition SHC First Lien Secured Obligations, (b) investigate or initiate any claim or cause of action against any of the SHC DIP Secured Parties or Prepetition SHC First Lien Secured Parties, (c) object to or seek to prevent, hinder or delay or take any action to adversely affect the rights or remedies of the SHC DIP Secured Parties or the Prepetition SHC First Lien Secured Parties, (d) seek to approve superpriority claims or grant liens or security interests (other than those expressly permitted under the SHC DIP Documents and the SHC DIP Orders) that are senior to or pari passu with the SHC DIP Liens, SHC DIP Superpriority Claims, the adequate protection liens or claims granted hereunder, or the Prepetition SHC First Lien Credit Agreement Liens; provided that no more than $50,000 (in the aggregate with such amounts under the OpCo DIP Order) of the proceeds of the SHC DIP Facility in the aggregate may be used by an Official Committee to investigate (but not object to or commence an action or proceeding with respect to) the Prepetition SHC First Lien Secured Obligations, the Prepetition SHC Second Lien Notes Secured Obligations, the Prepetition SHC First Lien Credit Agreement Liens, and/or the Prepetition SHC Second Lien Notes Liens.

7.     The SHC DIP Secured Parties shall have the right to credit bid all DIP Obligations and, upon entry of the Final SHC DIP Order, subject to section 363(k) of the Bankruptcy Code and the Prepetition SHC First Lien Secured Parties shall have the right to credit bid all Prepetition SHC First Lien Secured Obligations (subject to the challenge period and section 363(k) of the Bankruptcy Code).

8.    The SHC DIP Secured Parties shall be entitled to good faith protection under section 364(e) of the Bankruptcy Code.

Expenses and Indemnification

The DIP Credit Agreement shall provide for the payment of all reasonable and documented costs and expenses of the SHC DIP Agent and the SHC DIP Lenders, including, without limitation, the payment of all reasonable and documented fees and expenses of the Lender Advisors.

The DIP Credit Agreement shall also provide for customary indemnification by each of the SHC Loan Parties, on a joint and several basis, of each of the SHC DIP Secured Parties (together with their related parties and representatives).

Assignments	The DIP Credit Agreement shall contain assignment provisions that are usual and customary for financings of this type and as determined in accordance with the Documentation Principles, and shall also require that each assignee or participant shall become a party to the RSA prior to or concurrently with acquiring any SHC DIP Loans.

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Amendments

Usual and customary for facilities of this type requiring the consent of the Required SHC DIP Lenders, except for amendments customarily requiring approval by affected SHC DIP Lenders under the SHC DIP Facility.

“Required SHC DIP Lenders” shall mean (a) each member of the Ad Hoc Group and (b) SHC DIP Lenders holding greater than 50% of the aggregate amount of SHC New Money Commitments and SHC DIP Loans.

Governing Law	This SHC DIP Term Sheet and the SHC DIP Documents will be governed by the laws of the State of New York (except as otherwise set forth therein). The Bankruptcy Court shall maintain exclusive jurisdiction with respect to the interpretation and enforcement of the SHC DIP Documents and the exercise of the remedies by the SHC DIP Secured Parties and preservation of the value of the SHC DIP Collateral.
Counsel to the SHC DIP Lenders	Counsel to Certain SHC DIP Lenders: Paul Hastings LLP. Counsel to Certain SHC DIP Lenders: Gibson, Dunn & Crutcher LLP.

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Annex I

Interest and Certain Payments

Interest Rate:

The SHC New Money Loans shall bear interest at a rate per annum equal to the SOFR Rate (subject to a floor of up to 3%) + 9.00%, which shall be paid in cash.

The SHC Roll Up Loans shall bear interest at a rate per annum equal to the SOFR Rate (subject to a floor of up to 3%) + 8.50%, which shall be paid in cash.

Interest Payment Dates:	Interest shall be payable in arrears, with respect to any SOFR rate borrowings, on the last day of the interest period in effect for such SOFR Rate borrowing (which shall be no longer than one month) and, with respect to any base rate borrowing, on the last Business Day of each month, upon any prepayment due to acceleration and at final maturity.

Commitment Payment:	A non-refundable commitment payment equal to 3.5% of the aggregate principal amount of the SHC New Money Commitment of each SHC DIP Lender, which shall be payable in kind on the Closing Date.

Default Rate:	During the continuance of event of default, principal, overdue interest, overdue premium and fees and other overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable to such obligations.

Rate and Payment Basis:	All per annum rates shall be calculated on the basis of a year of 360 days. All amounts payable under this SHC DIP Term Sheet will be made in Dollars.

*      *      *      *

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Annex II

Priority	Unencumbered Property	SHC DIP Collateral (other than Unencumbered Property)
First	Carve-Out	Carve-Out and Prior Liens
Second	SHC DIP Liens	SHC DIP Liens
Third	First Lien Adequate Protection Liens	First Lien Adequate Protection Liens
Fourth	Second Lien Adequate Protection Liens	Prepetition SHC First Lien Credit Agreement Liens
Fifth		Second Lien Adequate Protection Liens
Sixth		Prepetition SHC Second Lien Notes Liens

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Annex III

Carve-Out1

(a)            As used in this Interim Order, the term “Carve-Out” means the sum of the following: (i) all fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest at the statutory rate (without regard to the notice set forth in sub-paragraph (b) below); (ii) all reasonable and documented fees, costs, and expenses up to $75,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in sub-paragraph (b) below); (iii) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all unpaid fees, costs, and expenses (collectively, the “Allowed Professional Fees”) earned, accrued or incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) at any time before or on the first Business Day following delivery by the HoldCo DIP Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice and without regard to whether such Allowed Professional Fees are provided for in the Approved Budget or when invoiced; (iv) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all Allowed Professional Fees earned, accrued or incurred in accordance with and subject to the Approved Budget by persons or firms retained by the Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (collectively, the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first Business Day following delivery by the Super HoldCo DIP Agent of a Carve-Out Trigger Notice, whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice or when invoiced, and subject to the investigation budget set forth in Paragraph 28 below (the aggregate amounts set forth in clauses (i) through (iv) above, the “Pre-Carve-Out Trigger Notice Amount”); and (v) Allowed Professional Fees of Debtor Professionals in an aggregate amount not to exceed $12,000,000 and Allowed Professional Fees of Committee Professionals in an aggregate amount not to exceed $250,000 (in each case, without duplication of any “Post Carve-Out Trigger Notice Amount” under the OpCo DIP Order), earned, accrued or incurred after the first Business Day following the date of delivery by the Super HoldCo DIP Agent of the Carve-Out Trigger Notice in accordance with sub-paragraph (b) below (such date, the “Trigger Date”), to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise (the amounts set forth in this clause (v) being the “Post-Carve-Out Trigger Notice Amount” and, together with the Pre-Carve-Out Trigger Notice Amount, the “Carve-Out Amount”).

(b)            For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Super HoldCo DIP Agent (at the direction of the Required Lenders (as defined in the Super HoldCo DIP Credit Agreement)) to the Super HoldCo Borrower, counsel to the Super HoldCo Borrower (Latham & Watkins LLP), the U.S. Trustee, and counsel to the Committee (if any), which notice (i) shall expressly state that the Post-Carve-Out Trigger Notice Amount has been invoked and (ii) may be delivered only following the occurrence and during the continuation of Termination Event (as defined herein), the acceleration of the Super HoldCo DIP Obligations under the Super HoldCo DIP Facility Documents, and the termination of the Debtors’ consensual use of Cash Collateral under this Interim Order.

1 All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Interim DIP Order.

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(c)            From and after the Petition Date, the Debtors shall utilize cash on hand, the proceeds from the Super HoldCo DIP Facility, amounts held in the Super HoldCo DIP Account (as defined in the Cash Management Motion), and/or any other available cash thereafter held by any Debtor to fund, on a weekly basis, the Pre-Carve-Out Trigger Notice Amount into the Reserve Account (as defined below) in an amount equal to the greatest of (i) the aggregate unpaid amount of estimated fees, costs, and expenses of Professional Persons included in all weekly estimates timely received by the Debtors in respect of the preceding week, (ii) the aggregate unpaid amount of actual fees, costs, and expenses of Professional Persons earned, accrued or incurred at the applicable time, and (iii) the aggregate amount of fees, costs, and expenses of Professional Persons provided for in the Approved Budget at the applicable time. As used herein, the term “Reserve Account” means a segregated account of the Super HoldCo Borrower not subject to the control of any Super HoldCo DIP Secured Party, Prepetition Super HoldCo Senior Secured Party, and/or Prepetition Super HoldCo Junior Secured Party (collectively, the “Funded Debt Secured Parties”).

(d)            Upon delivery of a Carve-Out Trigger Notice in accordance with sub-paragraph (b) above, such Carve-Out Trigger Notice shall constitute a demand to, and approval for, the Debtors to utilize all cash on hand as of such date (including in the Super HoldCo DIP Account) and any available cash thereafter generated by the Debtors to fund the Reserve Account in an amount equal to the Carve-Out Amount and to hold such amount in trust to pay the obligations benefitting from the Carve-Out.

(e)            Upon delivery of a Carve-Out Trigger Notice in accordance with sub-paragraph (b) above, and prior to the payment to any Funded Debt Secured Party on account of any claim or administrative expense held by such person or entity (whether postpetition, super priority, adequate protection, prepetition, or otherwise), the Debtors shall deposit into the Reserve Account cash available on the Trigger Date (or available thereafter) in an aggregate amount equal to the Carve-Out Amount. The funds in the Reserve Account shall be available only to satisfy the obligations benefitting from the Carve-Out in Paragraph 27(a) above, and the Funded Debt Secured Parties (i) shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of assets) of the Debtors unless and until the Reserve Account is funded in full in cash as provided above and (ii) shall have a valid and perfected security interest upon any residual amount in the Reserve Account available following payment in full in cash of all obligations benefiting from the Carve-Out, subject to the lien and claim priorities set forth in this Interim Order.

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(f)            Notwithstanding anything to the contrary in this Interim Order, the Super HoldCo DIP Facility Documents, the Prepetition Super HoldCo Senior Loan Documents, and/or the Prepetition Super HoldCo Junior Debt Documents (collectively, including this Interim Order, the “Funded Debt Documents”), all claims and administrative expenses arising under, with respect to, or in connection with any Funded Debt Document (including the Super HoldCo DIP Obligations, the Super HoldCo DIP Claims, the Prepetition Super HoldCo Senior Obligations, the Super HoldCo 1L Adequate Protection Claims, and the Prepetition Super HoldCo Junior Obligations) and all security interests and liens securing such claims and administrative expenses (including the Super HoldCo DIP Liens, the Prepetition Super HoldCo Senior Liens, the Super HoldCo Senior Adequate Protection Liens, the Prepetition Super HoldCo Junior Liens, and the Super HoldCo Junior Adequate Protection Liens) shall, in each case, be subject and subordinate to the payment in full in cash of the Carve-Out.

(g)            Notwithstanding anything to the contrary in any Funded Debt Document, (a) the failure of the Reserve Account to satisfy in full the Allowed Professional Fees of the Professional Persons shall not affect, limit, or otherwise modify the scope or priority of the Carve-Out, (b) in no way shall any Approved Budget, the Carve-Out, the Carve-Out Amount, the Reserve Account, or any other budget or financial projection delivered in connection with any Funded Debt Document be construed as a cap or limitation on the amount of Allowed Professional Fees due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis), and (c) the Debtors’ authority to use proceeds from the Super HoldCo DIP Facility, the Super HoldCo DIP Collateral, and/or Super HoldCo Cash Collateral on account of, and to timely pay, the Allowed Professional Fees and the other obligations benefitting from the Carve-Out shall in no way be limited or deemed limited by any Approved Budget (other than as expressly set forth above as to the Allowed Professional Fees for the Committee Professionals).

(h)            Prior to the occurrence of the Super HoldCo DIP Termination Date (as defined below), the Debtors shall be permitted to pay Allowed Professional Fees (including on an interim basis), and such payments shall not reduce or be deemed to reduce the Carve-Out. Moreover, for the avoidance of doubt, any amounts paid prior to the Carve-Out Trigger Notice shall not reduce or be deemed to reduce the Post-Carve-Out Trigger Notice Amount.

(i)            The Super HoldCo DIP Agent shall be entitled to establish and maintain reserves against borrowing availability under the Super HoldCo DIP Facility on account of the Carve-Out (including, for the avoidance of doubt, the Super HoldCo DIP Agent’s estimate of future fees and expenses of the Debtor Professionals, the Committee Professionals and the Committee members that may be incurred before or after the delivery of a Carve-Out Trigger Notice) in accordance with the terms of the Super Holdco DIP Credit Agreement.

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(j)            Without affecting, limiting, or otherwise modifying the scope or priority of the Carve-Out, neither the Super HoldCo DIP Secured Parties nor the Prepetition Super HoldCo Senior Secured Parties nor the Prepetition Super HoldCo Junior Secured Parties shall be responsible for the direct payment or reimbursement of any fees or disbursements of any of the Debtor Professionals, Committee Professionals or Committee members incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Without affecting, limiting, or otherwise modifying the scope or priority of the Carve-Out, nothing in this Interim Order or otherwise shall be construed (i) to obligate any Super HoldCo DIP Secured Party or any Prepetition Super HoldCo Senior Secured Party or any Prepetition Super HoldCo Junior Secured Party in any way to pay compensation to, or to reimburse expenses of, any of the Debtor Professionals, the Committee Professionals or Committee members, or to guarantee that the Debtors or their estates have sufficient funds to pay such compensation or reimbursement or (ii) to increase the Carve-Out if actual allowed fees and expenses of any of the Debtor Professionals, Committee Professionals or Committee members are higher in fact than the Carve-Out Amount. Nothing herein shall be construed as consent to the allowance of any professional fees or expenses of any of the Debtors, any Committee, any other official or unofficial committee in these Chapter 11 Cases or any Successor Cases, or of any other person or entity, or shall affect the right of any Super HoldCo DIP Secured Party or any Prepetition Super HoldCo Senior Secured Party or any Prepetition Super HoldCo Junior Secured Party to object to the allowance and payment of any such fees and expenses.

27

Schedule I

SHC Loan Parties

Entity	Jurisdiction	SHC Borrower/ SHC Guarantor	SHC Debtor
Trinseo Luxco Finance SPV S.à r.l	Luxembourg	SHC Lead Borrower	Y
Trinseo NA Finance SPV LLC	Delaware	SHC Co-Borrower	Y
Trinseo PLC	Ireland	SHC Guarantor	Y
Aristech Surfaces LLC	Kentucky	SHC Guarantor	Y
Altuglas LLC	Delaware	SHC Guarantor	Y
Trinseo NA Finance LLC	Texas	SHC Guarantor	Y
Taiwan Trinseo Limited	Taiwan	SHC Guarantor	N
PT Trinseo Materials Indonesia	Indonesia	SHC Guarantor	N
PT Trinseo Operating Indonesia	Indonesia	SHC Guarantor	N
Trinseo Deutschland GmbH	Germany	SHC Guarantor	N
Trinseo Deutschland Anlagengesellschaft	Germany	SHC Guarantor	N
Trinseo Europe GmbH	Switzerland	SHC Guarantor	N
Trinseo Belgium BV	Belgium	SHC Guarantor	N

28

Annex III

Exit Term Loan Facility Term Sheet

Trinseo PLC

Exit Term Loan Facility Term Sheet

This term sheet (together with all annexes, exhibits and schedules attached hereto, this “Exit Term Loan Facility Term Sheet”) sets forth certain material terms of the proposed Exit Term Loan Facility Documents. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Restructuring Support Agreement, dated as of May 13, 2026 (together with all annexes, exhibits and schedules attached thereto, including the Restructuring Term Sheet (as defined therein) attached thereto, in each case, as amended, supplemented or modified in accordance with its terms, the “RSA”), to which this Exit Term Loan Facility Term Sheet is attached.

Facility	First lien senior secured term loan facility in an aggregate principal amount equal to $850 million (the “Exit Term Loan Facility”; the term loans thereunder, the “Exit Term Loans”; and the lenders thereof, the “Exit Term Loan Facility Lenders”).
Borrowers	Trinseo Holding S.à r.l. or an affiliate thereof to be agreed among the Requisite Supporting Senior Creditors and the Company Parties (the “Borrower”).
Guarantors	An entity to be agreed among the Requisite Supporting Senior Creditors and the Company Parties (“Holdings”), as Holdings, and all direct and indirect subsidiaries of the Borrower, on a joint and several basis, subject to the Documentation Principles, local law restrictions, customary excluded subsidiaries and other exceptions reasonably acceptable to the Requisite Supporting Senior Creditors and the Company Parties (together with Holdings, the “Guarantors”).
Administrative Agent and Collateral Agent	An entity acceptable to the Requisite Supporting Senior Creditors and the Company Parties, will act as sole and exclusive administrative agent and collateral agent with respect to the Exit Term Loan Facility and will perform the duties customarily associated with such roles (in such capacities, the “Agent”); provided, that Alter Domus (US) LLC, as administrative agent and collateral agent, shall be deemed reasonably acceptable.
Collateral	Substantially all of the property and assets of the Borrower and the Guarantors, subject to the Documentation Principles, local law restrictions, permitted liens, customary excluded assets, and other customary exclusions to be agreed among the Requisite Supporting Senior Creditors and the Company Parties.
Maturity	5 years from the Plan Effective Date.
Amortization	1.0% per annum, paid quarterly.
Interest Rate	Subject to the Restructuring Term Sheet, [***].
Default Rate	2.00%, payable following an event of default on overdue amounts.

Call Protection

Upon any optional prepayment or mandatory prepayment from the incurrence of impermissible indebtedness or from credit agreement refinancing indebtedness and upon any acceleration of the Exit Term Loans (including in connection with any insolvency or bankruptcy proceeding or event), the Borrowers shall pay to the applicable Exit Term Loan Facility Lenders, with respect to the Exit Term Loans subject to such event, a premium equal to:

• if such event occurs after the Plan Effective Date through the 12-month anniversary of the Plan Effective Date, 2.00%;
• if such event occurs after the 12-month anniversary of the Plan Effective Date through the 24-month anniversary of the Plan Effective Date, 1.00%; and
• if such event occurs after the 24-month anniversary of the Plan Effective Date, 0.00%.
Notwithstanding the foregoing, there shall be no call protection in the first thirty (30) days following the Plan Effective Date.
Financial Covenants	None.
Rating	Unless otherwise waived in writing by the Requisite Supporting Senior Creditors, Borrower shall use commercially reasonable efforts to obtain a public rating (but not any particular rating) in respect of the Exit Term Loans from any nationally recognized ratings agency within one hundred twenty (120) days of the Plan Effective Date.
Affirmative and Negative Covenants	The Exit Term Loan Facility Credit Agreement (as defined below) will contain covenants that are usual and customary for transactions of this type as determined by the Borrower and Requisite Supporting Senior Creditors; provided, that such covenants shall include, without limitation, debt and lien capacity permitting a superpriority revolving credit facility in an aggregate principal amount of up to $300,000,000.
Conditions Precedent	The Exit Term Loan Facility Credit Agreement (as defined below) will contain conditions precedents that are usual and customary for transactions of this type as determined by the Borrower and Requisite Supporting Senior Creditors.
Representations and Warranties	The Exit Term Loan Facility Credit Agreement (as defined below) will contain representations and warranties that are usual and customary for transactions of this type as determined by the Borrower and Requisite Supporting Senior Creditors.
Events of Default	The Exit Term Loan Facility Credit Agreement (as defined below) will contain events of default that are usual and customary for transactions of this type as determined by the Borrower and Requisite Supporting Senior Creditors.
Voting	Subject to usual and customary “sacred” rights to be agreed among (and be reasonably acceptable to) the Borrower, the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders, which shall include any amendments to the LME Protections. Amendments shall require the consent of Exit Term Loan Facility Lenders holding a majority in aggregate principal amount of unused commitments in respect of Exit Term Loans and the total outstanding principal amount of Exit Term Loans (the “Required Exit Term Loan Lenders”); provided, that there shall be no limitations applicable to voting by affiliated lenders who received Reorganized Common Interests in the restructuring.

2

LME Protections	To include customary LME protections including customary “Serta” protection, “J. Crew” protection, “Chewy” protection, prohibition on Unrestricted Subsidiaries, “Xerox” protection, “Double DIP” protection and a blanket prohibition on LMEs (“Omni Blocker”).
Documentation

The Exit Term Loan Facility will be evidenced by a credit agreement (the “Exit Term Loan Facility Credit Agreement”), and the related notes (if any), security agreements, pledge agreements, guarantees, mortgages and other customary legal documentation or instruments to be delivered in connection with the foregoing (collectively, the “Exit Term Loan Facility Documents”), in each case, giving effect to the terms of this Exit Term Loan Facility Term Sheet and in form and substance acceptable to the Borrowers and the Requisite Supporting Senior Creditors (in consultation with the Requisite Supporting OpCo 2028 Term Lenders) and, except as expressly set forth herein or otherwise agreed between the Borrower and the Requisite Supporting Senior Creditors, will be generally in form and substance consistent with the Precedent Credit Agreement and related Loan Documents (as defined therein).

“Precedent Credit Agreement” means that certain Credit Agreement, dated as of September 6, 2017 (and as amended, supplemented and/or otherwise modified from time to time in accordance with the terms thereof), among the Trinseo Holdings S.à r.l., Trinseo LuxCo S.à r.l., Trinseo Materials Finance, Inc., Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, the guarantors from time to time party thereto and the lenders and other agents from time to time party thereto.

The Exit Term Loan Facility Documents shall contain terms and conditions customary for senior secured financing agreements and consistent with this Exit Term Loan Facility Term Sheet and shall otherwise be in form and substance satisfactory to the Agent, the Requisite Supporting Senior Creditors and the Borrower.

The foregoing documents will be negotiated in good faith within a reasonable time period to be determined. The agreements set forth in this section are, collectively, the “Documentation Principles”.

Governing Law	New York.
Counsel to the Agent and Certain Lenders	Counsel to the Agent and Certain Lenders: Paul Hastings LLP Counsel to Certain Lenders: Gibson, Dunn & Crutcher LLP

3

Annex IV

Release, Discharge, Injunction, and Related Provisions5

Certain Key Defined Terms.

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; and (c) with respect to each of the foregoing, such Company Party’s current and former officers, directors, managers, employees, attorneys, financial advisors, accountants, investment bankers, consultants, agents, and other professionals, each in their capacity as such.

“Related Parties” means with respect to an Entity, in each case solely in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, members, equity holders (including preferred equity holders and regardless of whether such interests are held directly or indirectly), interest holders, predecessors, participants, successors, trustees, and assigns, subsidiaries, affiliates, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, trustees, and other professionals.

“Released Parties” means, each of, and in each case solely in its capacity as such: (a) each Debtor and each Reorganized Debtor; (b) the Debtors’ current and former directors, officers and employees; (c) each Holder of a Prepetition Funded Debt Claim; (d) each DIP Secured Party (including, but not limited to, for each, in their capacities as lenders); (e) the Agents/Trustees; (f) each Supporting Creditor; (g) each DIP Commitment Party; (h) each Equity Rights Offering Commitment Party; and (i) with respect to each of the foregoing Persons in clauses (a) through (h), such Person and its Related Parties; provided that, in each case, a Person shall not be a Released Party if such Person: (x) elects to opt out of, or not to opt in to, as applicable, the Third-Party Release or (y) timely objects to the Third-Party Release, either through (i) formal objection filed on the docket of the Chapter 11 Cases or (ii) informal objection provided to the Debtors in writing, including by electronic mail, and such objection is not resolved or withdrawn from the docket of the Chapter 11 Cases or in writing, including via electronic mail, as applicable, before Confirmation.

“Releasing Parties” means, collectively, and in each case solely in its capacity as such: (a) the Released Parties; (b) all Holders of Claims and Interests who (i) vote to accept the Plan, (ii) are presumed to accept the Plan, (iii) abstain from voting on the Plan, or (iv) vote to reject the Plan and who, in each case, do not affirmatively opt out of the releases provided by the Plan by checking the applicable box on the Ballot or the Release Form, as applicable, indicating that they opt not to grant the releases provided in the Plan in accordance with the procedures set forth in the Solicitation Procedures Order; (c) all Holders of Claims and Interests who are deemed to reject the Plan and who, in each case, do not affirmatively opt in to the releases provided in the Plan by checking the applicable box on the Opt-In Release Form indicating that they opt to grant the releases provided in the Plan in accordance with the procedures set forth in the Solicitation Procedures Order; and (d) each Related Party of any of the Debtors, the Reorganized Debtors, and each of the foregoing Persons in clauses (a) through (c), solely to the extent such Related Party (I) would be obligated to grant a release under the principles of agency if it were so directed by the Debtors, the Reorganized Debtors, or the Entity in the foregoing clauses (a) through (c) to whom they are related or (II) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through the Debtors, the Reorganized Debtors or an Entity in the foregoing clauses (a) through (c). A Person shall not be a Releasing Party if such Person timely objects to the Third-Party Release, either through (i) formal objection filed on the docket of the Chapter 11 Cases or (ii) informal objection provided to the Debtors in writing, including by electronic mail, and such objection is not resolved or withdrawn from the docket of the Chapter 11 Cases or in writing, including via electronic mail, as applicable, before Confirmation.

[5]	Capitalized terms used but not defined in this Annex IV shall have the meanings ascribed to them in the Plan, the form and substance of which shall be consistent with the Restructuring Support Agreement (including the Term Sheet).

“Retained Causes of Action” means all Claims, rights, and Causes of Action of the Debtors and their Estates that are not released pursuant to the Plan, including any Claims, rights, and Causes of Action set forth in the schedule of retained causes of action included in the Plan Supplement, which schedule shall be reasonably acceptable to the Requisite Supporting Senior Creditors, in consultation with the Requisite Supporting OpCo 2028 Term Lenders.

Debtor Release.

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, effective as of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the obligations contemplated by this Plan and the documents in the Plan Supplement, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, and their respective assigns and Representatives and any and all other Persons that may purport to assert any Causes of Action derivatively, by or through the foregoing Persons, from any and all Claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their respective Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person (collectively, the “Debtor Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof or otherwise), the Reorganized Debtors, or their Estates, the Prior Transactions (including the 2023 Transaction, the 2025 Transaction, the 2026 Transactions, and any related documents, instruments, and agreements), the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan (including related to the Prepetition Funded Debt and the DIP Facilities), the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in or out-of-court restructuring, and recapitalization efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the documents in the Plan Supplement, the Disclosure Statement, the DIP Orders and the other DIP Documents, this Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, filing, pursuit of consummation, or implementation thereof, the solicitation of votes with respect to this Plan, the distribution of property under this Plan, or any other act or omission; provided that the foregoing “Debtor Release” shall not operate to waive or release, and the “Debtor Released Claims” shall not include, any Cause of Action of any Debtor or Reorganized Debtor or its Estate: (1) against a Released Party arising from any obligations owed to the Debtors or Reorganized Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (2) expressly set forth in and preserved by this Plan, including in Article [   ] with respect to Intercompany Claims, or related documents; (3) that is of a commercial nature arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods being sold and services being performed; (4) against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with this Plan; (5) against a Released Party arising from an act or omission by that Released Party that is judicially determined by a Final Order of a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct; or (6) the Retained Causes of Action. Notwithstanding anything to the contrary in the foregoing, the “Debtor Release” set forth above does not waive or release any post-Effective Date obligations of any Entity under this Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed in connection with this Plan or the implementation thereof with respect to the Debtors, the Reorganized Debtors, or the Estates.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) an integrated and global good faith compromise and settlement that is non-severable from the provisions of this Plan; (2) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (3) a good-faith settlement and compromise of the Claims released by the Debtors; (4) in the best interests of the Debtors and all Holders of Claims and Interests; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Debtors, the Debtors’ Estates, or the Reorganized Debtors asserting any Claim or Cause of Action released pursuant to the Debtor Release. Entry of the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release.

Third-Party Release by Holders of Claims and Interests. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, effective as of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, and the obligations contemplated by this Plan and the documents in the Plan Supplement, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Releasing Parties or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, Representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert or on behalf of or in a derivative capacity by or through the Releasing Party (collectively, the “Third-Party Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof or otherwise), the Reorganized Debtors, or their Estates, the Prior Transactions (including the 2023 Transaction, the 2025 Transaction, the 2026 Transactions, and any related documents, instruments, and agreements), the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan (including related to the Prepetition Funded Debt and the DIP Facilities), the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in or out-of-court restructuring and recapitalization efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the documents in the Plan Supplement, the Disclosure Statement, the DIP Orders and the other DIP Documents, this Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, filing, pursuit of consummation, or implementation thereof, the solicitation of votes with respect to this Plan, the distribution of property under this Plan, or any other act or omission; provided that the foregoing Third-Party Release shall not operate to waive or release, and the “Third-Party Released Claims” shall not include, any Cause of Action of any Releasing Party: (1) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors; (2) against a Released Party arising from any obligations owed to the Releasing Parties pursuant to an Executory Contract or Unexpired Lease that has been or is assumed or assumed and assigned; (3) that is of a commercial nature arising in the ordinary course of business, including any statutory and/or mechanic’s liens held by Holders of Claims against a Debtor or accounts receivable and accounts payable on account of goods being sold and services being performed; (4) expressly set forth in and preserved by this Plan or related documents; or (5) against a Released Party arising from an act or omission of that Released Party that is judicially determined by a Final Order of a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the “Third-Party Release” set forth above does not release any post-Effective Date obligations of any Entity under this Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed in connection with this Plan or the implementation thereof.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) an integrated and global good faith compromise and settlement that is non-severable from the provisions of this Plan; (2) consensual; (3) given and made after due notice and opportunity for hearing; (4) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release; (5) in exchange for good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (6) fair, equitable, and reasonable; (7) in the best interests of the Debtors and their Estates; and (8) essential to the Confirmation of the Plan.

Exculpation. To the fullest extent permitted by applicable law, and without affecting or limiting the releases set forth in Article [   ] or Article [   ] of this Plan, effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or entity for any claims, causes of action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with or arising out of: the administration of the Chapter 11 Cases, commencement of the Chapter 11 Cases, pursuit of Confirmation and Consummation of this Plan, making Distributions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, Disclosure Statement, this Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created or entered into in connection therewith, or the solicitation of votes for, or Confirmation of, this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors; or the transactions in furtherance of any of the foregoing; provided that none of the foregoing provisions shall operate to waive or release (i) any Claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that constitutes intentional fraud, criminal conduct, or willful misconduct, as determined by a Final Order of a court of competent jurisdiction, and (ii) the Exculpated Parties’ rights and obligations arising on or after the Effective Date under this Plan, the Plan Supplement documents, and the Confirmation Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes on this Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or Distributions made pursuant to this Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

Permanent Injunction. Except as otherwise provided herein or for obligations issued pursuant hereto, all Persons or Entities that have held, hold, or may hold, as applicable, Causes of Action, Claims, or Equity Interests that have been released, discharged, or are subject to Exculpation pursuant to Article [   ], are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Causes of Action, Claims, or Equity Interests, as applicable; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties on account of or in connection with or with respect to any such Causes of Action, Claims, or Equity Interests, as applicable; (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties or the property or Estates of the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties on account of or in connection with or with respect to any such Causes of Action, Claims, or Equity Interests, as applicable; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties on account of or in connection with or with respect to any such Causes of Action, Claims, or Equity Interests, as applicable, unless such Holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Cause of Action, Claim, or Equity Interest released, exculpated, or settled pursuant to this Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to the Article [  ], Article [   ], Article [  ], and Article [   ] hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable; provided that the foregoing shall only apply to Claims or Causes of Action brought against a Released Party if such Person or Entity bringing such Claim or Cause of Action is a Releasing Party. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party, or other party in interest requests by motion, direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any claims or causes of action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court shall have the sole and exclusive jurisdiction to determine whether a Claim or Cause of Action constitutes a colorable claim and to adjudicate any such claim to the maximum extent provided by the law.

EXHIBIT B

Joinder Agreement

Joinder to Restructuring Support Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated [_______________], 2026 (the “Agreement”),1 among Trinseo PLC and the other Company Parties and the Supporting Creditors, and upon execution and delivery of this joinder agrees to be bound by the terms and conditions thereof, and shall be deemed a “Supporting Creditor” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement applicable to a Supporting Creditor as of the date hereof and any further date specified in the Agreement, in each case, applicable to a Supporting Creditor.

Date Executed: __________________, 2026

[SUPPORTING CREDITOR]

By:
Name:
Title:
Address:
Email address(es):

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

[Signature Page to Joinder Agreement]

Disclosure of Holdings Information

As a condition for joining the Agreement you must disclose the below holdings information, which will be held by the Company Parties on a confidential basis and not shared with any other lender or noteholder.

Prepetition Funded Debt Claims	Principal Amount
Super HoldCo 1L Claims	$	[●]
RCF Claims	$	[●]
OpCo 2028 Term Loan Claims	$	[●]
2029 Notes Claims	$	[●]

Other Disclosable Economic Interests	Units

ACKNOWLEDGED AND AGREED
Trinseo PLC c/o Trinseo LLC and Company Parties

By:
Name:
Title:

[Signature Page to Joinder Agreement]

EXHIBIT C

Milestones

The following milestones shall apply to the Chapter 11 Cases (the “Milestones”), unless the applicable Milestone is extended or waived with the prior written consent of the Requisite Supporting Senior Creditors (email from the counsel to the Ad Hoc Group of Senior Secured Creditors shall suffice):

1.            Commencement of the Chapter 11 Cases. The Chapter 11 Cases for each of the Debtors shall have been commenced no later than 11:59 p.m. prevailing Eastern Time on May 25, 2026.

2.            Entry of the Interim DIP Order. The Bankruptcy Court shall have entered the Interim DIP Order no later than four (4) calendar days following the Petition Date.

3.            Entry of the Solicitation Procedures Order and Conditional Approval of Disclosure Statement. The Bankruptcy Court shall have entered the Solicitation Procedures Order and conditionally approved the Disclosure Statement no later than four (4) Business Days following the Petition Date.

4.            Entry of the Final DIP Order. The Bankruptcy Court shall have entered the Final DIP Order no later than thirty-five (35) calendar days following the Petition Date.

5.            Entry of the Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order no later than sixty (60) calendar days following the Petition Date.

6.            Plan Effective Date. The Plan Effective Date shall have occurred on or before the Outside Date.

EXHIBIT D

OpCo DIP Commitment Letter

Confidential

May 13, 2026

Trinseo Holding S.à r.l.

c/o Trinseo LLC

440 E. Swedesford Road, Suite 301

Wayne, PA 19087

Attn: David Stasse

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn: Ryan Preston Dahl; Benjamin M. Rhode; George Klidonas

Email:  ryan.dahl@lw.com; Benjamin.rhode@lw.com; George.klidonas@lw.com

Re:	Commitment Letter – OpCo Debtor-In-Possession Facility

Ladies and Gentlemen:

Trinseo Luxco S.à r.l. (“OpCo Holdings”), Trinseo Holding S.à r.l. (“Trinseo SARL” or “OpCo Lead Borrower”) and Trinseo Materials Finance, Inc., (“OpCo Co-Borrower” and, together with the SHC Lead Borrower, the “OpCo Borrowers” and each, a “Opco Borrower”) and certain of Opco Lead Borrower’s direct and indirect subsidiaries and affiliates that are listed as OpCo Debtors on Schedule I to the DIP Term Sheet (as defined below) (such subsidiaries and affiliates, together with the OpCo Borrowers, collectively, the “Opco Debtors”) have advised the undersigned entities (together with their respective successors and permitted assigns, each, a “Commitment Party” and, collectively, the “Commitment Parties”, “we” or “us”) that the OpCo Debtors may determine to file voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (such petitions, collectively, the “Chapter 11 Cases”). Capitalized terms used in this letter agreement (together with all annexes, schedules, exhibits or attachments hereto, collectively, this “Commitment Letter”) without definitions shall have the meanings given to such term in the DIP Facility Term Sheet attached hereto as Exhibit A (together with all attachments thereto, the “DIP Term Sheet”), as context may require.

1.            Commitments.

(a)            In connection with the Chapter 11 Cases, each Commitment Party is pleased to inform you of its several but not joint commitment to provide (directly or through an affiliate) to the OpCo Borrowers, as debtors and debtors-in-possession during the Chapter 11 Cases, in each case, on the terms set forth in the DIP Term Sheet (as defined below), and subject only to the conditions set forth in Section 3 of this Commitment Letter, a senior secured super-priority priming term loan debtor-in-possession facility (the “DIP Facility”) in an aggregate principal amount of $90,000,000 (“DIP Commitment”).

(b)            The OpCo DIP Obligations (as defined in the DIP Term Sheet) of the OpCo Loan Parties (as defined in the DIP Term Sheet) in respect of the DIP Facility and the other OpCo DIP Obligations of the OpCo Loan Parties under the DIP Credit Agreement and the Loan Documents referred to therein (collectively, the “DIP Loan Documents”) shall, with respect to the OpCo Debtors, constitute super-priority claims under section 364(c)(1) of the Bankruptcy Code against each of such OpCo Debtors, on a joint and several basis, with seniority over any and all other claims asserted against such OpCo Debtor, and be entitled to priming and first priority security interests under sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code in all DIP Collateral, in each case, subject to the Carve Out (each, as defined in the DIP Term Sheet), and subject to the relative priorities more fully described in the DIP Term Sheet.

Trinseo PLC

(c)            The OpCo Borrowers agree that (i) Deutsche Bank AG New York Branch Deutsche Bank AG New York Branch or another institution acceptable to the Commitment Parties and reasonably acceptable to the OpCo Lead Borrower will act as the administrative agent in respect of the DIP Facility and (ii) Deutsche Bank AG New York Branch or another institution acceptable to the Commitment Parties and reasonably acceptable to the OpCo Lead Borrower will act as the collateral agent in respect of the DIP Facility (in such capacities, together with their successors and permitted assigns, in such capacities, the “DIP Agent”) on the terms and subject to the conditions set forth in this Commitment Letter and the DIP Term Sheet.

2.            Put Option Premium.

(a)            As consideration for the OpCo Borrowers’ right to cause the Commitment Parties to make advances under the DIP Facility, the OpCo Borrowers shall pay to the Commitment Parties, a nonrefundable put option premium in an aggregate amount equal to 7.5% of the OpCo New Money Commitments (as defined in the Term Sheet) provided to the SHC Borrowers on the Closing Date, as allocated to each Commitment Party based on its Commitment Percentage (the “Put Option Premium”), which Put Option Premium shall be fully earned upon entry of the Interim OpCo DIP Order and shall be due and payable in kind on each date that the OpCo New Money Loans are funded (and based on the aggregate principal amount of such OpCo New Money Loans funded on such date), by increasing the aggregate principal amount of OpCo New Money Loans on such date.

(b)            The OpCo Borrowers and the Commitment Parties agree that the Put Option Premium shall be taken into account for U.S. federal income tax purposes as a “put option premium” (and not, for the avoidance of doubt, as payment for services), and none of the OpCo Borrowers shall take any position or action inconsistent with such treatment and/or characterization unless required by applicable law. The Parties agree that, as of the date hereof, no deduction or withholding of tax is required by law with respect to the payment of the Put Option Premium under this Commitment Letter.

3.            Conditions. The commitments of each Commitment Party with respect to the DIP Facility and the availability and funding of the DIP Facility are in all respects subject to the satisfaction (or waiver by the Commitment Parties, in their reasonable discretion) solely of the conditions in the section of the DIP Term Sheet entitled “Conditions Precedent to Closing and the Initial Borrowing” (the “Conditions Precedent to Closing”). The DIP documents (i) shall be negotiated in good faith by you and us to finalize such documents as promptly as reasonably practicable, (ii) shall contain the terms and conditions set forth in this Commitment Letter (including, without limitation, the DIP Term Sheet and the Conditions Precedent to Closing), and (iii) to the extent any terms or conditions are not set forth in this Commitment Letter, such terms and conditions shall be consistent with the Documentation Principles set forth in the DIP Term Sheet (notwithstanding the foregoing, no such terms or conditions referenced in this clause (iii) shall be a condition to the obligations of the Commitment Party hereunder).

4.            Termination. This Commitment Letter and each Commitment Party’s commitments and undertakings set forth in this Commitment Letter will terminate and expire automatically on the earliest to occur of:

a.	the initial funding of the OpCo DIP Facility on the Closing Date (as defined in DIP Term Sheet);

Trinseo PLC

b.	the earliest date on which any issuance, placement, or incurrence of any debt for borrowed money (including any loans, debt securities or other financings for borrowed money) or equity financings, in each case, by any of the Company Parties with third parties outside the ordinary course of business (other than the DIP Facility, the SHC DIP Facility (as defined in the DIP Term Sheet), the Prepetition Funded Debt (as defined in the Restructuring Support Agreement), the Prepetition A/R Facility (as defined in the Restructuring Support Agreement), the Postpetition A/R Facility (as defined in the Restructuring Support Agreement), any additional RCF Obligations incurred pursuant to the RCF Credit Agreement (each as defined in the Restructuring Support Agreement), including pursuant to any amendments thereto, and any other debt, loans, securities or other financings issued, placed or incurred with the written consent (email being sufficient) of the Commitment Parties) is consummated;

c.	11:59 p.m., New York City time, on May 30, 2026 (as such time may be extended with the prior written consent (email from counsel being sufficient) of the Commitment Parties and the OpCo Lead Borrower), unless the Petition Date shall have occurred prior to such time and, if the Petition Date has occurred by such time, at 11:59 p.m. New York City time, on the date that is three (3) Business Days after such Petition Date, unless, prior to that time, the Bankruptcy Court shall have entered the Interim OpCo DIP Order; or

d.	the filing by any Company Party of any motion or request in the Chapter 11 Cases or in any other legal proceeding seeking, or the entry by the Bankruptcy Court of, an order (i) directing the appointment of a chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) terminating or modifying the exclusive right of the Company Parties to file a plan of reorganization under section 1121 of the Bankruptcy Code.

5.	Assignment; Binding Agreement.

(a)            This Commitment Letter may not be assigned by any OpCo Holdings or any OpCo Borrower to any other person or entity without the prior written consent of each Commitment Party, and any attempted assignment without such consent shall be void. Subject in all respects to the rights of the Commitment Parties under Section 5(b) and (c), the Commitment Parties may not assign this Commitment Letter, directly or indirectly (by operation of law or otherwise), without the prior written consent of the OpCo Lead Borrower. Any attempted or purported assignment in contravention of this Section 5 shall be null and void and of no force or effect.

Trinseo PLC

(b)            Each Commitment Party’s obligations to fund all or any portion of its DIP Commitment set forth in this Commitment Letter and any of its rights and obligations herein may be assigned by such Commitment Party (i) to one or more of its controlled affiliates or funds or accounts that are administered, managed, or advised by such Commitment Party, or any Person that controls or is under common control with such Commitment Party (each, a “Related Purchaser”), (ii) to any other Commitment Party, and (iii) solely with the prior written consent of the OpCo Lead Borrower, such consent not to be unreasonably withheld or delayed, to any other person or entity. Any attempted or purported assignment in contravention of this Section 5(b) shall be null and void and of no force or effect. As used in this paragraph, “control” means directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Any assignment shall be evidenced by an assignment agreement in form and substance reasonably satisfactory to such assigning Commitment Party and the OpCo Lead Borrower, executed by each of the assignor and the assignee, which shall be delivered to the OpCo Lead Borrower, shall state the aggregate principal amount of the DIP Commitment so assigned. The Lead Borrower shall maintain a copy of each assignment agreement delivered to it and a register for the recordation of the names of each Commitment Party or other person that has an obligation to fund all or a portion of the DIP Commitment or is entitled to a Put Option Premium and the amount of the applicable commitments of, and Put Option Premium (to the extent not pro rata based on commitments) with respect to, each such Commitment Party or other person pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error.

(c)            Each Commitment Party shall have the right to designate by written notice to the SHC Lead Borrower prior to the Closing Date that some or all of its DIP Commitment shall be funded by one or more Related Purchasers, which notice of designation may be delivered via email (it being understood such notice shall not relieve such Commitment Party of its commitments hereunder, and that each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the DIP Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until initial funding under the DIP Facility has occurred).

6.            Cost and Expenses. The Company Parties shall jointly and severally pay all reasonable and documented out-of-pocket costs, expenses and disbursements of the Commitment Parties, including, without limitation, all reasonable and documented fees and out-of-pocket costs, expenses and disbursements of the following: (i) Paul Hastings LLP, as counsel to the Commitment Parties and one local counsel, if any, in each relevant jurisdiction, to the Commitment Parties (taken as a whole), (ii) PJT Partners LP, as financial advisor to the Commitment Parties, and (iii) such other professional advisors hired by the Commitment Parties with the consent of the Company Parties, which consent shall not be unreasonably withheld or delayed (all of the foregoing professionals, collectively, “DIP Professionals”), in each case, in connection with the DIP Facility and the preparation, negotiation, execution and delivery, and enforcement of this Commitment Letter, the Loan Documents, the SHC DIP Orders, the administration of the DIP Facility and the Chapter 11 Cases, including, without limitation, (1) all due diligence, syndication, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the Commitment Parties in connection therewith, (2) the enforcement of any rights and remedies hereunder or under any DIP Loan Document, the enforcement of any DIP Loan Document and the other Obligations of the Debtors under or in respect of the DIP Loan Documents, the DIP Loan Documents themselves (or any of them), or the OpCo DIP Orders or any security therefor or exercising or enforcing any other right or remedy available by reason of a default or event of default under the DIP Loan Documents or otherwise, (3) any amendment, supplement, consent or waiver of or to any provision of this Commitment Letter or the DIP Loan Documents, (4) any refinancing or restructuring of the credit arrangements provided hereunder or under the DIP Loan Documents in the nature of a “work-out” or in the Chapter 11 Cases or any other insolvency or bankruptcy proceeding, (5) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding arising out of, in connection with or related to the Commitment Letter, the DIP Facility, the other Obligations of the Company Parties under or in respect of the DIP Loan Documents, the DIP Loan Documents themselves (or any of them), the OpCo DIP Orders, the Transactions or any other transactions contemplated hereby or thereby, and (6) taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (1) through (5) above. Except as may otherwise be provided in the OpCo DIP Orders, the Company Parties shall pay all out-of-pocket costs, expenses and disbursements of the Commitment Parties required by this paragraph promptly after demand is made therefor by the Commitment Parties (and no later than 10 business days after such demand, which shall be inclusive of, and run concurrent with, any fee review period that may be set forth in the OpCo DIP Orders). The terms set forth in this Section 6 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

Trinseo PLC

7.            Indemnification. Whether or not the transactions contemplated by this Commitment Letter are consummated, the OpCo Borrowers hereby agree, jointly and severally, to indemnify and hold harmless (a) each of the Commitment Parties, (b) each of the current or former Affiliates of each of the Commitment Parties, and (c) each of the current or former stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons of each of the Persons described in clauses (a) and (b) above (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees, but excluding taxes of the Commitment Parties except to the extent otherwise provided for in this Commitment Letter), interest, penalties, judgments and settlements, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to or in connection with, directly or indirectly, this Commitment Letter, including on account of its Commitments, or any claim, litigation, investigation or other action relating to or arising out of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and whether or not any such claim, litigation, investigation or other action is brought by any of the OpCo Borrowers or any of their respective Affiliates, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented legal and other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to, prosecuting or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that are determined by a final, non-appealable decision by a court of competent jurisdiction to have resulted primarily from any act by such Indemnified Party (or by the Commitment Party with which such Indemnified Party is affiliated in the case of an Indemnified Party pursuant to clause (b)) that constitutes actual and intentional fraud, bad faith, willful misconduct, gross negligence or a material breach of the obligations of such Indemnified Party (or the applicable Commitment Party) under this Commitment Letter. The OpCo Borrowers shall not be liable for any settlement of any indemnified Losses effected without their written consent (which consent shall not be unreasonably withheld). The terms set forth in this Section 6 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

8.            No Recourse. Notwithstanding anything that may be expressed or implied in this Commitment Letter, and notwithstanding the fact that certain of the Commitment Parties may be partnerships or limited liability companies, the OpCo Borrowers covenant, agree and acknowledge that no recourse under this Commitment Letter shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any Commitment Party or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any of the foregoing (other than any of the foregoing that is a Commitment Party) (any such Entity, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Commitment Party under this Commitment Letter for any claim based on, in respect of or by reason of such obligations or their creation.

Trinseo PLC

9.            Notice. Except as otherwise expressly provided in this Commitment Letter, all notices, requests, demands, document deliveries and other communications under this Commitment Letter shall be in writing and shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail to a party, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (“e-mail”), when delivered. Any notice, request, demand, document delivery or other communication under this Commitment Letter sent or delivered to any Commitment Party shall also be sent or delivered to Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, Attn: Kris Hansen (krishansen@paulhastings.com); Chris Guhin (chrisguhin@paulhastings.com); Alex Cota (alexcota@paulhastings.com); and Sal Perrotto (salperrotto@paulhastings.com).

10.            No Third Party Beneficiaries. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, nor create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties (solely with respect to Section 7) and (b) the No Recourse Parties (solely with respect to Section 8). The terms set forth in this Section 10 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

11.            Entire Agreement. This Commitment Letter, the DIP Term Sheet, and that certain Restructuring Support Agreement, dated as of May 13, 2026, among the OpCo Borrowers, the Commitment Parties and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), constitute the entire agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, by and among the parties hereto with respect to the subject matter hereof.

12.            Relationship of the Parties. Each party hereto acknowledges and agrees that (a) this Commitment Letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship among the parties hereto and neither this Commitment Letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Commitment Parties under this Commitment Letter are solely contractual in nature. Each party hereto acknowledges and agrees that each Commitment Party and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the OpCo Borrowers and/or the other Commitment Parties, and that this Commitment Letter and the Commitment made by such Commitment Party in no way limits or restricts the ability such Commitment Party or any of their respective Affiliates, now or at any time in the future, with regard to making such investments or engaging in such businesses. The terms set forth in this Section 11 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

13.            No Admission. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Commitment Letter and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Commitment Letter. The terms set forth in this Section 13 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

14.            Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Commitment Letter, facsimile and portable document format signatures (including via DocuSign or a similar service) shall be deemed originals.

Trinseo PLC

15.            Governing Law; Jurisdiction; Waiver of Jury Trial. THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS COMMITMENT LETTER, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS COMMITMENT LETTER SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. Except as prohibited by Law, each OpCo Borrower hereby waives any right which it may have to claim or recover in any action referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the OpCo Borrowers (a) certifies that none of the Commitment Parties nor any agent or representative of any of the Commitment Parties has represented, expressly or otherwise, that the Commitment Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Commitment Letter, the Commitment Parties are relying upon, among other things, the waivers and certifications contained in this Section 15. Notwithstanding the foregoing consent to jurisdiction, following the commencement of the Chapter 11 Cases, each of the parties agrees that the Bankruptcy Court shall have exclusive jurisdiction with respect to any matter under or arising out of or in connection with this DIP Commitment Letter; provided, that the parties acknowledge and agree that any appeals from the Bankruptcy Court may have to be heard by a court other than the Bankruptcy Court. The terms set forth in this Section 15 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

16.            Amendment. Any term or other provision of this Commitment Letter may be amended or modified and the compliance with any term or other provision of this Commitment Letter may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by each Commitment Party and the OpCo Borrowers, or in the case of a waiver, by the Commitment Parties (if compliance by the OpCo Borrowers is being waived) or by the Commitment Parties and the OpCo Borrowers (if compliance by any of the Commitment Parties is being waived).

17.            Several, Not Joint, Obligations. The covenants, commitments, agreements and other obligations of the Commitment Parties under this Commitment Letter are, in all respects, several and not joint or joint and several, such that no Commitment Party shall be liable or otherwise responsible for any covenants, commitments, agreements and other obligations of any other Commitment Party, or any breach or violation thereof. The terms set forth in this Section 17 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

Trinseo PLC

18.            Confidentiality. The OpCo Borrowers and OpCo Holdings agree to keep confidential and not provide or disclose to any Person the amounts and percentages set forth on Annex A of this Commitment Letter, except (a) as expressly permitted by the Commitment Parties hereto, (b) as required by a final non-appealable court order, (c) disclosures to the SHC Borrowers’ agents or representatives in connection with the transactions contemplated hereby and subject to their agreement to maintain the confidentiality of such disclosed information, (d) disclosures pursuant to the order of any court or administrative agency in any pending legal, judicial, regulatory, or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of legal counsel to the OpCo Borrowers (and in each such case the OpCo Borrowers agree (i) to the extent practicable and not prohibited by applicable law, rule or regulation to inform the Commitment Parties promptly thereof and, to the extent practicable, prior to such disclosure and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (e) to the extent necessary in connection with the enforcement of your rights hereunder, or (f) as ordered by the Bankruptcy Court.

19.            E-mail Consents. Where a written and/or signed consent, acceptance, approval, extension, amendment, modification, or waiver is required pursuant to or contemplated by this Commitment Letter, including any of the foregoing by the OpCo Borrowers or the Commitment Parties, such written and/or signed consent, acceptance, approval, extension, amendment, modification, or waiver shall be deemed to have been provided, entered into or occurred if such consent, acceptance, approval, extension, amendment, modification, or waiver is given or made by the applicable party(ies) or counsel to the applicable party(ies) to the other applicable party(ies) or counsel to the other applicable party(ies) by e-mail or is entered into by the applicable party(ies) or counsel to the applicable party(ies) with the other applicable party(ies) or counsel to the other applicable party(ies) by e-mail.

20.            Interpretation; Rules of Construction. When a reference is made in this Commitment Letter to a Section, Exhibit or Annex, such reference is to a Section of, or Exhibit or Annex to, this Commitment Letter unless otherwise indicated. Unless the context of this Commitment Letter otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Commitment Letter, and (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Commitment Letter and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Commitment Letter or the fact that any terms or provisions have been added, deleted or otherwise modified from any prior drafts of this Commitment Letter shall not be construed in favor of or against any party on account of its participation in any negotiations and/or drafting of this Commitment Letter or be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts. The terms set forth in this Section 20 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

21.            Further Assurances. Subject to the other terms of this Commitment Letter, the parties hereto agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Commitment Letter, as may be reasonably appropriate or necessary from time to time to effectuate the transactions contemplated by this Commitment Letter.

[Remainder of Page Intentionally Left Blank.]

ACCEPTED AND AGREED:

TRINSEO LUXCO S.À R.L.

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

c/o Trinseo LLC Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com

TRINSEO HOLDING S.À R.L.

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

c/o Trinseo LLC Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com

TRINSEO MATERIALS FINANCE, INC.

By:	/s/ David Stasse
Name: David Stasse
Title: Executive Vice President and Chief Financial Officer

c/o Trinseo LLC Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com

[Signature Page to Commitment Letter]

EXHIBIT A

DIP Term Sheet

[Intentionally Omitted]

Annex A

[COMMITMENTS ON FILE WITH THE COMPANY]

EXHIBIT E

Super HoldCo DIP Commitment Letter

Confidential

May 13, 2026

Trinseo Luxco Finance SPV S.à r.l.

c/o Trinseo LLC

440 E. Swedesford Road, Suite 301

Wayne, PA 19087

Attn: David Stasse

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn: Ryan Preston Dahl; Benjamin M. Rhode; George Klidonas

Email:  ryan.dahl@lw.com; Benjamin.rhode@lw.com; George.klidonas@lw.com

Re: Commitment Letter – SHC Debtor-In-Possession Facility

Ladies and Gentlemen:

Trinseo NA Finance LLC, a Texas limited liability company (“SHC Holdings” and, together with the SHC Borrowers (as defined below), “you”), Trinseo Luxco Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg (“ “SHC Lead Borrower”) and Trinseo NA Finance SPV LLC, a Delaware limited liability company (“SHC Co-Borrower” and, together with the SHC Lead Borrower, the “SHC Borrowers” and each, a “SHC Borrower”) and certain of SHC Lead Borrower’s direct and indirect subsidiaries and affiliates that are listed as SHC Debtors on Schedule I to the DIP Term Sheet (as defined below) (such subsidiaries and affiliates, together with the SHC Borrowers, collectively, the “SHC Debtors”) have advised the undersigned entities (together with their respective successors and permitted assigns, each, a “Commitment Party” and, collectively, the “Commitment Parties”, “we” or “us”) that the SHC Debtors may determine to file voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (such petitions, collectively, the “Chapter 11 Cases”). Capitalized terms used in this letter agreement (together with all annexes, schedules, exhibits or attachments hereto, collectively, this “Commitment Letter”) without definitions shall have the meanings given to such term in the DIP Facility Term Sheet attached hereto as Exhibit A (together with all attachments thereto, the “DIP Term Sheet”), as context may require.

1.             Commitments.

(a)            In connection with the Chapter 11 Cases, each Commitment Party is pleased to inform you of its several but not joint commitment to provide (directly or through an affiliate) to the SHC Borrowers, as debtors and debtors-in-possession during the Chapter 11 Cases, in each case, on the terms set forth in the DIP Term Sheet (as defined below), and subject only to the conditions set forth in Section 3 of this Commitment Letter, a senior secured super-priority priming term loan debtor-in-possession facility (the “DIP Facility”) in an aggregate principal amount of $52,500,000 (“DIP Commitment”).

(b)            The SHC DIP Obligations (as defined in the DIP Term Sheet) of the SHC Loan Parties (as defined in the DIP Term Sheet) in respect of the DIP Facility and the other SHC DIP Obligations of the SHC Loan Parties under the DIP Credit Agreement and the Loan Documents referred to therein (collectively, the “DIP Loan Documents”) shall, with respect to the SHC Debtors, constitute super-priority claims under section 364(c)(1) of the Bankruptcy Code against each of such SHC Debtors, on a joint and several basis, with seniority over any and all other claims asserted against such SHC Debtor, and be entitled to priming and first priority security interests under sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code in all DIP Collateral, in each case, subject to the Carve Out (each, as defined in the DIP Term Sheet), and subject to the relative priorities more fully described in the DIP Term Sheet.

Trinseo Luxco Finance SPV S.à r.l.

(c)            The SHC Borrowers agree that (i) Alter Domus (US) LLC or another institution acceptable to the Commitment Parties and reasonably acceptable to the SHC Lead Borrower will act as the administrative agent in respect of the DIP Facility and (ii) Alter Domus (US) LLC or another institution acceptable to the Commitment Parties and reasonably acceptable to the SHC Lead Borrower will act as the collateral agent in respect of the DIP Facility (in such capacities, together with their successors and permitted assigns, in such capacities, the “DIP Agent”) on the terms and subject to the conditions set forth in this Commitment Letter and the DIP Term Sheet.

2.             Put Option Premium.

(a)            As consideration for the SHC Borrowers’ right to cause the Commitment Parties to make advances under the DIP Facility, the SHC Borrowers shall pay to the Commitment Parties, a nonrefundable put option premium in an aggregate amount equal to 7.5% of the SHC New Money Commitments (as defined in the Term Sheet) provided to the SHC Borrowers on the Closing Date, as allocated to each Commitment Party based on its Commitment Percentage (the “Put Option Premium”), which Put Option Premium shall be fully earned upon entry of the Interim SHC DIP Order and shall be due and payable in kind on each date that the SHC New Money Loans are funded (and based on the aggregate principal amount of such SHC New Money Loans funded on such date), by increasing the aggregate principal amount of SHC New Money Loans on such date.

(b)            The SHC Borrowers and the Commitment Parties agree that the Put Option Premium shall be taken into account for U.S. federal income tax purposes as a “put option premium” (and not, for the avoidance of doubt, as payment for services), and none of the SHC Borrowers shall take any position or action inconsistent with such treatment and/or characterization unless required by applicable law. The Parties agree that, as of the date hereof, no deduction or withholding of tax is required by law with respect to the payment of the Put Option Premium under this Commitment Letter.

3.             Conditions. The commitments of each Commitment Party with respect to the DIP Facility and the availability and funding of the DIP Facility are in all respects subject to the satisfaction (or waiver by the Commitment Parties, in their reasonable discretion) solely of the conditions in the section of the DIP Term Sheet entitled “Conditions Precedent to Closing and the Initial Borrowing” (the “Conditions Precedent to Closing”). The DIP documents (i) shall be negotiated in good faith by you and us to finalize such documents as promptly as reasonably practicable, (ii) shall contain the terms and conditions set forth in this Commitment Letter (including, without limitation, the DIP Term Sheet and the Conditions Precedent to Closing), and (iii) to the extent any terms or conditions are not set forth in this Commitment Letter, such terms and conditions shall be consistent with the Documentation Principles set forth in the DIP Term Sheet (notwithstanding the foregoing, no such terms or conditions referenced in this clause (iii) shall be a condition to the obligations of the Commitment Party hereunder).

Trinseo Luxco Finance SPV S.à r.l.

4.             Termination. This Commitment Letter and each Commitment Party’s commitments and undertakings set forth in this Commitment Letter will terminate and expire automatically on the earliest to occur of:

a.	the initial funding of the SHC DIP Facility on the Closing Date (as defined in DIP Term Sheet);

b.	the earliest date on which any issuance, placement, or incurrence of any debt for borrowed money (including any loans, debt securities or other financings for borrowed money) or equity financings, in each case, by any of the Company Parties with third parties outside the ordinary course of business (other than the DIP Facility, the OpCo DIP Facility (as defined in the DIP Term Sheet), the Prepetition Funded Debt (as defined in the Restructuring Support Agreement), the Prepetition A/R Facility (as defined in the Restructuring Support Agreement), the Postpetition A/R Facility (as defined in the Restructuring Support Agreement), any additional RCF Obligations incurred pursuant to the RCF Credit Agreement (each as defined in the Restructuring Support Agreement), including pursuant to any amendments thereto, and any other debt, loans, securities or other financings issued, placed or incurred with the written consent (email being sufficient) of the Commitment Parties) is consummated;

c.	11:59 p.m., New York City time, on May 30, 2026 (as such time may be extended with the prior written consent (email from counsel being sufficient) of the Commitment Parties and the SHC Lead Borrower), unless the Petition Date shall have occurred prior to such time and, if the Petition Date has occurred by such time, at 11:59 p.m. New York City time, on the date that is three (3) Business Days after such Petition Date, unless, prior to that time, the Bankruptcy Court shall have entered the Interim SHC DIP Order; or

d.	the filing by any Company Party of any motion or request in the Chapter 11 Cases or in any other legal proceeding seeking, or the entry by the Bankruptcy Court of, an order (i) directing the appointment of a chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) terminating or modifying the exclusive right of the Company Parties to file a plan of reorganization under section 1121 of the Bankruptcy Code.

5.	Assignment; Binding Agreement.

(a)             This Commitment Letter may not be assigned by SHC Holdings or any SHC Borrower to any other person or entity without the prior written consent of each Commitment Party, and any attempted assignment without such consent shall be void. Subject in all respects to the rights of the Commitment Parties under Section 5(b) and (c), the Commitment Parties may not assign this Commitment Letter, directly or indirectly (by operation of law or otherwise), without the prior written consent of the SHC Lead Borrower. Any attempted or purported assignment in contravention of this Section 5 shall be null and void and of no force or effect.

(b)             Each Commitment Party’s obligations to fund all or any portion of its DIP Commitment set forth in this Commitment Letter and any of its rights and obligations herein may be assigned by such Commitment Party (i) to one or more of its controlled affiliates or funds or accounts that are administered, managed, or advised by such Commitment Party, or any Person that controls or is under common control with such Commitment Party (each, a “Related Purchaser”), (ii) to any other Commitment Party, and (iii) solely with the prior written consent of the SHC Lead Borrower, such consent not to be unreasonably withheld or delayed, to any other person or entity. Any attempted or purported assignment in contravention of this Section 5(b) shall be null and void and of no force or effect. As used in this paragraph, “control” means directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Any assignment shall be evidenced by an assignment agreement in form and substance reasonably satisfactory to such assigning Commitment Party and the SHC Lead Borrower, executed by each of the assignor and the assignee, which shall be delivered to the SHC Lead Borrower, shall state the aggregate principal amount of the DIP Commitment so assigned. The Lead Borrower shall maintain a copy of each assignment agreement delivered to it and a register for the recordation of the names of each Commitment Party or other person that has an obligation to fund all or a portion of the DIP Commitment or is entitled to a Put Option Premium and the amount of the applicable commitments of, and Put Option Premium (to the extent not pro rata based on commitments) with respect to, each such Commitment Party or other person pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error.

Trinseo Luxco Finance SPV S.à r.l.

(c)             Each Commitment Party shall have the right to designate by written notice to the SHC Lead Borrower prior to the Closing Date that some or all of its DIP Commitment shall be funded by one or more Related Purchasers, which notice of designation may be delivered via email (it being understood such notice shall not relieve such Commitment Party of its commitments hereunder, and that each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the DIP Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until initial funding under the DIP Facility has occurred).

6.             Cost and Expenses. The Company Parties shall jointly and severally pay all reasonable and documented out-of-pocket costs, expenses and disbursements of the Commitment Parties, including, without limitation, all reasonable and documented fees and out-of-pocket costs, expenses and disbursements of the following: (i) Paul Hastings LLP, as counsel to the Commitment Parties and one local counsel, if any, in each relevant jurisdiction, to the Commitment Parties (taken as a whole), (ii) PJT Partners LP, as financial advisor to the Commitment Parties, and (iii) such other professional advisors hired by the Commitment Parties with the consent of the Company Parties, which consent shall not be unreasonably withheld or delayed (all of the foregoing professionals, collectively, “DIP Professionals”), in each case, in connection with the DIP Facility and the preparation, negotiation, execution and delivery, and enforcement of this Commitment Letter, the Loan Documents, the SHC DIP Orders, the administration of the DIP Facility and the Chapter 11 Cases, including, without limitation, (1) all due diligence, syndication, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the Commitment Parties in connection therewith, (2) the enforcement of any rights and remedies hereunder or under any DIP Loan Document, the enforcement of any DIP Loan Document and the other Obligations of the Debtors under or in respect of the DIP Loan Documents, the DIP Loan Documents themselves (or any of them), or the SHC DIP Orders or any security therefor or exercising or enforcing any other right or remedy available by reason of a default or event of default under the DIP Loan Documents or otherwise, (3) any amendment, supplement, consent or waiver of or to any provision of this Commitment Letter or the DIP Loan Documents, (4) any refinancing or restructuring of the credit arrangements provided hereunder or under the DIP Loan Documents in the nature of a “work-out” or in the Chapter 11 Cases or any other insolvency or bankruptcy proceeding, (5) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding arising out of, in connection with or related to the Commitment Letter, the DIP Facility, the other Obligations of the Company Parties under or in respect of the DIP Loan Documents, the DIP Loan Documents themselves (or any of them), the SHC DIP Orders, the Transactions or any other transactions contemplated hereby or thereby, and (6) taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (1) through (5) above. Except as may otherwise be provided in the SHC DIP Orders, the Company Parties shall pay all out-of-pocket costs, expenses and disbursements of the Commitment Parties required by this paragraph promptly after demand is made therefor by the Commitment Parties (and no later than 10 business days after such demand, which shall be inclusive of, and run concurrent with, any fee review period that may be set forth in the SHC DIP Orders). The terms set forth in this Section 6 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

Trinseo Luxco Finance SPV S.à r.l.

7.             Indemnification. Whether or not the transactions contemplated by this Commitment Letter are consummated, the SHC Borrowers hereby agree, jointly and severally, to indemnify and hold harmless (a) each of the Commitment Parties, (b) each of the current or former Affiliates of each of the Commitment Parties, and (c) each of the current or former stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons of each of the Persons described in clauses (a) and (b) above (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees, but excluding taxes of the Commitment Parties except to the extent otherwise provided for in this Commitment Letter), interest, penalties, judgments and settlements, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to or in connection with, directly or indirectly, this Commitment Letter, including on account of its Commitments, or any claim, litigation, investigation or other action relating to or arising out of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and whether or not any such claim, litigation, investigation or other action is brought by any of the SHC Borrowers or any of their respective Affiliates, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented legal and other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to, prosecuting or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that are determined by a final, non-appealable decision by a court of competent jurisdiction to have resulted primarily from any act by such Indemnified Party (or by the Commitment Party with which such Indemnified Party is affiliated in the case of an Indemnified Party pursuant to clause (b)) that constitutes actual and intentional fraud, bad faith, willful misconduct, gross negligence or a material breach of the obligations of such Indemnified Party (or the applicable Commitment Party) under this Commitment Letter. The SHC Borrowers shall not be liable for any settlement of any indemnified Losses effected without their written consent (which consent shall not be unreasonably withheld). The terms set forth in this Section 7 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

8.             No Recourse. Notwithstanding anything that may be expressed or implied in this Commitment Letter, and notwithstanding the fact that certain of the Commitment Parties may be partnerships or limited liability companies, the SHC Borrowers covenant, agree and acknowledge that no recourse under this Commitment Letter shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any Commitment Party or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any of the foregoing (other than any of the foregoing that is a Commitment Party) (any such Entity, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Commitment Party under this Commitment Letter for any claim based on, in respect of or by reason of such obligations or their creation.

Trinseo Luxco Finance SPV S.à r.l.

9.             Notice. Except as otherwise expressly provided in this Commitment Letter, all notices, requests, demands, document deliveries and other communications under this Commitment Letter shall be in writing and shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail to a party, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (“e-mail”), when delivered. Any notice, request, demand, document delivery or other communication under this Commitment Letter sent or delivered to any Commitment Party shall also be sent or delivered to Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, Attn: Kris Hansen (krishansen@paulhastings.com); Chris Guhin (chrisguhin@paulhastings.com); Alex Cota (alexcota@paulhastings.com); and Sal Perrotto (salperrotto@paulhastings.com).

10.           No Third Party Beneficiaries. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, nor create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties (solely with respect to Section 7) and (b) the No Recourse Parties (solely with respect to Section 8). The terms set forth in this Section 10 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

11.           Entire Agreement. This Commitment Letter, the DIP Term Sheet, and that certain Restructuring Support Agreement, dated as of May 13, 2026, among the SHC Borrowers, the Commitment Parties and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), constitute the entire agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, by and among the parties hereto with respect to the subject matter hereof.

12.           Relationship of the Parties. Each party hereto acknowledges and agrees that (a) this Commitment Letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship among the parties hereto and neither this Commitment Letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Commitment Parties under this Commitment Letter are solely contractual in nature. Each party hereto acknowledges and agrees that each Commitment Party and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the SHC Borrowers and/or the other Commitment Parties, and that this Commitment Letter and the Commitment made by such Commitment Party in no way limits or restricts the ability such Commitment Party or any of their respective Affiliates, now or at any time in the future, with regard to making such investments or engaging in such businesses. The terms set forth in this Section 11 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

13.           No Admission. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Commitment Letter and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Commitment Letter. The terms set forth in this Section 13 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

Trinseo Luxco Finance SPV S.à r.l.

14.           Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Commitment Letter, facsimile and portable document format signatures (including via DocuSign or a similar service) shall be deemed originals.

15.           Governing Law; Jurisdiction; Waiver of Jury Trial. THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS COMMITMENT LETTER, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS COMMITMENT LETTER SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. Except as prohibited by Law, each SHC Borrower hereby waives any right which it may have to claim or recover in any action referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the SHC Borrowers (a) certifies that none of the Commitment Parties nor any agent or representative of any of the Commitment Parties has represented, expressly or otherwise, that the Commitment Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Commitment Letter, the Commitment Parties are relying upon, among other things, the waivers and certifications contained in this Section 15. Notwithstanding the foregoing consent to jurisdiction, following the commencement of the Chapter 11 Cases, each of the parties agrees that the Bankruptcy Court shall have exclusive jurisdiction with respect to any matter under or arising out of or in connection with this DIP Commitment Letter; provided, that the parties acknowledge and agree that any appeals from the Bankruptcy Court may have to be heard by a court other than the Bankruptcy Court. The terms set forth in this Section 15 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

16.           Amendment. Any term or other provision of this Commitment Letter may be amended or modified and the compliance with any term or other provision of this Commitment Letter may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by each Commitment Party and the SHC Borrowers, or in the case of a waiver, by the Commitment Parties (if compliance by the SHC Borrowers is being waived) or by the Commitment Parties and the SHC Borrowers (if compliance by any of the Commitment Parties is being waived); provided, that the SHC Borrowers and the Commitment Parties constituting Requisite Supporting Term Lenders under and as defined in the Restructuring Support Agreement may amend or amend and restate this Commitment Letter, without the consent of the other Commitment Parties, for the purpose of giving effect to the offer and syndication of the DIP Facility contemplated by the Restructuring Support Agreement (it being understood any amendments or modifications beyond this scope shall require the consent of each Commitment Party and the SHC Borrowers in accordance with this Section 16).

17.           Several, Not Joint, Obligations. The covenants, commitments, agreements and other obligations of the Commitment Parties under this Commitment Letter are, in all respects, several and not joint or joint and several, such that no Commitment Party shall be liable or otherwise responsible for any covenants, commitments, agreements and other obligations of any other Commitment Party, or any breach or violation thereof. The terms set forth in this Section 17 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

Trinseo Luxco Finance SPV S.à r.l.

18.           Confidentiality. The SHC Borrowers and SHC Holdings agree to keep confidential and not provide or disclose to any Person the amounts and percentages set forth on Annex A of this Commitment Letter, except (a) as expressly permitted by the Commitment Parties hereto, (b) as required by a final non-appealable court order, (c) disclosures to the SHC Borrowers’ agents or representatives in connection with the transactions contemplated hereby and subject to their agreement to maintain the confidentiality of such disclosed information, (d) disclosures pursuant to the order of any court or administrative agency in any pending legal, judicial, regulatory, or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of legal counsel to the SHC Borrowers (and in each such case the SHC Borrowers agree (i) to the extent practicable and not prohibited by applicable law, rule or regulation to inform the Commitment Parties promptly thereof and, to the extent practicable, prior to such disclosure and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (e) to the extent necessary in connection with the enforcement of your rights hereunder, or (f) as ordered by the Bankruptcy Court.

19.           E-mail Consents. Where a written and/or signed consent, acceptance, approval, extension, amendment, modification, or waiver is required pursuant to or contemplated by this Commitment Letter, including any of the foregoing by the SHC Borrowers or the Commitment Parties, such written and/or signed consent, acceptance, approval, extension, amendment, modification, or waiver shall be deemed to have been provided, entered into or occurred if such consent, acceptance, approval, extension, amendment, modification, or waiver is given or made by the applicable party(ies) or counsel to the applicable party(ies) to the other applicable party(ies) or counsel to the other applicable party(ies) by e-mail or is entered into by the applicable party(ies) or counsel to the applicable party(ies) with the other applicable party(ies) or counsel to the other applicable party(ies) by e-mail.

20.           Interpretation; Rules of Construction. When a reference is made in this Commitment Letter to a Section, Exhibit or Annex, such reference is to a Section of, or Exhibit or Annex to, this Commitment Letter unless otherwise indicated. Unless the context of this Commitment Letter otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Commitment Letter, and (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Commitment Letter and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Commitment Letter or the fact that any terms or provisions have been added, deleted or otherwise modified from any prior drafts of this Commitment Letter shall not be construed in favor of or against any party on account of its participation in any negotiations and/or drafting of this Commitment Letter or be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts. The terms set forth in this Section 20 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

21.           Further Assurances. Subject to the other terms of this Commitment Letter, the parties hereto agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Commitment Letter, as may be reasonably appropriate or necessary from time to time to effectuate the transactions contemplated by this Commitment Letter.

[Remainder of Page Intentionally Left Blank.]

ACCEPTED AND AGREED:

TRINSEO NA FINANCE LLC

By:	/s/ David Stasse
Name: David Stasse
Title: Manager and Executive Vice President and Chief Financial Officer

c/o Trinseo LLC Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com

TRINSEO LUXCO FINANCE SPV S.À R.L.

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

c/o Trinseo LLC Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com

TRINSEO NA FINANCE SPV LLC

By:	/s/ David Stasse
Name: David Stasse
Title: Manager and Executive Vice President and Chief Financial Officer

c/o Trinseo LLC Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com

[Signature Page to Commitment Letter]

EXHIBIT A

DIP Term Sheet

[Intentionally Omitted]

Annex A

[COMMITMENTS ON FILE WITH THE COMPANY]